===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. 4)
                               ------------------

Filed by Registrant        [X]
Filed by a Party other than the Registrant   [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (beta)240.14a-11(c) or (beta)240.14a-12


                          Concentra Managed Care, Inc.
                (Name of Registrant as Specified in its Charter)


                 ----------------------------------------------
        (Name of Person Filing Proxy Statement if other than Registrant)


Payment of Filing Fee (Check the appropriate box): No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.

   (1) Title of each class of securities to which the transaction applies:
       Common Stock ("Concentra Common Stock"), par value $0.01 per share, of Concentra Managed Care, Inc. (the "Company").

   (2) Aggregate number of securities to which transaction applies: (i) 47,294,074 shares of Concentra Common Stock and (ii) vested "in-the-money" options to purchase 1,212,945 shares of Concentra Common Stock.

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $16.50 per share in cash-out merger plus the difference between $16.50 and the weighted average exercise price of $6.48 for each share subject to a vested "in the money" option.

   (4) Proposed maximum aggregate value of the transaction: 47,294,074 shares of Concentra Common Stock x $16.50 per share = $780,352,221 $12,153,708.90 to be paid to option holders Total proposed maximum aggregate value of the transaction: $792,505,929.90

   (5) Total fee paid: $158,501.19 (wired to Mellon Bank, N.A. on March 29,
       1999).

[ ]    Fee paid previously with preliminary materials.
[ ]    Check box if any part of the fee is offset as provided  by  Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                          CONCENTRA MANAGED CARE, INC.
                                 312 Union Wharf
                           Boston, Massachusetts 02109

                                                         ________________, 1999
Dear Stockholders:

     You are cordially invited to attend a Special Meeting of Stockholders of Concentra Managed Care, Inc. to be held on _____________, 1999, at 10:00 a.m., local time, at ___________________ _________________________. The purpose of the special meeting is for you to vote upon a merger that, if consummated, will result in you receiving $16.50 in cash per share for your shares of Concentra common stock, subject to your appraisal rights under Delaware law.

     If you approve the merger, Yankee Acquisition Corp., a newly formed Delaware corporation, will be merged with and into Concentra with Concentra being the surviving corporation in the merger. Yankee was created only to engage in the merger and was organized and is currently owned by Welsh, Carson, Anderson & Stowe VIII, L.P. Welsh, Carson, Anderson & Stowe VIII, L.P. owns 14.97% of Concentra's common stock. Its affiliate was an investor in OccuSystems, Inc., which merged with CRA Managed Care, Inc. to form Concentra in 1997. Affiliates of Ferrer Freeman Thompson & Co., LLC have agreed to purchase about 7.0% of Yankee's capital stock prior to the merger.

     Concentra's Board of Directors formed a special committee consisting of two independent directors to evaluate the merger. The special committee has unanimously recommended to the Board that the merger be approved. In connection with the merger, BT Alex. Brown Incorporated, Concentra's financial advisor, delivered to the Board and the special committee an opinion as to the fairness, from a financial point of view, of the merger consideration to the holders of Concentra common stock, other than Welsh, Carson, Anderson & Stowe VIII, L.P. or its affiliates. The written opinion of BT Alex. Brown dated March 2, 1999 is attached as Appendix B to the enclosed proxy statement, and you should read it carefully in its entirety.

     The approval and determination of the board were based on a number of factors including the recommendation of the special committee, the opinion of BT Alex. Brown and the other factors and negative aspects of the merger agreement that are described in "Special Factors--The Special Committee's and the Board's Recommendation" in the enclosed proxy statement.

     The board has determined that the merger is advisable and fair to you and in your best interest. The board therefore recommends that you approve and adopt the merger agreement.

     We cannot complete the merger unless the stockholders approve it. The accompanying proxy statement provides detailed information about the proposed merger, and it includes a copy of the merger agreement attached as Appendix A.

     Please give all of this information your careful attention. Approval of the merger at the special meeting will require the affirmative vote of the holders of a majority of the outstanding shares of Concentra common stock entitled to vote at the special meeting. [WCAS has agreed to vote, and to cause its affiliates to vote, all shares of Concentra common stock owned by WCAS or any of its affiliates for and against the merger agreement in the same proportion that the public stockholders of Concentra vote their shares for and against the merger agreement.] Whether or not you plan to attend, it is important that your shares are represented at the special meeting. A failure to vote will count as a vote against the merger. Accordingly, you are requested to promptly complete, sign and date the enclosed proxy card and return it in the envelope provided or vote by telephone or through the Internet as detailed in the form of Concentra's proxy attached hereto, whether or not you plan to attend. This will not prevent you from voting your shares in person if you later choose to attend the special meeting. If the merger is approved by the stockholders, you will receive instructions for surrendering your Concentra share certificates and a letter of transmittal to be used for this purpose. You should not submit your share certificates for exchange until you have received the instructions and the letter of transmittal.

      Sincerely,

      Daniel J. Thomas
      President and Chief Executive
      Officer

This proxy statement is dated _____________, 1999 and is first being mailed to Concentra stockholders on or about _____________, 1999.

                          CONCENTRA MANAGED CARE, INC.
                                 312 UNION WHARF
                           BOSTON, MASSACHUSETTS 02109
                                 617/367-2163

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON _____________, 1999

To the Stockholders of Concentra Managed Care, Inc.:

     This is a notice that a Special Meeting of Stockholders of Concentra Managed Care, Inc., a Delaware corporation, will be held on __________, 1999 at 10:00 a.m., local time, at ____________________________. The purpose of this meeting is for you to:

     1. Consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger, dated as of March 24, 1999. Pursuant to the merger agreement, Yankee Acquisition Corp., a newly formed Delaware corporation, will be merged with and into Concentra. Each outstanding share of Concentra common stock will be converted into the right to receive $16.50 in cash, without interest, other than shares held by Concentra stockholders who are entitled to and have perfected their dissenters' appraisal rights. Shares held by Concentra, its subsidiaries, and Yankee or its affiliates will be canceled in the merger. A copy of the merger agreement is attached as Appendix A to, and is described in, the accompanying proxy statement.

     2. Consider and act upon any other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.


     Concentra's Board of Directors has determined that only holders of shares of Concentra common stock at the close of business on _______________, 1999, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the special meeting accompany and form a part of this notice.


                                             By order of the Board of Directors,

                                             ------------------------------
                                             Richard A. Parr II
                                             Executive Vice President,
                                             General Counsel and
                                             Corporate Secretary

Boston, Massachusetts

__________, 1999                         _______________________

     WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY ALSO VOTE TELEPHONICALLY BY TOUCH-TONE TELEPHONE OR THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS CONTAINED ON YOUR PROXY CARD. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

     THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     You have the right to dissent from the merger and to receive payment of the "fair value" of your shares. To do so, you must comply with the procedures set forth in Section 262 of the Delaware General Corporation Law. See "Rights of Dissenting Stockholders" in the proxy statement that accompanies this notice and the full text of Section 262 of the Delaware General Corporation Law, which is attached as Appendix C and is described in the accompanying proxy statement.

TABLE OF CONTENTS
                                                                                 Page
QUESTIONS AND ANSWERS ABOUT THE MERGER .........................................    1
SUMMARY ........................................................................    4
     The Companies .............................................................    4
     The Special Meeting .......................................................    4
     Record Date; Voting Power .................................................    4
     Voting Procedures .........................................................    5
     Recommendations ...........................................................    5
     Opinion of Concentra's Financial Advisor ..................................    5
     Terms of the Merger Agreement .............................................    5
     Accounting Treatment ......................................................    7
     Interests that Differ from Your Interests .................................    7
     Regulatory Approvals ......................................................    8
     Dissenters' Appraisal Rights ..............................................    8
     Historical Market Information .............................................    8
     Selected Consolidated Financial Data ......................................   10
     Certain Projections .......................................................   18
     CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION ...............   19
SPECIAL FACTORS ................................................................   19
     Background of the Merger ..................................................   19
     The Special Committee's and the Board's Recommendation ....................   27
     Opinion of Concentra's Financial Advisor ..................................   31
     Purpose and Reasons of WCAS and the Members of Management for the Merger ..   38
     Position of WCAS and the Members of Management as to Fairness of the Merger   39
     Interests of Certain Persons in the Merger ................................   40
     Certain Benefits and Detriments of the Merger .............................   43
     Financing of the Merger ...................................................   45
     Conduct of Concentra's Business After the Merger ..........................   47
     Material Federal Income Tax Consequences ..................................   48
THE SPECIAL MEETING ............................................................   50
     Date, Time and Place of the Special Meeting ...............................   50
     Matters to be Considered at the Special Meeting ...........................   50
     Proxy Solicitation ........................................................   50
     Record Date and Quorum Requirement ........................................   50
     Voting Procedures .........................................................   51
     Voting and Revocation of Proxies ..........................................   53
     Effective Time of the Merger and Payment for Shares .......................   53
     Other Matters to Be Considered ............................................   53
THE MERGER .....................................................................   54
     General Description .......................................................   54
     Certain Terms of the Merger Agreement .....................................   54
     Anticipated Accounting Treatment ..........................................   66

                                       i

     Governmental Approvals ....................................................   66
     Litigation Relating to the Merger .........................................   67
     Estimated Fees and Expenses of the Merger .................................   67
RIGHTS OF DISSENTING STOCKHOLDERS ..............................................   68
PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF
MANAGEMENT AND OTHERS ..........................................................   71
CERTAIN INFORMATION CONCERNING CONCENTRA .......................................   72
CERTAIN INFORMATION CONCERNING YANKEE ..........................................   74
     Yankee ....................................................................   74
     Equity Investors ..........................................................   74
PURCHASES OF COMMON STOCK BY CERTAIN PERSONS ...................................   77
INDEPENDENT AUDITORS ...........................................................   79
STOCKHOLDER PROPOSALS ..........................................................   79
OTHER MATTERS ..................................................................   79
WHERE YOU CAN FIND MORE INFORMATION ............................................   79
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ................................   80

Appendices:
A --  Merger Agreement
B --  Opinion of BT Alex. Brown Incorporated
C --  Section 262 of the Delaware General Corporation Law
99.1 Form of Concentra's Proxy

                          CONCENTRA MANAGED CARE, INC.
                                312 UNION WHARF
                          BOSTON, MASSACHUSETTS 02109
                                  617/367-2163
                      -------------------------------------

                                 PROXYSTATEMENT
                     For the Special Meeting of Stockholders

                        To Be Held On _____________, 1999


                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will happen in the merger?


A: In the merger, Yankee will be merged with and into Concentra with Concentra being the surviving corporation. If you are a stockholder of Concentra at the time of the merger, you will receive a $16.50 cash payment for each of your outstanding shares of Concentra common stock, unless you exercise and perfect your dissenters' appraisal rights. Shares held by Concentra, its subsidiaries, Yankee or its affiliates will be canceled in the merger. After the merger, Concentra will be owned by the stockholders of Yankee and you will no longer own stock in Concentra. To review the structure of the merger in greater detail, see pages 49 through 62.

Q: What will I receive in the merger?

A: You will receive $16.50 in cash, without interest, for each share of Concentra common stock that you own. This is the "merger consideration." For example: If you own 100 shares of Concentra common stock, you will receive $1,650.00 in cash upon completion of the merger.

Q: Why is Concentra being merged?

A: Concentra's board of directors believes that the merger of Yankee into Concentra and the $16.50 per share you will receive in the merger is fair and is in your best interest. The board made the determination after exploring strategic alternatives and a number of third party proposals to acquire Concentra. To review the background and reasons for the merger in greater detail, see pages 19 through 31.

Q: Why was the special committee formed?

A: Because certain of Concentra's directors had potential conflicts of interest in evaluating a number of third-party proposals to acquire Concentra (including the merger), the board appointed a special committee of disinterested directors to review and evaluate the proposals. At the time the special committee was formed, the board believed that seven of the nine directors had potential conflicts of interest. The special committee has determined that the merger is fair to you and in your best interest.

Q: When do you expect the merger to be completed?

A: We are working to complete the merger during the month of August 1999.

Q: What are the tax consequences of the merger to me?

A: Your receipt of the merger consideration will be a taxable transaction for federal income tax purposes. To review the federal income tax consequences to you in greater detail, see page 45. Your tax consequences will depend on your personal situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Q: What am I being asked to vote upon?

A: You are being asked to approve and adopt the merger agreement, which provides for the merger of Yankee into Concentra.

    The special committee has unanimously approved and adopted the merger agreement. The board has unanimously approved and adopted the merger agreement. Accordingly, the special committee and the board recommend voting FOR the approval and adoption of the merger agreement.

Q: What do I need to do now?

A: Simply indicate on your proxy card how you want to vote and sign, date and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the special meeting. You may also vote telephonically or through the Internet by following the instructions on your proxy card. Approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Concentra common stock entitled to vote on the proposal.

Q: What happens if I don't return a proxy card?

A: The failure to return your proxy card will have the same effect as voting against the merger.

Q: May I vote in person?

A: Yes. You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy card or voting telephonically or through the Internet.

Q: May I change my vote after I have voted?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting by following the instructions as detailed in "Voting and Revocation of Proxies" on page 48. Before your proxy is voted, you may submit a new proxy or you may attend the special meeting and vote in person.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares of common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and they will be counted as votes against the proposal to approve and adopt the merger agreement.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, Concentra will send you written instructions for exchanging your Concentra common stock certificates for the merger consideration.

Q: Who can help answer my questions?

A: If you have additional questions about the merger, you should contact:

          Richard A. Parr II
            General Counsel
     Concentra Managed Care, Inc.
          5080 Spectrum Drive
         Suite 400, West Tower
         Addison, Texas 75001
        Telephone: 972/364-8043
                  or
       Georgeson & Company Inc.
 the proxy solicitor who may be called
     toll-free at 1-800-223-2064.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other available information referred to in "Where You Can Find More Information" on page 74.

The Companies

Concentra Managed Care, Inc.
312 Union Wharf
Boston, Massachusetts 02109
617/367-2163

     Concentra is the leading provider of healthcare management and cost containment services to the workers' compensation, disability and auto insurance markets. Concentra also provides out-of-network medical claims review to the group health marketplace and performs non-injury services for over 80,000 local employers.

Yankee  Acquisition Corp. Inc.
c/o Welsh,  Carson,  Anderson
& Stowe
320 Park Avenue, Suite 2500
New York, New York 10022-6815
212/893-4500

     Yankee was organized and is currently owned by Welsh, Carson, Anderson & Stowe VIII, L.P. Affiliates of Ferrer Freeman Thompson & Co., LLC have agreed to acquire about 7.0% of Yankee's outstanding capital stock prior to the merger. Both Welsh Carson and Ferrer Freeman are private investment funds. Chase Capital Partners, affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, and some members of management have agreed to acquire about 5% of Yankee's outstanding capital stock prior to the merger. Yankee was created only to enter into the merger agreement and to complete the merger and related transactions.

The Special Meeting

     The special meeting will be held on ___________, 1999, at 10:00 a.m., local time, at ________________ _____________________. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement.

Record Date; Voting Power

     Holders of record of Concentra common stock at the close of business on ______________, 1999 are entitled to notice of and to vote at the special meeting. As of that date, there were _____ shares of Concentra common stock issued and outstanding held by approximately ____ holders of record. If you held Concentra common stock on the record date, you are entitled to one vote per share on any matter that may properly come before the special meeting.

Voting Procedures

     Approval by the Concentra common stockholders of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Concentra common stock including shares voted by Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS") and Concentra's directors and officers. Approval of the merger agreement does not require the approval of a majority of unaffiliated stockholders. WCAS has agreed to vote, and to cause its affiliates to vote, all shares of Concentra common stock owned by WCAS or any of its affiliates for and against the merger agreement in the same proportion that the public stockholders of Concentra vote their shares for and against the merger agreement.

Recommendations

     Because certain of Concentra's directors had actual or potential conflicts of interest in evaluating a number of third-party proposals to acquire Concentra (including the merger), the board appointed the special committee to review and evaluate the proposals. The special committee unanimously recommended to the board that the merger agreement be approved. Following the unanimous recommendation of the special committee, the board determined that the merger, the merger agreement and the transactions contemplated thereby were advisable and fair to you and in your best interest. The special committee and the board recommend that you vote "For" the approval and adoption of the merger agreement. You also should refer to the reasons that the special committee and the board considered in determining whether to approve and adopt the merger agreement beginning on pages 27 through 31.

Opinion Of Concentra's Financial  Advisor

     The board and special committee have received an opinion of Concentra's financial advisor, BT Alex. Brown Incorporated (now merged with Deutsche Bank Securities Inc., and known as Deutsche Bank Alex. Brown), as to the fairness, from a financial point of view, of the merger consideration to the holders of Concentra common stock, other than WCAS or its affiliates. The full text of the written opinion of BT Alex. Brown Incorporated dated March 2, 1999 is attached to this proxy statement as Appendix B, and you should read it carefully in its entirety. The opinion of BTAlex. Brown Incorporated is directed to the board and special committee and does not constitute a recommendation to you as to how you should vote with respect to matters relating to the proposed merger.

Terms of The Merger  Agreement

     The merger agreement is attached to this proxy statement as Appendix A. You should read the merger agreement in its entirety. It is the legal document that governs the merger.

     General. The merger agreement provides that Yankee will be merged with and into Concentra, with Concentra being the surviving corporation. As a result of the merger, you will receive $16.50 in cash for each share of Concentra common stock that you own, unless you exercise and perfect your dissenters' appraisal rights. Shares held by Concentra, its subsidiaries, Yankee or its affiliates will be canceled in the merger.

     Conditions to the Merger. The completion of the merger depends upon the satisfaction of a number of conditions, including:

     o the continued accuracy of each party's representations and warranties and the fulfillment of each party's promises contained in the merger agreement;

     o the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Concentra common stock;

     o the absence of any order or regulation of any court or governmental entity preventing or prohibiting the merger;

     o the receipt of necessary governmental approvals and the termination or expiration of any applicable regulatory waiting periods;

     o Yankee's receipt of financing to consummate the merger; and o the board's receipt from a valuation firm of a solvency letter addressed to the board as to the solvency of the surviving corporation after giving effect to the merger and Yankee's contemplated merger financing arrangements.

     Each party may, at its option, waive the satisfaction of any condition to such party's obligations under the merger agreement. Concentra currently has no intention to waive any condition to its obligations under the merger agreement. In the event of any waiver by Concentra of a material condition under the merger agreement, the merger agreement will be amended and stockholder approval of the merger agreement, including the change resulting from the waiver, will be obtained. Even if the stockholders approve the merger, there can be no assurance that the merger will be consummated.

     Termination. Either Concentra or Yankee may terminate the merger agreement under certain circumstances, including if:

     o the merger has not been completed by August 31, 1999, provided that the delay is not due to a breach of any obligation under the merger agreement by the party seeking to terminate;

     o Concentra fails to obtain the required stockholder approval at the special meeting; or

     o any court in the United States or other governmental entity has issued a final and non-appealable order or other action that in any way prohibits the merger.

     The merger agreement can be terminated under other circumstances which are described on page 59.

     Fees And Expenses. Concentra will be required to pay Yankee a termination fee of $25.0 million and the expenses of Yankee up to $4.0 million if:

     o the merger agreement is terminated by Yankee in specific circumstances involving Concentra entering into a business transaction with a third party;

     o the merger agreement is terminated by Concentra because in the good faith judgment of the board, as advised by outside counsel, the board determines that termination is required because of a third party's acquisition proposal; or

     o the merger agreement is terminated by Yankee because the board has withdrawn or modified, in any way materially adverse to Yankee, the board's recommendation or approval of the merger agreement.

Accounting  Treatment

     The merger will be accounted for as a recapitalization for accounting purposes. Accordingly, the historical basis of Concentra's assets and liabilities will not be affected by the merger. After the recapitalization, Ferrer Freeman will own an approximate 7% interest in Concentra. This interest will be held in a separate class of common stock which is identical to the original common stock of Concentra except it will have the ability to elect a member of the board of Concentra. Ferrer Freeman has no formal or informal rights to approve or veto transactions. The rights granted to Ferrer Freeman are protective rights rather than participating rights and, as such, Ferrer Freeman and Welsh Carson should not be construed as members of a collaborative group.

Interests That Differ From Your Interests

     Interests Of Concentra's Management. Certain members of management, including John K. Carlyle, W. Tom Fogarty, M.D., James M. Greenwood, Thomas E. Kiraly, Kenneth Loffredo, Richard A. Parr II and Daniel J. Thomas (collectively, the "Members of Management"), have interests in the merger that are different from, or in addition to, yours as a Concentra stockholder. If the merger is consummated, Messrs. Carlyle and Thomas will be designated as members of the board of directors of Concentra and all of the Members of Management, other than Mr. Carlyle, will remain as senior management of Concentra pursuant to amended and restated employment agreements, or with respect to Mr. Kiraly an initial employment agreement, that provide for severance benefits if their employment with Concentra is terminated following the merger and employment retention incentives, including grants of options to acquire common stock of Concentra following the merger. The Members of Management will also acquire about $________ of Yankee's outstanding common stock prior to the merger. In addition, Members of Management will receive a maximum aggregate cash payment of $7,530,000 for vested options and restricted stock that they hold based on a price of $16.50 per share of restricted stock and the excess of

$16.50 over the exercise price of the options. Also, Concentra will continue certain indemnification arrangements and director's and officer's liability insurance for existing directors and officers of Concentra after the merger.

     The Special Committee. The members of the special committee are not Concentra employees, are not involved as participants in the proposed transaction and have no past or present relationship with WCAS, Ferrer Freeman Thompson & Co., LLC or any of the other parties who delivered expressions of interest in acquiring Concentra. Each member of the special committee received a $25,000 fee for serving on the special committee, plus $2,000 per special committee meeting attended in person and $1,000 per telephonic meeting of the special committee attended. Each member of the special committee also received reimbursement of out-of-pocket expenses incurred in connection with service on the special committee. The members of the special committee believe that the foregoing arrangements do not affect their independence or impartiality.

Regulatory  Approvals

     Concentra is required to make filings with or obtain approvals from certain regulatory authorities in connection with the merger. These consents and approvals include the termination or expiration of a waiting period with regard to filings with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On May 5, 1999, the Federal Trade Commission granted Concentra's request for early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

Dissenters'  Appraisal Rights

     If you do not vote in favor of the proposal to approve and adopt the merger agreement and you comply strictly with the applicable provisions of Section 262 of the Delaware General Corporation Law, you have the right to dissent and be paid cash for the "fair value" of your shares of Concentra common stock. This payment may be more than, the same as, or less than the merger consideration of $16.50 a share. To perfect these appraisal rights with respect to the merger, you must follow the required procedures precisely. The applicable provisions of
Section 262 of the Delaware General Corporation Law are attached to this proxy statement as Appendix C.

Historical Market Information

     Concentra common stock is traded on the Nasdaq National Market under the symbol "CCMC." The following table sets forth, for the periods indicated, the high and low sales prices per share as reported on Nasdaq.

                                               HIGH         LOW
                                            ----------   ----------
1997
FIRST QUARTER ............................   $28.00        $22.00
Second Quarter ...........................   $29.50        $17.25
Third Quarter ............................   $35.88        $27.50
Fourth Quarter ...........................   $38.50        $31.38

1998
First Quarter ............................   $35.50        $27.25
Second Quarter ...........................   $34.25        $22.00
Third Quarter ............................   $26.00        $ 5.63
Fourth Quarter ...........................   $12.50        $ 5.44
1999


First Quarter ............................   $14.68        $10.0625

     On March 2, 1999, the last trading day prior to announcement of the execution of the merger agreement, the closing price per share of Concentra common stock as reported on Nasdaq was $11.625. On _________, 1999, Concentra common stock closed at $_______ per share. Concentra urges you to obtain current market quotations before making any decision with respect to the merger.

     Since its inception, Concentra has not paid any cash dividends on its common stock. Under the merger agreement, Concentra has agreed not to pay any dividends on Concentra common stock prior to the closing of the merger. Concentra's revolving credit facility with its senior lenders also prohibits Concentra from paying dividends and making other distributions on Concentra common stock.

Selected Consolidated Financial Data

     The table below presents selected consolidated historical financial data that has been derived from Concentra's audited consolidated financial statements. You should read the selected financial data in conjunction with Concentra's separate historical consolidated financial statements, related notes and other financial information incorporated by reference into this proxy statement.

                                                                                                  THREE MONTHS
                                                      YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                           ---------------------------------------------       ------------------
                                         1994       1995       1996        1997      1998       1998        1999
                                         ----       ----       ----        ----      ----       ----        ----
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS:
Revenue .............................. $223,499   $305,355   $372,683   $489,318   $611,056   $144,282   $155,411
Gross profit .........................   37,093     62,435     82,755    116,679    141,759     34,384     31,674
Non-recurring charges ................       --        898        964     38,625    33,114      12,600        --
Operating income .....................   15,928     29,446     45,194     32,315     55,200      9,124     14,216
Income before taxes ..................   10,088     24,246     41,476     21,062     41,794      5,414     10,553
Provision for income taxes (1) .......    6,802      7,771     13,437     11,062     19,308      4,567      4,485
NET INCOME BEFORE
  EXTRAORDINARY ITEMS (1) ............    3,286     16,475     28,039     10,000     22,486        847      6,068
Basic earnings per share before
  extraordinary items ................               $0.48      $0.69      $0.23      $0.48      $0.02      $0.13
Basic weighted average shares
  outstanding ........................              33,810     40,411     42,774     46,451     44,939      47,251
Diluted earnings per share
  before extraordinary items .........               $0.46      $0.65      $0.22      $0.47      $0.02       $0.13
Diluted weighted average shares
outstanding ..........................              35,939     43,344     46,895     47,827     47,769      47,882
BALANCE SHEET:

Working capital ......................  $ 19,117  $ 21,971   $116,439   $ 36,754   $201,871   $171,808   $202,457
Total assets .........................   113,672   188,530    367,900    482,035    653,368    580,159    667,523
Total debt ...........................    83,785    34,639    142,229    206,600    327,925    298,381    327,900
Total stockholders' equity (deficit)..   (5,820)   109,383    178,146    206,441    239,875    205,068    247,652

1) Prior to its recapitalization in March of 1994, CRA Managed Care, Inc. had elected to be taxed as an "S" corporation. In connection with its recapitalization, CRA Managed Care, Inc. was required to change from an "S" to a "C" corporation. This change resulted in CRA Managed Care, Inc. recording an incremental tax provision of $3,772,000 in the first quarter of 1994. Concentra's pro forma net income for 1994 would have been $3,446,000 higher had CRA Managed Care, Inc. been subject to federal and state income taxes during the entire period based upon an effective tax rate indicative of the statutory rate in effect during the period.

                          Concentra Managed Care, Inc.

            Consolidated Pro Forma Financial Statements (Unaudited)

     On March 2, 1999, Concentra entered into a definitive agreement to merge with Yankee, a corporation formed by WCAS which is a 14.97% stockholder of Concentra. Concentra's board of directors unanimously approved the transaction based upon the recommendation of the special committee of the board of directors, which was formed on October 1, 1998 to evaluate strategic alternatives in response to several unsolicited expressions of interest regarding the possible acquisition of some or all of Concentra's common stock. On March 24, 1999, Concentra entered into an amended and restated agreement and plan of merger with Yankee. Pursuant to the amended merger agreement, WCAS will acquire approximately 87%, funds managed by Ferrer Freeman Thompson & Co., LLC will acquire approximately 7% and other investors, Chase Capital Partners, affiliates of Donaldson, Lufkin &Jenrette Securities Corporation and the Members of Management will acquire approximately 6% of the post-merger shares of common stock of Concentra for $16.50 per share. As a result of the merger, each outstanding share of Concentra common stock will be converted into the right to receive $16.50 in cash.

     The transaction is valued at approximately $1,100,000,000, including the refinancing of $327,750,000 of the 6.0% and 4.5% convertible subordinated notes of Concentra that contain change in control provisions in the related indentures. The transaction is structured to be accounted for as a recapitalization and is expected to be completed in August of 1999. The transaction is conditioned upon, among other things, approval of the stockholders of Concentra, receipt of financing and certain regulatory approvals as more particularly described in this proxy statement.

     To finance the acquisition of Concentra, WCAS will invest approximately $369,432,000 in equity financing, including the value of shares and convertibles subordinated notes already owned by WCAS, and up to $110,000,000 in subordinated indebtedness. Additionally, Ferrer Freeman will invest approximately $30,600,000 in equity and other investors, Chase Capital Partners, affiliates of Donaldson, Lufkin &Jenrette Securities Corporation, and the Members of Management, will invest approximately $23,000,000 in equity. WCAS has also received commitments from various lenders to provide financing of $190,000,000 in senior subordinated notes, $375,000,000 in term loans and a $100,000,000 revolving credit facility to replace Concentra's existing senior credit facility. Additionally, Concentra would utilize excess cash on hand at the time of the merger to help finance the purchase of Concentra common stock. Simultaneous with the right to receive cash for shares, Yankee would merge with and into Concentra with Concentra surviving.

     The following consolidated pro forma financial statements give effect to the merger using the recapitalization method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. These unaudited consolidated pro forma financial statements are not required disclosure in this proxy statement but they have been included for informational purposes only to assist the reader in understanding the financial aspects of the transaction. The current stockholders of Concentra, other than WCAS, its affiliates and the Members of Management, will have no continuing financial interest in Concentra after the transaction. These unaudited consolidated pro forma financial statements have been prepared from, and should be read in conjunction with, Concentra's historical consolidated financial statements and notes thereto filed on Form 10-K/A which are incorporated by reference in this proxy statement.

     The unaudited Consolidated Pro Forma Balance Sheet as of March 31, 1999 gives effect to the merger as if it had occurred on March 31, 1999 and the Consolidated Pro Forma Statements of Operations for the three months ended March 31, 1999 and the year ended December 31, 1998 give effect to the merger as if it had occurred on January 1, 1999 and January 1, 1998, respectively. The Consolidated Pro Forma Financial Statements of Concentra do not purport to present the financial position or results of operations of Concentra had the merger been consummated at the dates indicated, nor are they necessarily indicative of future operating results or financial position of the merged companies.

     As a result of the merger, Concentra will incur certain deal fees and financing costs of approximately $44,000,000. These costs will consist principally of banking and professional fees of approximately $17,500,000 associated with the issuance of new debt which will be capitalized as deferred finance costs and other banking, professional and transaction fees of $26,500,000 associated with the merger, which will be expensed. Concentra will also incur approximately $4,788,000 in non-cash charges for deferred compensation expense related to the accelerated vesting and issuance of 195,000 shares of restricted stock as a result of the merger. In addition, Concentra expects to settle vested in-the-money options which will result in a non-cash compensation charge of approximately $12,400,000. The expensed portion of these fees and non-cash compensation expense and the related tax benefit, have not been reflected on the Consolidated Pro Forma Statements of Operations as they are one-time and unusual in nature.

                          CONCENTRA MANAGED CARE, INC.

                      Consolidated Pro Forma Balance Sheets
                           March 31, 1999 (Unaudited)

                                                                                 PRO FORMA
                                                            CONCENTRA           ADJUSTMENTS          PRO FORMA
                                                        ----------------        -----------         -----------
                        ASSETS
                        ------
CURRENT ASSETS:
  Cash and cash equivalents ...........................   $  92,753,000    $287,384,000 (1)      $  35,318,000
                                                                            675,000,000 (2)
                                                                           (298,250,000)(2)
                                                                           (677,569,000)(3)
                                                                            (44,000,000)(4)
  Marketable securities ...............................       5,003,000             --               5,003,000
  Accounts receivable, net ............................     137,272,000             --             137,272,000
  Prepaid expenses, tax assets and other current assets      36,109,000        4,227,000(5)         40,336,000
                                                          -------------    -------------         -------------
          Total current assets ........................     271,137,000      (53,208,000)          217,929,000
NET PROPERTY AND EQUIPMENT ............................      89,048,000             --              89,048,000
GOODWILL AND OTHER INTANGIBLE
  ASSETS, NET .........................................     285,971,000             --             285,971,000
MARKETABLE SECURITIES .................................      10,542,000             --              10,542,000
OTHER ASSETS ..........................................      15,280,000      (7,093,000)(2)         25,687,000
                                                                             17,500,000 (2)
                                                          -------------    -------------         -------------
                                                          $ 671,978,000    $ (42,801,000)        $ 629,177,000
                                                          =============    =============         =============
    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
    ----------------------------------------------

CURRENT LIABILITIES:

 Revolving Credit Facility ............................   $        --      $        --           $        --
 Current portion of long-term debt ....................          55,000       4,000,000 (2)          4,055,000
 Accounts payable and accrued expenses ................      68,626,000             --              68,626,000
                                                          -------------    -------------         -------------
          Total current liabilities ...................      68,681,000       4,000,000             72,681,000
LONG-TERM DEBT, NET OF CURRENT PORTION ................     327,845,000     (29,500,000)(1,2)      647,153,000
                                                                           (298,250,000)(2)
                                                                            647,058,000 (2)
DEFERRED INCOME TAXES AND OTHER LIABILITIES ...........      27,800,000                             27,800,000
STOCKHOLDERS' EQUITY (DEFICIT):
 Common stock .........................................         473,000         256,000 (2)            256,000
                                                                               (473,000)(7)
 Paid-in capital ......................................     272,420,000      23,942,000 (6)
                                                                              4,788,000 (7)
                                                                            422,776,000 (6)                --
                                                                           (723,926,000)(7)
 Treasury stock .......................................             --     (677,569,000)(3)                --
                                                                           (106,148,000)(8)
                                                                            783,717,000 (7)
 Unrealized gain on investments .......................           1,000             --                   1,000
 Retained deficit .....................................     (25,242,000)    (26,500,000)(4)       (118,714,000)
                                                                             (4,788,000)(5)
                                                                             (7,093,000)(2)
                                                                              4,227,000 (5)
                                                                            (59,318,000)(7)
                                                           -------------  -------------         -------------
          Total stockholders' equity (deficit) ........     247,652,000    (366,109,000)          (118,457,000)
                                                          -------------    -------------        -------------
                                                          $ 671,978,000   $ (42,801,000)         $ 629,177,000
                                                          =============   =============          =============

          See accompanying Notes to Consolidated Pro Forma Financial Statements.

                          CONCENTRA MANAGED CARE, INC.

                 Consolidated Pro Forma Statements of Operations
              For the Three Months Ended March 31, 1999 (Unaudited)



                                                                     PRO FORMA
                                                CONCENTRA           ADJUSTMENTS       PRO FORMA
                                              --------------        -----------      -----------
Revenues:
  Health services ..........................   $  70,622,000    $          --       $  70,622,000
  Managed care services:
    Specialized cost containment ...........      46,712,000               --          46,712,000
    Field case management ..................      38,077,000               --          38,077,000
                                               -------------    -------------       -------------
        Total managed care services ........      84,789,000               --          84,789,000
                                               -------------    -------------       -------------
              Total revenues ...............     155,411,000               --         155,411,000
Cost of Services:
  Health Services ..........................      57,800,000               --          57,800,000
  Managed care services ....................      65,937,000               --          65,937,000
                                               -------------    -------------       -------------
        Total cost of services .............     123,737,000               --         123,737,000
                                               -------------    -------------       -------------
              Total gross profit ...........      31,674,000               --          31,674,000
General and administrative expenses ........      14,420,000               --          14,420,000
Amortization of intangibles ................       3,038,000               --           3,038,000
                                               -------------    -------------       -------------
        Operating income ...................      14,216,000               --          14,216,000
Interest expense ...........................       4,677,000       12,744,000 (2)      17,421,000
Interest income ............................      (1,112,000)       1,112,000 (9)              --
Other, net .................................          98,000               --              98,000
                                               -------------    -------------       -------------
    Income (loss) before income taxes ......      10,553,000      (13,856,000)         (3,303,000)
Provision (benefit) for income taxes .......       4,485,000       (5,392,000)(10)       (907,000)
                                               -------------    -------------       -------------

Net income (loss) from continuing operations   $   6,068,000    $  (8,464,000)      $  (2,396,000)
                                               =============    =============       =============

Basic earnings (loss) per share ............           $0.13                               $(0.09)
                                               =============                        =============
  Weighted average common shares outstanding      47,251,000      (21,613,000)(11)     25,638,000

Diluted earnings (loss) per share ..........           $0.13                               $(0.09)
                                               =============                        =============
  Weighted average common shares and
    equivalents outstanding ................      47,882,000      (22,244,000)(11)     25,638,000





         See accompanying Notes to Consolidated Pro Forma Financial Statements.

                          CONCENTRA MANAGED CARE, INC.

                 Consolidated Pro Forma Statements of Operations
                For the Year Ended December 31, 1998 (Unaudited)

                                                                                 PRO FORMA
                                                            CONCENTRA           ADJUSTMENTS          PRO FORMA
                                                        ----------------        -----------         -----------
Revenues:

  Health services                                         $259,481,000       $         --           $259,481,000
  Managed care services:
    Specialized cost containment                           183,734,000                 --            183,734,000
    Field case management                                  167,841,000                 --            167,841,000
                                                           -----------       ------------           ------------
        Total managed care services                        351,575,000                 --            351,575,000
                                                           -----------       ------------           ------------
            Total revenues                                 611,056,000                 --            611,056,000
Cost of Services:
  Health services                                          201,181,000                 --            201,181,000
  Managed care services                                    268,116,000                 --            268,116,000
                                                           -----------       ------------           ------------
        Total cost of services                             469,297,000                 --            469,297,000
                                                           -----------       ------------           ------------
            Total gross profit                             141,759,000                 --            141,759,000
General and administrative expenses                         45,326,000                 --             45,326,000
Amortization of intangibles                                  8,119,000                 --              8,119,000
Non-recurring charge                                        33,114,000                 --             33,114,000
                                                           -----------       ------------           ------------
            Operating income                                55,200,000                 --             55,200,000
Interest expense                                            18,021,000         51,188,000 (2)         69,209,000
Interest income                                             (4,659,000)         4,659,000 (9)                 --
Other, net                                                      44,000                 --                 44,000
                                                           -----------       ------------           ------------
  Income (loss) before income taxes                         41,794,000        (55,847,000)           (14,053,000)
Provision (benefit) for income taxes                        19,308,000        (21,181,000)(10)        (1,873,000)
                                                           -----------       ------------           ------------
  Net income (loss) from continuing operations             $22,486,000       $(34,666,000)          $(12,180,000)
                                                           ===========       ============           ============

  Basic earnings (loss) per share                                $0.48                                    $(0.48)
                                                           ===========                              ============
  Weighted Average Common Shares Outstanding                46,451,000        (20,813,000)(11)        25,638,000

Diluted earnings (loss) per share                                $0.47                                    $(0.48)
                                                           ===========                               ===========
  Weighted average common shares and
    equivalents outstanding                                 47,827,000        (22,189,000)(11)        25,638,000

 See accompanying Notes to Consolidated Pro Forma Financial Statements.

                          CONCENTRA MANAGED CARE, INC.


       Notes To Consolidated Pro Forma Financial Statements (Unaudited)

(1) To record the equity contributions and the receipt of $233,784,000 of cash and $29,500,000 of convertible subordinated notes by WCAS, $30,600,000 of cash by Ferrer Freeman and $23,000,000 of cash by other investors.


(2) The table below reflects the pro forma adjustments to record (i) the repayment or equity contribution of certain existing debt and the issuance of new debt associated with the merger, (ii) the write-off of Concentra's existing deferred finance costs on debt to be repaid and to record new deferred finance costs associated with the issuance of new debt, and (iii) the related interest expense adjustment to reflect the pro forma effect of
      (i) and (ii) above.


                                                                                               INTEREST
                                                                         INTEREST               EXPENSE
                                                            AMOUNT         RATE               ADJUSTMENT
                                                            -------       -------             -----------
                                                                                    YEAR            THREE MONTHS
                                                                                   ENDED               ENDED
                                                                              DECEMBER 31, 1998    MARCH 31, 1999
                                                                              -----------------    --------------
(DOLLARS IN THOUSANDS)
Repayment or equity contribution of existing debt:
Commitment fees on existing Revolving
  Credit Facility .....................................    $      --                  $   (250)         $    (63)
4.5% Convertible Subordinated Notes due March  2003 ...     (230,000)      4.50%(a)     (8,165)           (2,587)
6.0% Convertible  Subordinated Notes due December  2001      (97,750)      6.00%        (5,865)           (1,466)
Interest on other indebtedness paid off during the year           --                    (2,042)              (62)
                                                            --------                  --------          --------
        Total existing debt ...........................     (327,750)                  (16,322)           (4,178)
Equity contributions of convertible notes by WCAS .....      (29,500)
                                                            --------
        Total repayment of existing debt ..............    $(298,250)
                                                           =========
Issuance of new debt:
Term Facilities:
  Commitment fee on new $100,000,000 Credit Facility ..    $    --                         500               125
  Tranche B at ABR plus applicable margin due 2006 ....      250,000       8.25%(b)     20,625             5,157
  Tranche C at ABR plus applicable margin due 2007 ....      125,000       8.50%(b)     10,625             2,656
Senior Subordinated Notes at 10.75% due 2009 ..........      190,000      10.75%        20,425             5,106
Senior Discount Debentures with warrants at 13.75%
 due 2010(c) ..........................................       86,058      16.63%(c)     14,908             3,846
                                                           ---------                   -------          --------
                                                             651,058                    67,083            16,890
Warrants to purchase Concentra stock(c) ...............       23,942
                                                           ---------
                                                           $ 675,000
                                                           =========
Amortization of existing deferred finance costs
 on debt being repaid: ...............................
        December 31, 1998 ............................     $  (7,592)                   (1,699)
        March 31, 1999 ...............................        (7,093)                                       (499)
Amortization of deferred finance costs on new debt ...        17,500(d)                  2,126               531
                                                                                      --------          --------
        Total interest expense adjustment ............                              $   51,188        $   12,744
                                                                                      ========          ========

(a) The 4.5% convertible subordinated notes were issued in March ($200,000,000) and April ($30,000,000) of 1998. As such, the interest expense does not reflect a full year of interest expense.



(b) The Adjusted Borrowing Rate ("ABR") is assumed to be 5% for the purposes of calculating interest expense. The annual effect of a 1/8% change in the interest rate on the $375,000,000 variable rate debt is $469,000 for the year ended December 31, 1998 and $117,000 for the three months ended March 31, 1999.

(c) Reflects $110,000,000 Senior Discount Debentures less debt discount of $23,942,000 which is the value assigned to the detachable warrants for the purchase of 1,451,000 shares of Concentra stock at an exercise price of $0.01 per share. The effective interest rate is 16.63%.

(d) The estimated deferred finance fees of $17,500,000 are being amortized over the weighted average life of the new debt of 8.7 years.

(3) To reflect the repurchase of 41,064,817 shares of common stock by Concentra at $16.50 per share. These shares are comprised of 47,303,020 shares outstanding at March 31, 1999 plus 195,000 shares of restricted stock vested and issued at the time of merger, less the 6,433,203 shares owned by WCAS prior to the merger (see note 6).
(4) To record the use of cash to fund approximately $44,000,000 of transaction fees consisting of deferred finance costs of approximately $17,500,000
      (see note 2(d)) and banking, professional fees and other fees of $26,500,000 associated with the merger, which will be expensed. The expensed portion of the fees of $26,500,000 has not been reflected on the Consolidated Pro Forma Statement of Operations, as they are one-time and unusual in nature.
(5) To record the tax benefit ($4,227,000) on the pro forma adjustments associated with the write-off of the existing deferred finance costs (see note 2) and the vesting and issuance of restricted stock as a result of the merger. For the purposes of these consolidated pro forma financial statements, Concentra has assumed that none of the expensed portion of the transaction fees of $26,500,000 will be deductible for tax purposes.
(6) To record the capital contribution of cash and convertible notes of $316,884,000 (see note 1) and 6,433,203 shares of Concentra common stock owned by WCAS. WCAS, Ferrer Freeman and other investors will own 22,389,824, (87.3%), 1,854,545 (7.2%) and 1,393,939 (5.5%) shares of
      Concentra common stock post-merger, respectively.

(7) To retire Concentra's outstanding common stock at the time of the merger. The value of the treasury stock of $783,717,000 exceeds Concentra's required stated capital and paid-in capital by $59,318,000 which has been reflected as an increase to Concentra's retained deficit.

(8) To reflect 6,433,203 shares of Concentra common stock owned by WCAS, which were contributed to capital and will be subsequently retired at the time of the merger.
(9) To record the decrease in interest income due to the use of available cash.
(10) To record the tax benefit on the pro forma interest adjustments at7.9%, for the year ended December 31, 1998 and 38.9% for the three months ended March 31, 1999.
(11) To retire Concentra's outstanding common stock and reflect the subsequent re-issuance of new common stock to WCAS, Ferrer Freeman and other investors in connection with the merger. The merger agreement provides that Concentra will use its best efforts to effect the cancellation or amendment at the effective time of the merger of all outstanding options to acquire Concentra common stock in exchange for a cash payment equal to $16.50 per share to such holder less the exercise price per share of such option. Concentra has not yet developed a plan with regard to unvested options. If all vested in-the-money (exercise price less than $16.50 per share) options and warrants are exercised at the time of the merger, the cash proceeds from the exercise would be $9,649,000, the related tax benefit would be $5,078,000, cash required to repurchase the outstanding shares would be $23,934,000 and stockholders' deficit would increase to ($127,020,000). The settlement of the vested in-the-money options will result in a non-cash compensation charge of approximately $12,400,000. As the exercise of these options and warrants are not directly attributable to the merger, their exercise and resulting repurchase has not been reflected as a pro forma adjustment in the consolidated pro forma financial statements.

                              CERTAIN PROJECTIONS

         In connection with WCAS's and Ferrer Freeman Thompson & Co., LLC's review of Concentra and in the course of the negotiations between Concentra,
WCAS and Ferrer Freeman Thompson & Co., LLC described in "The Merger -- Background," Concentra provided WCAS and Ferrer Freeman Thompson & Co., LLC with non-public business and financial information. The non-public information
Concentra provided included projections of Concentra's future operating performance. These projections do not give effect to the merger or the financing of the merger.

         Concentra does not, as a matter of course, publicly disclose projections of future revenues or earnings. The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to WCAS and Ferrer Freeman Thompson & Co., LLC in connection with their due diligence investigation of Concentra. The projections were not prepared with a view to compliance with the published guidelines of the Securities and Exchange Commission regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. While presented with numerical specificity, these projections reflect numerous assumptions made by Concentra's management. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Concentra's management, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections.


         Concentra does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.


         The projections Concentra provided to WCAS and Ferrer Freeman Thompson & Co., LLC included estimates of calendar year 1999 revenues, earnings before interest, taxes, depreciation and amortization and earnings per share of $722.0 million, $126.4 million and $0.95, respectively, and estimates of calendar year 2000 revenues, earnings before interest, taxes, depreciation and amortization and earnings per share of $831.5 million, $150.0 million and $1.10, respectively. WCAS and Ferrer Freeman Thompson & Co., LLC took this information, together with their own analyses, into account in determining whether to invest in Concentra.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

     Concentra cautions you that this proxy statement, the information incorporated in this proxy statement by reference and other statements Concentra makes from time to time contain statements that may constitute "forward-looking statements." Those statements include statements regarding Concentra's intent, belief or current expectations, as well as the assumptions on which those statements are based. In preparing these projections, Concentra assumed a compounded annual growth rate in revenues, operating margins and net income of 12.6%, 15.7% and 17.6%, respectively, and an effective annual tax rate of 41%. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by forward-looking statements. Important factors currently known to Concentra's management and Yankee that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, those factors set forth from time to time in reports Concentra filed with the Securities and Exchange Commission. Except as required by law, Concentra undertakes no obligation to update or revise forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events or changes to future operating results over time. You are cautioned not to place too much reliance on such statements.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     In early August 1998, representatives of WCAS telephoned Donald J. Larson, who was then Chief Executive Officer of Concentra, in order to discuss the possibility of WCAS acquiring Concentra. On August 25, 1998, WCAS sent a letter to Mr. Larson confirming its interest in pursuing a potential transaction with Concentra. Concentra believes that Mr. Larson intended to defer a response to WCAS until he had an opportunity to consult with the Board of Directors of Concentra (the "Board") at its next regularly scheduled meeting on September 15, 1999. Prior to September 15, 1998, WCAS also attempted to initiate preliminary conversations with two other officers of Concentra, David J. Thomas and James M. Greenwood. Mr. Thomas and Mr. Greenwood informed WCAS that they would communicate WCAS expression of interest to the Board.

     On September 8, 1998, Concentra issued a press release announcing that Concentra's revenues and net income for the first two months of the quarter ending September 30, 1998, were below expectations and that, consequently, results for the third quarter were likely to be lower than analysts' estimates. Further, Concentra revised its projected rate of revenue growth from approximately 30% to approximately 20%, which would have an effect on Concentra's earnings outlook. As a result, Concentra revised its forward-looking earnings per share estimates to $0.29 and $0.21 for the third quarter and fourth quarter of 1998, respectively. On the day of this announcement, the market price of Concentra's common stock on the NASDAQ National Market dropped from $12 3/16 to $6 3/32.

     On September 15, 1998, a representative of Donaldson Lufkin & Jenrette Securities Corporation ("DLJ"), acting on behalf of WCAS, delivered to each of Concentra's directors an unsolicited letter in which WCAS expressed a non-binding interest in acquiring Concentra's outstanding common stock at a price of $16 per share. WCAS stated its willingness to commence immediately a due diligence investigation and to make and complete an acquisition proposal on an expedited basis.

     Also on September 15, 1998, at a regularly scheduled meeting of the Board, Donald J. Larson resigned as Concentra's Chairman and Chief Executive Officer. The Board elected Daniel J. Thomas, formerly President and Chief Operating Officer, to be Interim Chief Executive Officer, and elected John K. Carlyle, a director and formerly Chairman of Concentra, to be Concentra's Chairman.

     At the September 15 Board meeting, the members of the Board also discussed the WCAS indication of interest, potential alternatives to the transaction proposed by WCAS, and several Board members' potential conflicts of interest with respect to any transaction with WCAS as a result of previous relationships with WCAS. At this meeting, Richard A. Parr II, Concentra's General Counsel, and a representative of Concentra's legal counsel, Vinson & Elkins L.L.P., apprised the Board of the appropriate process for evaluating the WCAS indication of interest, for addressing directors' potential conflicts of interest and for addressing potential competing offers, and discussed the possible formation of a special committee of independent directors for the purpose of considering strategic alternatives available to Concentra, including remaining independent and evaluating the WCAS indication of interest. Thereafter, the Board directed Concentra's senior management to assess immediately Concentra's financial condition and strategy in light of the WCAS proposal and to report their findings as soon as possible to the Board. The Board was deferred a substantive response to WCAS and any action with respect to the formation of a special committee until the Board's receipt and evaluation of senior management's findings. The Board instructed Mr. Carlyle to contact WCAS to inform WCAS that it was deferring a response, Mr. Carlyle so informed WCAS.

     On September 22, 1998, WCAS made a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), disclosing its intention to acquire in excess of $15 million of Concentra's common stock.

Between September 11, 1998 and October 1, 1998, Concentra received four letters containing additional unsolicited expressions of interest from third parties to acquire Concentra. Bidders 1, 2 and 3 were national leveraged buyout firms and Bidder 4 was a regional leveraged buyout firm. Bidder 1, in a letter dated September 28, 1998, expressed an interest in purchasing Concentra for $13.00 to $15.00 per share in cash. Bidder 2, in a letter dated September 25, 1998, offered to provide or arrange equity capital as well as senior mezzanine debt to enable Concentra to finance a recapitalization to provide stockholders with cash at a premium to the market price in respect of approximately 80% of Concentra's shares. The letter elaborated that the contemplated transaction would result in Concentra's public stockholders maintaining ownership of more than 50% of Concentra's common stock. Bidder 2's letter did not specify a purchase price for the acquisition. Bidder 3, in a letter dated September 30, 1998, merely expressed an interest in engaging in a cash acquisition of Concentra without providing any details. Similarly, Bidder 4, in a letter dated September 11, 1998, expressed an interest in entering into a transaction with Concentra without describing the details of the transaction.

     Between September 11, 1998 and October 1, 1998, Concentra sought the informal assistance of BT Alex. Brown in evaluating Concentra's business and financial condition.

     On October 1, 1998, at a special meeting of the Board convened to update the Board on the results of senior management's assessment in response to the Board's September meeting, Mr. Carlyle informed the Board of Concentra's receipt of the additional expressions of interest and of WCAS's HSR Act filing. Mr. Thomas and Mr. Carlyle reported to the Board regarding senior management's efforts to assess the financial condition and strategy of Concentra, and stated that, based on the initial results of such assessment, Concentra should further consider the expressions of interest. Specifically, Mr. Thomas and Mr. Carlyle reported that, after examining Concentra's projected cash flows and net income, and in light of the significant capital expenditures necessary or desirable in the areas of technology, information systems and facilities, it was likely that the highest cash prices offered by the bidders in their offer letters exceeded the anticipated trading price of Concentra's common stock the for the remainder of 1998 and for the years 1999 and 2000. They reported that it was expected that Concentra would be unable to meet consensus analysts' earning expectations for the remainder of 1998, $1.04, and for 1999, $1.30, and that Concentra would be unable to grow its earnings at the analysts' expectation of its long term growth rate through the year 2000 as a result of the underperformance and slower growth of the majority of its business lines, especially the field case management and bill review businesses, due to investments in technology, infrastructure and management. The necessary capital expenditures were expected to cost approximately $40 million for 1999, including nearly $25 million on information technology hardware and software for all its business lines, most notably First Notice and Case Management (which were undergoing significant development projects), Messrs. Thomas and Carlyle did not make any recommendations to sell Concentra, but rather were reporting preliminary assessments designed to aid the Board in assessing whether to examine the matter more thoroughly through the use of a special committee that would be advised by legal and financial advisors selected by the committee.

     At this meeting, Concentra's legal counsel described the fiduciary duties, including their duties of loyalty and care, owed to Concentra and its stockholders by Concentra's directors and officers, particularly in the context of evaluating Concentra's strategic alternatives. Concentra's legal counsel further discussed the process for evaluating and addressing directors' conflicts of interest and the structure, functions, responsibilities and likely composition of a possible special committee to be formed for the purpose of addressing the expressions of interest. The Board then determined that seven of nine directors had potential conflicts of interest that might preclude them from, or limit them in, participating in the deliberations to evaluate the expressions of interest. Messrs. Carlyle, Ortenzio, Rehm, Silverman and Thomas each had relationships with one or more of the bidders in which the bidders had invested in or were proposing to invest in ventures with such directors. Mr. Rabkin was engaged in soliciting Bidder 1 to make a significant charitable contribution to a not-for-profit entity. Messrs. Carlyle, Ortenzio, Rehm and Thomas had pre-existing business relationships with WCAS. In addition, an investment partnership affiliated with WCAS is currently an investor in MAGELLA Healthcare Corporation, a company of which Mr. Carlyle is the President and Chief Executive Officer. Mr. Silverman had a pre-existing business relationship with Bidder 2. Please see "Interests of Certain Persons in the Merger--Relationships with WCAS."

     Thereafter, the Board determined that it was in the best interests of Concentra and its stockholders to form a special committee, consisting of Hon. Willis D. Gradison, Jr., and George H. Conrades. These two members of the Board were not employed by Concentra, would not be involved as participants in any potential transaction, and had no past or present relationship with WCAS or with any of the other parties who had delivered an expression of interest in acquiring Concentra. The special committee was charged by the Board with considering the various strategic alternatives available to Concentra, including considering (1) whether Concentra should remain independent and continue to pursue its current strategy or a modified strategy, (2) any proposals to acquire Concentra and (3) any proposals to engage in a strategic merger of Concentra with another company. The special committee was authorized to conduct or supervise the conduct of any negotiations with respect to such an acquisition or merger, and to review, evaluate and make a determination with respect to such an acquisition or merger (including conducting or supervising the conduct of any auction or related activities that the special committee might deem necessary or appropriate to protect the interests of Concentra's stockholders). The special committee was also authorized to establish such procedures, review such information and engage such legal counsel and financial advisors as it deemed reasonable and necessary.

     The special committee retained Ropes & Gray as its legal counsel and discussed with them the procedures to be followed in evaluating the various strategic alternatives available to Concentra and responding to the expressions of interest received by Concentra. Ropes & Gray advised the special committee of the special committee's legal responsibilities, principles applicable to, and consequences of, actions taken by the special committee with respect to its evaluation of Concentra's strategic alternatives and its ultimate recommendation to the Board. The procedures outlined by Ropes & Gray included the need for separate meetings of the special committee, the desirability of controlling communications with Concentra's Board and management in light of the potential conflicts of interest, and the anticipated course of discussions and negotiations with potential acquirors or merger partners. Following this discussion, the special committee determined to meet as frequently as necessary to remain informed about the status of discussions or negotiations and make decisions regarding the alternatives presented. The special committee also determined to limit communication with Concentra's Board and management regarding potential alternatives being reviewed by the special committee to avoid disclosure of the terms of any proposals being considered and the identity of the parties submitting the proposals.

     The special committee also selected BT Alex. Brown as its financial advisor. The special committee instructed representatives of BT Alex. Brown to meet with members of Concentra's senior management to participate in Concentra's detailed evaluation of its business and financial prospects and preparation of an updated five year plan. From October 15, 1998 through December 2, 1998, representatives of BT Alex. Brown met periodically with Mr. Thomas, Joseph F. Pesce, Concentra's Chief Financial Officer, and other members of Concentra's senior management for this purpose.

     On October 10, 1998, the Federal Trade Commission granted WCAS early termination of its HSR Act filing. Concentra did not join WCAS's request for early termination of its HSR Act waiting period.

     On October 28, 1998, at a special meeting of the Board, the special committee reported that it had held several meetings with representatives of Ropes & Gray and BT Alex. Brown, had scheduled additional meetings with them and with members of Concentra's senior management, and would report further to the Board following the special committee's completion of a more comprehensive review of Concentra's business and financial prospects and updated five year plan.

     On October 29, 1998, Concentra issued its third quarter earnings release, announcing results which fell short of previously revised expectations for revenues and profitability, and disclosed a non-recurring charge of $15 million to $25 million, which was to be taken in the fourth quarter of 1998. In addition, Concentra announced that it had received several unsolicited expressions of interest to acquire Concentra, that it had formed the special committee for the purpose of evaluating various strategic alternatives available to Concentra, including remaining independent and pursuing its existing or a modified strategy, and that the special committee had engaged BT Alex. Brown as its financial advisor.

     On November 2, 1998, WCAS made a Schedule 13D filing with the Securities and Exchange Commission disclosing that WCAS had purchased 1,725,000 shares of Concentra's common stock between October 20, 1998 and October 30, 1998. WCAS also reported that it had during the same period purchased $20,500,000 in principal amount of Concentra's 4.5% Convertible Subordinated Notes due 2003 (convertible into 496,969 shares of Concentra common stock) which, together with the shares of Concentra common stock purchased by WCAS, would have represented 4,346,732 shares or approximately 9.1% of Concentra's outstanding common stock if the notes were converted.

     On November 17, 1998, the Board elected Mr. Thomas to the permanent position of President and Chief Executive Officer, removing the interim designation he had held since September 15.

     Between October 28, 1998 and December 2, 1998, the special committee held additional meetings with Ropes & Gray, BT Alex. Brown and Concentra's senior management. The special committee reported to the Board at a special meeting held on November 17 that the special committee would be prepared to present an initial report and preliminary recommendations to the Board during the first week of December.

     On December 2, 1998, at a special meeting called for that purpose, the special committee reported to the Board regarding the special committee's consideration of strategic alternatives available to Concentra, including the advantages and disadvantages of each, the rationale for the special committee's recommendations and the special committee's analysis of Concentra's business and financial prospects. The special committee recommended that Concentra pursue a controlled process to evaluate and consider whether to preserve Concentra's independence or complete a sale of Concentra and/or a recapitalization of Concentra. The process would involve contacting selected potential financial buyers and strategic merger partners to gauge their interest in acquiring or merging with Concentra. The special committee proposed a tentative timetable for undertaking and completing the process and recommended that the process be directed and con-trolled by the special committee. The members of the Board discussed in detail the special committee's recommendations and thereafter approved and adopted the special committee's recommendations in full.

     Between December 7 and December 14, 1998, at the direction of the special committee, eleven potential financial buyers and nine potential strategic merger partners were contacted regarding their interest in acquiring or merging with Concentra. WCAS and other parties who had delivered expressions of interest to the Board were among those parties contacted. Subsequently, Concentra entered into confidentiality and standstill agreements with nine financial parties, including WCAS, and two strategic parties, and sent each of these parties a copy of a confidential memorandum describing Concentra. In selecting potential acquirors and strategic partners to be contacted in the process, the special committee considered those entities which had expressed an interest in acquiring Concentra (or a substantial portion thereof) either before the formation of the special committee or after its inception and disclosure to the public. In expanding the field beyond those which independently expressed interest, the special committee focused specifically on financial sponsors with portfolio companies in the specialty managed care and workers compensation fields which had completed transactions similar in size and scope to the potential acquisition of Concentra and potential strategic partners in the specialty managed care or workers compensation fields with the financial capability to complete a transaction of this size. The parties ultimately selected to be contacted included insurance companies, health service providers, information services companies and financial sponsors.

     The special committee followed customary practices for sharing non-public information with potential investors by pursuing standstill/confidentiality agreements. Recognizing that material non-public information would be included in both management presentations to potential acquirors and strategic partners as well as any additional due diligence pursued by the parties, the special committee required all interested parties to sign standstill/confidentiality agreements. Such agreements were designed, in part, to protect existing stockholders from the harm that might result from access to material non-public information by potential acquirors.

     On January 12, 1999, WCAS filed an amendment to its Schedule 13D with the Securities and Exchange Commission indicating that WCAS had purchased an additional 2,450,000 shares of Concentra's common stock between November 2, 1998 and January 6, 1999 and prior to its execution of a confidentiality and standstill agreement with Concentra on January 12, 1999. WCAS also reported that it had during the same period purchased an additional $14,000,000 in principal amount of Concentra's 4.5% Convertible Subordinated Notes due 2003 (convertible into 339,395 shares of Concentra common stock) which, together with the shares of Concentra common stock owned by WCAS, would have represented 7,136,127 shares or approximately 14.9% of Concentra's outstanding common stock if the notes were converted.

     On January 28, 1999, five financial parties, including WCAS, indicated in writing their interest in acquiring Concentra. One strategic party indicated orally an interest in a transaction with Concentra. The preliminary indications, which were developed before management meetings or commencement of business or legal due diligence, ranged from $13.50 to $20.00 per share. Each of the written offers presented to the special committee on January 28, 1999 contemplated a struc-ture that would be characterized as a leveraged recapitalization. The written offers provided for the purchase of between 90% and 100% of the currently outstanding shares of Concentra. All written offers received were conditioned upon completing the aforementioned due diligence which also included, but was not limited to, specific financial, accounting, tax and environmental issues.

     On February 4, 1999, Concentra announced revenues and earnings for the fourth quarter and year ended December 31, 1998, as well as a non-recurring charge of $20,514,000. Concentra also announced that overall revenue growth was expected to slow to approximately 15% for 1999, and Concentra projected earnings of approximately $0.90 to $0.95 for 1999, versus $0.93 per share for 1998. Concentra stated that, in the future, total revenues were anticipated to grow in the 12% to 15% range, and annual earnings growth was expected to re-accelerate to a range of approximately 15% to 18%. Finally, Concentra announced that the special committee continued to work with BT Alex. Brown to evaluate the various strategic alternatives available to Concentra and that the special committee planned to complete its evaluation and make a recommendation to the full Board by the end of the first quarter of 1999.

     Between February 9, 1999 and February 23, 1999, each of the potential financial parties and the strategic party attended presentations by members of Concentra's senior management and was given access to extensive documentary due diligence information prepared by Concentra. Five parties conducted documentary due diligence to varying degrees. Each party was also invited to pursue additional business, legal, tax, human resources, information technology and accounting due diligence. Four parties pursued additional due diligence beyond the management presentations and documentary due diligence information. Three parties pursued tax and audit due diligence. Three parties performed an information technology review. Two parties pursued legal due diligence. WCAS was the only party to pursue due diligence in each area.

     On February 24, 1999, the special committee received second-round indications of interest from four financial parties, including WCAS, each indicating an interest in purchasing all or substantially all of Concentra's outstanding common stock, and each proposing to effect the transaction through a leveraged recapitalization. Three of the parties' indications of interest explicitly required additional accounting and legal due diligence. Various additional diligence requests from these parties included the tax, financial, regulatory, environmental, employment and technology areas. Requests were also made for select facility site visits and interviews with customers from each of the major business lines. Each of these three offers stated that an additional two to three weeks would be necessary to complete this incremental diligence. The first two offers were for $15.00 and $16.00 per share, respectively. The third offer included a range of value, between $16.00 and $17.00, but was subject to the above other conditions, including complete accounting, tax and legal due diligence as well as additional business due diligence. WCAS's expression of interest stated that its offer expired on March 5, 1999 and that only informal confirmatory due diligence was required. All parties submitted commitment letters from their respective financing sources with respect to all financing required for completion of the individually proposed transactions. Only WCAS's commitment letters were not subject to further business due diligence.

     On the evening of February 25, 1999, unsolicited, WCAS orally indicated an ability to revise its offer to $16.50, subject to Concentra executing a definitive agreement prior to March 5,

1999. On February 26, 1999, the special committee met to review the second-round indications. Based on written confirmation of the $16.50 offer and a commitment from WCAS to bridge finance the subordinated debt and mezzanine components of its offer, the special committee elected to pursue an accelerated transaction with WCAS on the condition that a definitive agreement, subject to no further due diligence investigation, be executed by March 2, 1999 at a price of $16.50 per share. In electing to pursue an accelerated transaction with WCAS, the special committee considered that WCAS's expression of interest expired on March 5, 1999, that WCAS required only informal confirmatory due diligence, and that WCAS's commitment letters were not subject to further business due diligence. The special committee understood, however, that by extending the bidding process it was possible that Concentra could have received a more attractive offer from any or all of the other bidders, one of whom had previously submitted an offer with a range of value between $16.00 and $17.00. The other bidders and their financing sources required significantly greater due diligence and the special committee believed it to be unlikely that a more attractive offer would result from the additional due diligence. Given these factors, the special committee believed that the stockholders' interests would not be served by rebuffing WCAS's request for acceleration and continuing the due diligence investigation of the other bidders for an extended period of time. Legal counsel to Concentra and to the special committee commenced negotiation of a definitive merger agreement incorporating the terms and conditions approved by the special committee. The merger agreement provided that all but approximately 1.9 million shares of Concentra common stock (approximately seven percent of Concentra's post-merger shares outstanding) would be converted into the right to receive $16.50 in cash, with Concentra's current stockholders retaining those outstanding shares. The merger agreement further provided that, if WCAS arranged for an independent third party investor to purchase approximately seven percent of Concentra's post-merger common stock, Concentra's stockholders would receive $16.50 in cash for 100% of their shares. The merger agreement also required that Concentra terminate discussions and negotiations with other bidders. As discussed in "The Special Committee's and the Board's Recommendations," the special committee recognized that this covenant would decrease the likelihood that a third party would offer to acquire Concentra and that this was a negative factor in assessing the fairness of the merger agreement.

     On February 27, 1999, at a special meeting of the Board, the special committee updated the Board regarding its pursuit of an accelerated transaction with WCAS. The special committee described the WCAS proposal and the progress of the negotiations with WCAS and preparation of the merger agreement.

     On March 2, 1999, at a special meeting of the Board, the members of the special committee, Concentra's senior management, representatives of BT Alex. Brown and Ropes & Gray, and Concentra's legal counsel reviewed with the Board the terms of the merger agreement and the merger, the background of the merger, the strategic rationale for and potential benefits of the merger, and the status of negotiations with WCAS. At this meeting, BT Alex. Brown reviewed with the

Board and special committee the financial analyses performed by BT Alex. Brown in connection with its evaluation of the merger consideration and rendered an oral opinion, subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of the opinion and based upon and subject to the matters stated in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Concentra common stock, other than WCAS or its affiliates. See "Opinion of Concentra's Financial Advisor." The members of the special committee unanimously recommended to the Board that the Board accept the $16.50 offer by WCAS and approve the merger agreement. After extensive consideration, the Board unanimously approved the merger agreement and instructed Concentra's senior management and legal advisors to complete negotiations with WCAS and execute the merger agreement on behalf of Concentra. For a more complete discussion of the analysis of the Board and the special committee, see "Special Committee's and Board's Recommendation."

     On the evening of March 2, 1999, Concentra and WCAS completed negotiations and Concentra and Yankee Acquisition Corp. ("Yankee") executed the merger agreement.

     On March 24, 1999, WCAS notified Concentra that Ferrer Freeman Thompson & Co., LLC had agreed to purchase approximately seven percent of Concentra's post-merger common stock. On March 24, 1999, Concentra and Yankee entered into an amended and restated merger agreement under which Concentra's stockholders are entitled to receive $16.50 in cash for 100% of their shares.

THE SPECIAL COMMITTEE'S AND THE BOARD'S RECOMMENDATION

     The full Board formed the special committee, comprised of two disinterested directors, to review and evaluate the proposals because it appeared that certain of the directors would have actual or potential conflicts of interest in evaluating third-party proposals to acquire Concentra. Neither of these two directors were, or had ever been, employees of Concentra. The special committee unanimously recommended to the Board that the merger agreement be approved. Following the unanimous recommendation of the special committee, the Board approved the merger agreement and recommended that the stockholders of Concentra approve the merger agreement. In approving the merger agreement, the special committee and the Board determined that the merger, the merger agreement and the transactions contemplated thereby were advisable, fair and in the best interests of Concentra and its stockholders, other than WCAS and its affiliates. The special committee and the Board each adopted the analyses and findings of the special committee's financial advisor, BT Alex. Brown. See "Special Factors -- Opinion of Concentra's Financial Advisor."

     The special committee met on six occasions between October 1, 1998 and the date of this proxy statement, in person or by telephone, to select their legal counsel and financial advisor and to consider developments relating to a possible sale of Concentra. The special committee was assisted in its deliberations by its financial advisor, BT Alex. Brown, and its legal counsel, Ropes & Gray. BT Alex. Brown acted on behalf of Concentra. Ropes & Gray acted solely on the behalf of unaffiliated securityholders. At a meeting held on March 2, 1999, the special committee determined that the merger, the merger agreement and the transactions contemplated thereby were fair and in the best interests of Concentra and its stockholders, other than WCASand its affiliates, and recommended that the full Board approve the merger agreement.

     The Special Committee And The Board Unanimously Recommend That You Vote For The Approval And Adoption Of The Merger Agreement.

     The special committee and the Board believes that the terms of the merger agreement and the merger are advisable and fair to and in the best interests of Concentra and its stockholders other than WCASand its affiliates. In reaching its determination to recommend the merger agreement, the special committee considered a number of factors, including the following:

     1. The special committee considered the value of the consideration to be received by Concentra's stockholders in the merger. The special committee considered the historical market prices and trading information for Concentra common stock, the price per share offered by Yankee, the certainty of value provided by the cash consideration and the fact that the merger consideration represents a significant premium over the market prices at which Concentra's common stock had previously traded, including, but not limited to, the fact that the $16.50 per share cash consideration represented a 37.5% premium over the $12.00 trading price on October 28, 1998, the day before Concentra announced the formation of the special committee and a 161.4% premium over the $6.31 trading price on October 9, 1998, the day before the Federal Trade Commission granted early termination of WCAS's HSR Act filing.

     2. As described above under "Background of the Merger," the special committee noted that the merger consideration and the ultimate selection of the Yankee proposal was the result of an extensive process that resulted in discussions with a substantial number of potential bidders in a process designed to elicit third-party proposals to acquire Concentra, and that the participants in the process were afforded ample opportunity to submit proposals to Concentra.

     3. The special committee considered information concerning Concentra's financial performance, financial condition, business operations and prospects. In particular, the special committee considered the projections prepared by Concentra's management described in "Summary--Certain Projections." The special committee also considered that necessary or desirable investments in facilities and information systems and technology would require substantial expenditures which might have a short-term negative impact on earnings per share and, consequently, the market price of Concentra common stock. The special committee considered the prospects of continuing to operate Concentra as an independent public company and the possibility that Concentra's future performance might not in the foreseeable future lead to a trading price for Concentra common stock having a higher present value than the merger consideration.

     4. The special committee considered a number of strategic alternatives to the merger agreement. At the direction of the special committee, nine potential strategic merger partners were contacted regarding their interest in merging with Concentra. Only one potential strategic merger partner indicated an interest in a transaction with Concentra, but, after attending presentations by Concentra's senior management, it never submitted a merger proposal. The special committee also considered redeploying Concentra's specialty managed care, physician practice management or healthcare information technology operations through a divestiture, subsidiary initial public offer-ing, spin-off or similar transaction. The special committee considered that those alternatives involved numerous risks and problems, including valuation issues, lost synergies, additional transaction risks, tax and accounting issues, and management challenges. The special committee concluded that none of these strategic alternatives were likely to enhance stockholder value as much as the merger agreement.

     5. The special committee considered that Concentra may be managed more effectively as a private company. In particular, as a private company, Concentra would not be subject to pressures from public stockholders and market professionals to maintain and grow earnings per share and would have greater flexibility to consider business strategies that have long-term benefits (including investments in facilities and information systems and technology that might be dilutive in the short term), but that might adversely affect earnings per share and the market price of Concentra common stock in the short term if Concentra were a public company. The special committee based its assessment on its members' experience with securities analysts, investment bankers and investors and input from the committee's financial advisor.

     6. The special committee considered the strong financial condition and business reputation of WCAS, the experience and high rate of success of WCAS in structuring and completing transactions similar to the merger, the financing commitments obtained by WCAS and WCAS's ability to complete the merger in a timely manner and without substantial additional due diligence.

     7. The special committee considered the opinion of BT Alex. Brown dated March 2, 1999 as to the fairness, from a financial point of view, of the merger consideration to the holders of Concentra common stock, other than WCAS or its affiliates, and further considered the related financial analyses performed by BT Alex. Brown, as described below under "Opinion of Concentra's Financial Advisor."

     The special committee also considered potential negative aspects of the merger agreement, including the following:

     1. At times, the Concentra common stock has traded substantially above the amount of the merger consideration. See "Summary Historical Market Information." The special committee believed, however that significant decreases in the market prices of healthcare stocks combined with Concentra's need to invest in facilities, information systems and technology, which would require substantial expenditures that might have a short-term negative impact on earnings per share, made it unlikely that Concentra common stock would trade above $16.50 in the foreseeable future.

     2. The special committee considered that, after the merger, Concentra's current public stockholders will not participate in Concentra's future earnings and growth.

     3. The special committee considered certain restrictive provisions of the merger agreement, including the restrictions relating to solicitation of third party proposals, the termination provisions and the size, nature and events that would trigger the payment of the $25 million ter-
mination fee and related expense reimbursement obligation, capped at $4 million, contained in the merger agreement (see "The Merger Agreement - Termination of the Merger Agreement" and "Termination Fees"). Although the special committee determined that the terms of the merger agreement were favorable to Concentra's stockholders, the special committee recognized that the provisions requiring Concentra to terminate discussions and negotiations with other bidders and limiting Concentra from soliciting or encouraging alternative proposals, and the termination fee provisions requiring Concentra to pay WCAS $25 million in the aggregate and up to an additional $4,000,000 to reimburse WCAS for its out-of-pocket expenses, would decrease the likelihood that a third party would offer to acquire Concentra. Nonetheless, the special committee believed that such provisions were in the best interests of Concentra's stockholders because they enhanced the likelihood that the merger would be accomplished, thereby providing Concentra's stockholders with the benefits of the merger consideration. The special committee also noted that termination fee provisions are customary in documents like the merger agreement, particularly when the target company has the right, as does Concentra, to terminate the merger agreement if its board of directors, in the exercise of its fiduciary duties, determines termination is required by reason of another acquisition proposal. The special committee determined that the amounts of the termination fee and reimbursement cap, and the circumstances in which they would be paid, were customary in transactions of the size and nature of the merger. In addition, in evaluating the provisions, the special committee also took into account that Concentra had contacted a substantial number of potential bidders and afforded them a full opportunity to submit an offer to acquire Concentra.

     4. The special committee considered that Yankee's stockholders may cause Concentra, upon completion of the merger, to enter into employment agreements with Concentra's executive officers and to grant the executive officers options to purchase shares of Concentra common stock. The special committee also considered that the executive officers may be given the opportunity to roll over their current equity investment in Concentra into common stock of Concentra as the surviving corporation in the merger. No such agreements or option grants were effective when the special committee approved the merger agreement.

     5. The special committee considered that it was approving an accelerated transaction with Yankee without pursuing further the negotiation of other second-round indications of interest. The special committee also considered that one of these indications of interest included a range of value having a high end of $17.00 per share. The special committee realized, however, that WCAS's expression of interest expired on March 5, 1999, that WCAS required only informal confirmatory due diligence, and that WCAS's commitment letters were not subject to further business due diligence. The other bidders and their financing sources required significantly greater due diligence. Based on the special committee's knowledge of the other bidder's significant due diligence requirements and the special committee's assessment of the other bidder's history of completing similar transactions, ability to finance the acquisition of Concentra and efforts to enter into a definitive agreement with Concentra, the special committee believed it to be unlikely that a higher offer would result from the additional due diligence. The special committee understood, however, that by extending the bidding process it was possible that Concentra could have received a more attractive offer from any or all of the other bidders. Additionally, the special committee noted that prolonging the process might lead to offers that were lower than those contained in the second round indications of interest or the WCAS offer of $16.50 per share and that WCAS may significantly lower its offer of $16.50 per share or withdraw its offer altogether. Given these factors, the special committee believed that the stockholders' interests would not be served by rebuffing WCAS's request for acceleration and continuing the due diligence investigation of the other bidders for an extended period of time. See "The Merger - Background of the Merger."

     6. The special committee considered that Concentra's debt to equity ratio will be substantially higher following the merger and that Concentra's existing creditors at the time of the merger could possibly allege that the leveraging of Concentra to pay the merger consideration involved a fraudulent conveyance entitling them to recover a portion or all of the merger consideration from Concentra's public stockholders. The special committee did not believe that the merger would constitute a fraudulent conveyance. In approving the merger agreement, the special committee concluded that the benefits of the merger agreement far outweighed the risk that the merger would constitute a fraudulent conveyance that would enable Concentra's creditors to recover the merger consideration from Concentra's public stockholders.

     7. The special committee considered that Concentra would be required to pay substantial costs and fees to its financial, legal, accounting and other advisors in consummating the merger. The special committee concluded that Concentra's professional advisors provided substantial benefits in negotiating the financial and legal aspects of the merger agreement and that their fees were reasonable.

     8. The special committee considered the risk that the merger consideration is fixed and will not be adjusted in the event of an increase or decrease in the market price of Concentra common stock or the value of Concentra's business. The special committee recognized that fixed merger consideration in a transaction such as the merger is not unusual and that the fixed merger consideration, while creating a risk to Concentra's stockholders, could also operate to benefit Concentra's stockholders, especially in light of the recent historical performance of Concentra common stock.

     In considering the fairness of the merger, the special committee and the Board did not emphasize Concentra's net book value or liquidation value, which were not believed to be material in evaluating the value of Concentra. The special committee and the Board further believed that the Company's liquidation value would be substantially below $16.50 per share.

     The foregoing discussion of factors considered by the special committee is not exhaustive, but Concentra believes it includes the material factors considered by the special committee. The special committee did not quantify or otherwise attempt to assign relative weights to the specific factors the special committee considered in reaching its determination to recommend the merger. Rather, the special committee viewed its position and recommendation as being based on the total information presented to and considered by the special committee.

Opinion Of Concentra's Financial Advisor

Concentra engaged BT Alex. Brown to act as exclusive financial advisor to Concentra and the special committee in connection with the merger. On March 2, 1999, at a meeting of the Concentra board held to evaluate the proposed merger, BT Alex. Brown rendered an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated March 2, 1999, to the effect that, as of that date and based upon and subject to the matters stated in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Concentra common stock, other than WCAS or its affiliates.

The full text of BT Alex. Brown's written opinion dated March 2, 1999, which describes the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix B to this proxy statement and is incorporated herein by reference. BT Alex. Brown's opinion is directed to the Concentra Board and special committee, addresses only the fairness of the merger consideration from a financial point of view, does not address the merits of the underlying decision by Concentra to engage in the merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to matters relating to the proposed merger. The summary of BT Alex. Brown's opinion described below is qualified in its entirety by reference to the full text of such opinion.

     In connection with BT Alex. Brown's role as Concentra's financial advisor, and in arriving at its opinion, BT Alex. Brown:

     o reviewed publicly available financial and other information concerning Concentra and internal analyses and other information furnished to or discussed with BT Alex. Brown by Concentra and its advisors;

     o held discussions with members of the senior management of Concentra and WCAS regarding the business and prospects of Concentra;

     o reviewed the reported prices and trading activity for Concentra common stock;

     o compared financial and stock market information for Concentra with similar information for other companies whose securities are publicly traded;

     o reviewed the financial terms of recent business combinations which BT Alex. Brown deemed comparable in whole or in part;

     o reviewed the terms of the merger agreement as originally executed; o was authorized to approach, and held discussions with, third parties to solicit indications of interest with respect to the acquisition of Concentra; and

     o performed other studies and analyses and considered other factors as BT Alex. Brown deemed appropriate.

BT Alex. Brown did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to BT Alex. Brown, about Concentra both before and after giving effect to the merger, including, without limitation, any financial information, forecasts or projections considered in connection with the ren-dering of its opinion. For purposes of its opinion, BT Alex. Brown assumed and relied upon the accuracy and completeness of all information reviewed and BT Alex. Brown did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of Concentra. With respect to the financial forecasts and projections made available to BT Alex. Brown and used in its analyses, BT Alex. Brown assumed that they were prepared on a basis reflecting reasonable estimates and judgments. In rendering its opinion, BT Alex. Brown expressed no view as to the reasonableness of the forecasts and projections or the assumptions on which they are based. BT Alex. Brown's opinion was necessarily based upon economic, market and other conditions existing on, and the information made available to BT Alex. Brown as of, the date of its opinion.

     For purposes of rendering its opinion, BT Alex. Brown assumed that, in all respects material to its analysis, the representations and warranties of Concentra and Yankee contained in the merger agreement are true and correct, Concentra and Yankee will each perform all of the covenants and agreements to be performed by it under the merger agreement and all conditions to the obligations of Concentra and Yankee to consummate the merger will be satisfied without any waiver. BT Alex. Brown also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Concentra or Yankee is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications  or waivers  made that would  have a  material  adverse  effect on
Concentra or materially reduce the contemplated benefits of the merger to Concentra. In addition, BT Alex. Brown was informed by Concentra, and for purposes of rendering its opinion BT Alex. Brown assumed, that the merger will be recorded as a recapitalization for financial reporting purposes. BT Alex. Brown expressed no opinion as to the price at which the Concentra common stock will trade at any time. No other instructions or limitations were imposed by the Board or special committee upon BT Alex. Brown with respect to the investigations made or the procedures followed by it in rendering its opinion.

     The following is a summary of the material analyses performed by BT Alex. Brown in connection with its opinion to the Board and special committee dated March 2, 1999. Certain of the financial analyses summarized below include information presented in tabular format. In order to fully understand BT Alex. Brown's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of BT Alex. Brown's financial analyses.

ANALYSIS OF SELECTED PUBLIC COMPANIES


         BT Alex. Brown compared financial and stock market information for Concentra and the following 11 selected publicly held companies in the specialty managed care and physician practice management sectors of the healthcare services industry:

         o  American Dental Partners, Inc.
         o  American Oncology Resources, Inc.
         o  CorVel Corporation
         o  First Commonwealth, Inc.
         o  First Health Group Corp.
         o  Healthcare Recoveries, Inc.
         o  Healthplan Services Corporation
         o  Orthodontic Centers of America, Inc.
         o  Pediatrix Medical Group, Inc.
         o  United Payors and United Providers, Inc.
         o  Vision Twenty-One, Inc.

         BT Alex, Brown calculated adjusted market values, calculated as equity market value, plus debt, less cash, as multiples of latest 12 months revenues, earnings before interest, taxes, depreciation and amortization, and earnings before interest and taxes, and equity market values as a multiple of the latest 12 months and estimated calendar years 1999 and 2000 earnings per share. All multiples were based on closing stock prices on February 26, 1999. Earnings per share estimates for the selected companies were based on research analysts' estimates and earnings per share estimates for Concentra were based on internal estimates of the management of Concentra. This analysis indicated the following implied adjusted market value and equity market value multiples for the selected companies, as compared to the implied multiples for Concentra based on the merger consideration of $16.50 per share:

                                                                                           MULTIPLES FOR
                                                        IMPLIED MULTIPLES OF            CONCENTRA IMPLIED BY
                                                         SELECTED COMPANIES             MERGER CONSIDERATION
                                                        ---------------------            -------------------
                                                      MEAN                RANGE
                                                      -----              ------
Adjusted Market Values:

Latest 12 months revenues                             1.9x            0.6x - 5.9x                1.6x
Latest 12 months earnings before
   interest, taxes, depreciation and
   amortization                                      8.0x            3.4x - 13.7x                8.9x
Latest 12 months earnings before
   interest and taxes                               10.6x            4.0x - 15.4x               11.2x



                                       34

Equity Market Values:
                                                                                           MULTIPLES FOR
                                                        IMPLIED MULTIPLES OF            CONCENTRA IMPLIED BY
                                                         SELECTED COMPANIES             MERGER CONSIDERATION
                                                        ---------------------            -------------------
                                                      MEAN                RANGE
                                                      -----              ------

Latest 12 months earnings per
   share                                            16.5x           11.2x - 23.9x               17.8x
Estimated calendar year 1999
   earnings per share                               12.1x            7.5x - 19.0x               17.3x
Estimated calendar year 2000
   earnings per share                                9.9x            5.8x - 15.8x               15.0x

Analysis of selected merger and acquisition transactions

     BT Alex. Brown reviewed the purchase prices and implied transaction multiples in the following eight proposed, pending or completed merger and acquisition transactions announced since January 1, 1995 having transaction values greater than $150 million in the specialty managed care and physician practice management sectors of the healthcare services industry:

                Acquiror                                       Target
o  Golder, Thoma, Cressey, Rauner Inc.,       CompDent Corporation
   TA Associates, Inc., NMS Capital Partners
o  Protective Life Corporation                United Dental Corporation
o  Magellan Health Services, Inc.             Merit Behavioral Care Corporation
o  MedPartners, Inc.                          Talbert Medical Management Holdings, Inc.
o  Magellan Health Services, Inc.             Human Affairs International, Incorporated
o  Laidlaw, Inc.                              EmCare Holdings, Inc.
o  Columbia/HCA Healthcare Corporation        Value Health, Inc.
o  Kohlberg Kravis Roberts & Co.              Merit Behavioral Care Corporation

implied adjusted market value and equity market value multiples for the selected transactions, as compared to the implied multiples for Concentra based on the merger consideration of $16.50 per share:

                                                                                           MULTIPLES FOR
                                                        IMPLIED MULTIPLES OF            CONCENTRA IMPLIED BY
                                                         SELECTED COMPANIES             MERGER CONSIDERATION
                                                        ---------------------            -------------------
                                                      MEAN                RANGE
                                                      -----              ------
Adjusted Market Values:

Latest 12 months revenues                            1.3x             0.3x - 3.4x                 1.6x

Adjusted Market Values:

Latest 12 months earnings before
   interest, taxes, depreciation and
   amortization                                     11.6x            6.5x - 16.0x                8.9x
Latest 12 months earnings before
   interest and taxes                               13.1x            8.5x - 20.4x                11.2x

Equity Market Values:

Latest 12 months net income                         21.4x           15.4x - 30.5x               17.9x
One-year forward net income                         17.6x           12.7x - 21.6x               16.6x

Discounted Cash Flow Analysis

     BT Alex. Brown performed a discounted cash flow analysis to estimate the present value of the stand-alone, unlevered, after-tax free cash flows that Concentra could generate based on internal estimates of the management of Concentra for the fiscal years 1999 through 2003. The stand-alone discounted cash flow analysis was determined by: (a) adding the present value of the projected free cash flows over the fiscal years 1999 through 2003; (b) adding the present value of the estimated terminal values in fiscal year 2003; and (c) subtracting the current net debt for Concentra. The range of estimated terminal values for Concentra was calculated by applying terminal value multiples ranging from 6.0x to 9.0x to Concentra's projected fiscal year 2003 earnings before interest, taxes, depreciation and amortization. The present value of the cash flows and terminal values were calculated using discount rates ranging from 15% to 19%. This analysis yielded an implied range for Concentra of approximately $10.04 to $19.71 per share, as compared to the merger consideration of $16.50 per share.

Premium  Analysis

BT Alex. Brown analyzed the premiums paid in 84 transactions, 16 selected healthcare transactions and nine selected healthcare services transactions having transaction values of between $750 million and $1.25 billion effected since January 1, 1995, based on the target com-pany's stock price one day and one month prior to public announcement of the transaction. This analysis indicated the following premiums in the selected transactions, as compared to the implied premiums in the merger one day and one month prior to public announcement of the merger and one day prior to public disclosure of the Federal Trade Commission's granting of early termination of WCAS's HSR Act filing in which WCAS disclosed its intention to acquire in excess of $15 million of Concentra common stock:

                                                                                               PREMIUM ONE DAY
                                                PREMIUM                    PREMIUM              PRIOR TO EARLY
                                            ONE DAY PRIOR TO          ONE MONTH PRIOR TO        TERMINATION OF
                                          PUBLIC ANNOUNCEMENT        PUBLIC ANNOUNCEMENT            WCAS'S
                                           -------------------        ------------------
                                        MEAN           RANGE          MEAN        RANGE         HSR ACT FILING
                                        -----          ------         -----       ------         -------------
Selected Transactions (84)             26.3%       (24.3%)-118.5%    35.3%      (27.5%)-118.5%
Selected Health Care
   Transactions (16)                   37.7%        (5.2%)-118.5%    45.5%         5.5%-118.5%
Selected Health Care
   Services Transactions (9)           34.1%          7.7%-118.5%    49.5%        18.9%-118.5%
Merger Premium Implied
   for Concentra                                            55.3%                        52.6%          161.4%

OTHER FACTORS

         In rendering its opinion, BT Alex. Brown also reviewed and considered, among other things:

         o  historical and projected financial data for Concentra;

         o historical market prices and trading volumes for Concentra common stock and the relationship between movements in Concentra common stock, movements in the common stock of the selected companies and movements in the S&P 500 Index;

         o selected analysts' reports on Concentra, including calendar years 1999 and 2000 earnings per share estimates and long-term growth rate estimates of such analysts;

         o the implied price per share of Concentra common stock assuming completion of the merger on June 30, 1999 based on the present value of Concentra's terminal value at the end of fiscal year 2002; and

         o the implied equity returns to the equity investors based on internal estimates of the management of Concentra assuming the merger occurs.

     The summary above is not a complete description of the opinion of BT Alex. Brown to the Board and special committee or the financial analyses performed and factors considered by BT Alex. Brown in connection with its opinion, but rather is a summary of the material aspects of the opinion and analyses performed and factors considered by BT Alex. Brown in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is difficult to summarize. BT Alex. Brown believes that its analyses and the summary above must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format without considering all analyses and factors or the narrative description of the analyses could create a misleading or incomplete view of the processes underlying BT Alex. Brown's analyses and opinion.

     In performing its analyses, BT Alex. Brown made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Concentra. No company, transaction or business used in such analyses as a comparison is identical to Concentra or the proposed merger, nor is an evaluation of the results of those analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in BT Alex. Brown's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, BT Alex. Brown's analyses and estimates are inherently subject to substantial uncertainty.

     BT Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. Concentra and the special committee selected BT Alex. Brown based on BT Alex. Brown's reputation, expertise and familiarity with Concentra. BT Alex. Brown and its affiliates have in the past provided financial services to Concentra and WCAS and its affiliates unrelated to the proposed merger, for which services BT Alex. Brown and its affiliates have received compensation. For the period from January 1, 1997 to the date of this proxy statement, BT Alex. Brown has advised WCAS and its affiliates in twelve transactions, for which advisory service BT Alex. Brown has received approximately $36.5 million. BT Alex. Brown maintains a market in Concentra common stock and regularly publishes research reports regarding the businesses and securities of Concentra and other publicly traded companies in the healthcare industry. In the ordinary course of business, BT Alex. Brown and its affiliates may actively trade or hold the securities and other instruments and obligations of Concentra for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities, instruments or obligations. For the period from January 1, 1997 to the date of this proxy statement, BT Alex. Brown has advised WCAS and WCAS's affiliates in twelve transactions and BT Alex. Brown has received approximately $36.5 million in connection with such advisory services.

     The type and amount of consideration payable in the merger was determined through negotiation between Concentra and WCAS. BT Alex. Brown did not recommend the amount of consideration to be paid to the Concentra common stockholders. Although BT Alex. Brown provided financial advice to Concentra during the course of negotiations, the decision to enter into the merger was solely that of the Board and special committee. BT Alex. Brown's opinion and financial analyses were only one of many factors considered by the Board and special committee in their evaluation of the proposed merger and should not be viewed as determinative of the views of the Board, special committee or management with respect to the merger consideration or the merger.

     Pursuant to the terms of BT Alex. Brown's engagement, Concentra has agreed to pay BT Alex. Brown upon completion of the merger an aggregate financial advisory fee equal to 0.75% of the aggregate consideration, including liabilities assumed, payable in connection with the merger. In addition, Concentra has agreed to reimburse BT Alex. Brown for its reasonable travel and other out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify BT Alex. Brown and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement. BT Alex. Brown's opinion is available for inspection and copying at Concentra's principal executive offices during its regular business hours.

PURPOSE AND REASONS OF WCAS AND THE MEMBERS OF MANAGEMENT FOR THE MERGER

     WCAS's and the Members of Management's purpose in engaging in the transactions contemplated by the merger agreement is to enable WCAS and Ferrer Freeman to acquire 100% ownership of Concentra. WCAS and the Members of Management believe that as a private company Concentra will have greater operating flexibility to focus on enhancing value by emphasizing growth (both internally and through acquisitions) and operating cash flow without the constraint of the public market's emphasis on quarterly earnings. This assessment by WCAS and the Members of Management is based upon publicly available information regarding Concentra, WCAS's due diligence investigation of Concentra and WCAS's experience in investing in companies in the healthcare industry. While WCAS and the Members of Management believe that there will be significant opportunities associated with an investment in Concentra, there are also substantial risks that such opportunities may not be fully realized.

     As a result of the merger, WCAS will acquire a 93 percent interest in Concentra and will invest approximately $392,432,000 in equity financing and up to $110,000,000 in subordinated indebtedness and has received commitments from various lenders to provide financing of $190,000,000 in senior subordinated notes, $375,000,000 in term loans and a $100,000,000 revolving credit facility. The Members of Management will acquire a portion of these shares. Ferrer Freeman will invest approximately $30,600,000 in equity in exchange for an approximate seven percent interest in Concentra. In addition, certain members of Concentra's current management will have amended and restated employment agreements with the surviving corporation.

Position of WCAS and the Members of Management as to Fairness of the Merger

     WCAS and the Members of Management have considered the analyses and findings of the special committee and the Board (described in detail in "-- The Special Committee's and the Board's Recommendation") with respect to the fairness of the merger to Concentra's stockholders, other than WCAS and its affiliates. Each of the Members of Management and WCAS adopts the analysis and findings of the special committee and the Board with respect to the fairness of the merger, adopts the analysis of BT Alex. Bronx described in "Opinion of Concentra's Financial Advisor," and believes that the merger, the merger agreement and the transactions contemplated thereby are fair and in the best interests of Concentra's common stockholders. Each of the Members of Management intends to vote all shares he owns in favor of the merger agreement. In a letter agreement dated March 24, 1999, WCAS agreed to and to cause its affiliates to vote all shares of Concentra common stock owned by WCAS or any of its affiliates in favor of the merger. Neither WCAS nor the Members of Management make any recommendation as to how you should vote on the merger agreement. WCAS has financial interests in the merger and certain members of Concentra's management have financial and employment interests in the merger. See "Special Factors -- Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Board, you should be aware that certain members of the Board and certain of Concentra's executive officers have certain interests in the merger that are in addition to your interest as a Concentra stockholder generally.

     Employment Agreements. Yankee and each of Daniel J. Thomas, James M. Greenwood, Richard A. Parr II, W. Tom Fogarty, M.D. and Kenneth Loffredo have agreed that at or prior to the effective time of the merger they will amend and restate the existing employment agreements between such individuals and Concentra. Concentra will enter into a new employment agreement with Thomas E. Kiraly on substantially the same terms as detailed below. The principal terms of the amended and restated employment agreements are as follows:

     o each agreement would have a term of two years, subject to automatic renewal for additional one-year terms, unless terminated in accordance with the agreement's terms;

     o each agreement would provide for compensation consisting of base salary amounts, bonuses at the discretion of the Board of Concentra and participation in any employee benefit plan adopted by Concentra for its employees;

     o each agreement would provide for a severance payment in the event of termination by Concentra without cause or resignation by the employee for good reason consisting of two years' base salary for Mr. Thomas and one year's base salary for Messrs. Greenwood, Kiraly, Parr, Fogarty and Loffredo; provided, however, if termination by Concentra occurs within 12 months following the merger, each agreement would provide for a severance payment consisting of two and one half years' base salary for Mr. Thomas and two years' base salary for each of Messrs. Greenwood, Kiraly, Parr, Fogarty and Loffredo.

     STOCK OPTIONS AND RESTRICTED STOCK.The merger agreement provides that Concentra will use its best efforts to effect the cancellation or amendment at the effective time of the merger of all outstanding options to acquire Concentra common stock in exchange for a cash payment equal to $16.50 less the exercise price per share of such option. If all of the options to acquire Concentra common stock were exchanged for cash as described above, the executive officers and other key executives of Concentra  would be entitled to a maximum  aggregate cash payment of $7,530,000 and the directors of Concentra would be entitled to a maximum aggregate cash payment of $1,447,241. In addition, the executive officers and other key executives of Concentra will be granted new options to acquire up to 10.5% of Concentra common stock following the merger at a price per share of $16.50. Some of these new options will be non-qualified and vest 20% per year over a five year period while other new options will vest upon the
achievement   of  certain   performance   criteria.

     Officers' And Directors' Indemnification Insurance. The merger agreement provides that, for a period of six years after the effective time, the surviving corporation will indemnify the present and former officers, directors, employees and agents of Concentra and its subsidiaries from liabilities arising out of actions or omissions in their capacity as such prior to the effective time of the merger, to the full extent permitted under Delaware law or as provided in Concentra's or its subsidiaries' organizational documents or any written indemnification agreements. In addition, the surviving entity will maintain directors' and officers' insurance coverage for six years after the effective time on terms no less favorable to such indemnified parties than existing insurance coverage, but the surviving corporation will not be required to pay an annual premium in excess of 200% of the last premium paid prior to the date of the merger agreement.

     Relationships With WCAS. An investment partnership affiliated with WCAS purchased securities of OccuSystems, Inc. ("OccuSystems") in separate transactions prior to OccuSystems' initial public offering in May 1995. In May 1992, the partnership purchased 51,550 shares of convertible preferred stock of OccuSystems for $5,155,000 in cash and became an affiliate of OccuSystems. In June 1992, the partnership purchased 30,950 additional shares of convertible preferred stock of OccuSystems for $3,095,000 in cash. In December 1992, the partnership and certain of its affiliates purchased 1,568,333 shares of
OccuSystems common stock for $5,881,249 and the 82,500 shares of convertible preferred stock were converted into 2,391,304 shares of OccuSystems common stock. In November 1992, the partnership purchased a $6,000,000 senior subordinated note of OccuSystems for $6,000,000. In January 1993, the partnership purchased a $6,000,000 senior subordinated note of OccuSystems for $5,118,750. In June 1993, the partnership purchased 1,600,000 shares of convertible preferred stock of OccuSystems for $8,000,000. Between June 1994 and 1995, the 1,600,000 shares of convertible preferred stock of OccuSystems were converted into 1,600,000 shares of OccuSystems common stock. Immediately prior to OccuSystems' initial public offering, the partnership and certain of its affiliates owned 40.9% of OccuSystems' common stock; immediately after the offering, they owned 27.7% of OccuSystems' common stock. By January 21, 1997, the partnership had sold and/or distributed to its partners all of its OccuSystems common stock.

     John K. Carlyle, a director of Concentra, has served as Concentra's acting Chairman since September 1998. Mr. Carlyle also served as Concentra's Chairman from August 1997 to January 1998 and since September 1998 to the present. Prior to the formation of Concentra resulting from the merger of OccuSystems and CRA Managed Care, Inc. in August 1997, Mr. Carlyle was OccuSystems' Chief Executive Officer from 1991 to August 1997. An investment partnership affiliated with WCAS currently owns approximately 40% of the common stock, on a fully-diluted basis, of MAGELLA Healthcare Corporation, a neonatology and perinatology physician prac-tice management company of which Mr. Carlyle is the President and Chief Executive Officer. Two general partners of WCAS serve on the board of MAGELLA. Mr. Carlyle owns approximately 7% of the common stock of MAGELLA, on a fully-diluted basis. Mr. Carlyle has invested $90,000 in Amcomp Corporation. Two general partners of WCAS serve on the board of Amcomp. On a fully-diluted basis, WCAS owns approximately 30% of the common stock of Amcomp and Mr. Carlyle owns less than one percent of the common stock of Amcomp. In addition, Mr. Carlyle previously invested $50,000 in Ortholink Physicians Corporation, an affiliate of WCAS; Mr. Carlyle currently has no investment in Ortholink. Two general partners of WCAS serve on the board of Ortholink. On a fully-diluted basis, WCAS owns approximately 21% of the common stock of Ortholink. In addition, Mr. Carlyle invested approximately $160,000 to purchase a partnership interest in WCAS Healthcare Partners, L.P., a partnership affiliated with WCAS. Mr. Carlyle owns less than one percent of the limited partnership interests of WCAS Healthcare Partners, L.P.

     Robert A. Ortenzio currently serves as President of Select Medical Corporation. Two general partners of WCAS serve on the board of Select Medical Corporation. WCAS owns approximately 44% of the common stock of Select Medical Corporation on a fully-diluted basis. Mr. Ortenzio beneficially owns 10% of the common stock of Select Medical Corporation on a fully-diluted basis. Mr.
Ortenzio is a director of both Centennial Healthcare Corporation and U.S. Oncology, Inc. One general partner of WCAS serves on the board of Centennial Healthcare Corporation. WCAS and Mr. Ortenzio own approximately 23% and less than one percent, respectively, of the common stock of Centennial Healthcare Corporation on a fully-diluted basis. One general partner of WCAS serves on the board of U.S. Oncology, Inc. WCAS and Mr. Ortenzio own approximately 2% and less than one percent, respectively, of the common stock of U.S. Oncology, Inc. on a fully-diluted basis. Limited partnerships of which Mr. Ortenzio is an affiliate invested $83,000 in Amcomp Corporation and $1,980,355 in OccuSystems, Inc. A partnership affiliated with Mr. Ortenzio has also invested in U.S. Oncology, Inc. Mr. Ortenzio does not, and never has, owned more than one percent of the outstanding common stock on a fully-diluted basis of Amcomp, OccuSystems or U.S. Oncology. In addition, Mr. Ortenzio invested $150,000 to purchase a partnership interest in WCAS Healthcare Partners, L.P. Mr. Ortenzio owns less than one percent of the limited partnership interests in WCAS Healthcare Partners, L.P. Mr. Ortenzio has a remainderman interest in an $83,000 investment in interests of Welsh, Carson, Anderson and Stowe VI, L.P. The partnership affiliated with Mr. Ortenzio also invested $300,000 to purchase partnership interests in WCAS Capital Partners II, L.P. Mr. Ortenzio owns less than one percent of the limited partnership interests in. each of Welsh, Carson, Anderson and Stowe VI, L.P. and WCAS Capital Partners II, L.P. Mr. Ortenzio joined the board of directors of OccuSystems in May 1992 when he was designated by WCAS under a voting agreement between WCAS and OccuSystems.

     OccuSystems employed Daniel J. Thomas as its Executive Vice President and Chief Operating Officer in April 1993. Mr. Thomas was elected President and COO of Concentra in January 1998. At that time, Paul Queally, a general partner of WCAS, was a member of the board of OccuSystems and WCAS and its affiliates owned less than one percent of the common stock of OccuSystems on a fully-diluted basis.  Mr.  Thomas,  a director  of  Concentra,  is also a  director  of Amcomp
Corporation. Mr. Thomas has invested approximately $90,000 in Amcomp Corporation. Mr. Thomas owns less than one percent of the common stock of Amcomp

Corporation on a fully-diluted basis. Mr. Thomas has invested approximately $50,000 in Ortholink; Mr. Thomas owns less than one percent of the common stock of Ortholink. In addition, Mr. Thomas invested approximately $150,000 to purchase a partnership interest in WCAS Healthcare Partners, L.P. Mr. Thomas owns less than one percent of the limited partnership interests of WCAS Healthcare Partners, L.P.

     Richard D. Rehm, M.D., has invested approximately $160,000 to purchase a partnership interest in WCAS Healthcare Partners, L.P. Dr. Rehm owns less than one percent of the limited partnership interests of the partnership. Dr. Rehm has invested $50,000 in Amcomp Corporation. On a fully-diluted basis, Dr. Rehm owns less than one percent of the common stock of Amcomp. Dr. Rehm was the chairman and founder of OccuSystems.

     Paul Queally, a general partner of WCAS, served on Concentra's Board until May 1998.

     Investment In Concentra. The Members of Management have agreed to acquire a portion of WCAS's interest in Concentra upon consummation of or after the merger, but will be less than two percent of the common stock of Concentra outstanding immediately following the merger. The exact interest Members of Management will hold after the merger has not yet been determined.

     Payments to Advisors. Donaldson, Lufkin & Jenrette has previously provided advisory services to WCAS and Concentra and has in each instance charged market rates for the services rendered. Similarly, BT Alex. Brown has also previously provided advisory services to Concentra, WCAS and its affiliates at market rates for services rendered. Neither Donaldson, Lufkin & Jenrette nor BT Alex. Brown believe that the foregoing arrangements affect their ability to independently and impartially evaluate this merger.

CERTAIN BENEFITS AND DETRIMENTS OF THE MERGER

     As a result of the merger, the entire equity interest in Concentra will be owned by WCAS, Ferrer Freeman and Members of Management through their ownership of Yankee capital stock. After the merger is complete, Concentra's officers who are currently subject to Section 16(b) of the Exchange Act will be granted options to acquire up to 3% of Concentra's common stock on a fully diluted basis. You will no longer have any interest in, and will not be stockholders of, Concentra, and therefore will not participate in Concentra's future earnings and potential growth. Instead, you will have the right to receive $16.50 in cash, without interest, for each share held (other than shares in respect of which appraisal rights have been perfected). An equity investment in Concentra following the merger involves substantial risk resulting from the future borrowings that will be required to purchase the Concentra common stock from Concentra's stockholders and to fund the capital expenditures and acquisitions necessary to execute Concentra's business strategy. Concentra's substantial leverage following the merger may:

     o make it more difficult for Concentra to satisfy its debt obligtations;

     o increase Concentra's vulnerability to general adverse economic and industry conditions;

     o require Concentra to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness and therefore limit Concentra's ability to fund future working capital, capital expenditures and other general corporate requirements;

     o limit Concentra's flexibility in planning for, or reacting to, changes in its business and the healthcare industry; o place Concentra at a competitive disadvantage compared to companies with less debt;

     o limit, along with the financial and other restrictive convenants in its indebtedness, Concentra's ability to borrow additional funds; and

     o limit Concentra's ability to engage in various transactions such as acquisitions and dispositions or to make certain investments.

     Nonetheless, if Concentra successfully executes its business strategy, the value of an equity investment could be considerably greater than its original cost. See "-- Conflicts of Interest" and "Cautionary Statement Concerning Forward-looking Information."

     In connection with the merger, the Members of Management are entitled to receive cash amounts in connection with the exercise of stock options and restricted stock grants. See "Special Factors--Interests of Certain Persons in the Merger." Mr. Thomas is entitled to receive approximately $2,262,500; Mr. Greenwood is entitled to receive approximately $408,400; Mr. Fogarty is entitled to receive approximately $505,500; Mr. Parr is entitled to receive approximately $124,000; Mr. Loffredo is entitled to receive approximately $151,000; and Mr. Carlyle is entitled to receive approximately $504,000. None of such individuals will receive any other payments in connection with the merger. The Members of Management and WCAS are still negotiating the terms of the Members of Management's future investment in Concentra and it is possible that one or more of the Memebers of Management will acquire an equity interest in Concentra in lieu of receiving these cash amounts.

     If the merger is consummated, WCAS will be entitled to receive a transaction fee from Concentra in the amount of $10.5 million for advisory services in connection with the financing and completion of the merger. If the merger agreement is terminated under the circumstances requiring the payment of a termination fee as described in "The Merger Agreement--Termination of the Merger Agreement," WCAS will be entitled to receive from Concentra a termination fee in the amount of $25 million in the aggregate and up to an additional $4,000,000 to reimburse WCAS for its out-of-pocket expenses.

     In addition, the Concentra common stock will no longer be traded on Nasdaq and price quotations for sales of shares in the public market will no longer be available. The registration of the Concentra common stock under the Securities Exchange Act of 1934 will terminate and Concentra will no longer file periodic or annual reports.

Financing of The Merger

     It is estimated that approximately $1,118.0 million will be required to consummate the merger, repurchase Concentra's existing convertible subordinated notes dues 2001 and 2003 and pay related fees and expenses. These funds are expected to come from the following sources:

     o an equity investment by WCAS of approximately $370.1 million,

     o an equity investment by Ferrer Freeman of approximately $30.6 million,

     o an equity investment by Chase Capital Partners, affiliates of DLJ and the Members of Management of approximately $23.0 million;

     o borrowings by Concentra Operating Corporation, a wholly-owned subsidiary of Concentra ("Operating Company"), of approximately $375.0 million under new credit facilities (the "New Credit Facilities");

     o borrowings by Operating Company of approximately $190.0 million from the issuance of senior subordinated notes (the "Senior Subordinated Notes");

     o borrowings by Concentra of approximately $110.0 million from the issuance of senior discount debentures (the "Discount Notes"); and

     o $71.6 million from Concentra's available cash reserves.

     The merger is subject to a financing contingency which states that Yankee is not obligated to perform its obligations under the merger agreement if financing cannot be obtained on terms no less favorable in material respects to the terms stated in the financing commitments.

     Senior Subordinated Notes. We anticipate that Operating Company will raise approximately $190.0 million of the funds necessary to consummate the merger and related transactions through the issuance of the Senior Subordinated Notes in the private capital markets. Donaldson, Lufkin & Jenrette Securities Corporation and Chase Securities Inc. have each provided WCAS with letters dated February 24, 1999 stating that they are highly confident, subject to the assumptions in those letters, that Operating Company will be able to raise the necessary funds from the issuance of such Senior Subordinated Notes. We anticipate that the Senior Subordinated Notes will be:

     o subordinated to the New Credit Facilities;

     o have registration rights;

     o redeemable by Operating Company after 2004, or up to 35% of the notes will be redeemable by Concentra with the net proceeds from certain sales of equity;

     o redeemable by Operating Company at the option of the holders upon a change of control; and

     o subject to customary covenants for this type of financing, including, but not limited to, restrictions on indebtedness, dividends, liens, affiliate transactions, stock repurchases, assets sales and mergers.

     Discount Notes. We anticipate that Concentra, as the surviving corporation in the merger, will raise approximately $110.0 million of the funds necessary to consummate the merger and related transactions through the issuance of the Discount Notes in the private capital markets. The Discount Notes will be issued with warrants to purchase Concentra common stock at a nominal exercise price. Chase Capital Partners and WCAS have provided binding commitments in the form of commitment letters dated February 24, 1999 and March 1, 1999, respectively, to purchase the Discount Notes from Concentra. Concentra will not be required to pay any interest on the Discount Notes until 2004. We anticipate that the Discount Notes will be or have:

     o structurally subordinated to the New Credit Facilities and the Senior Subordinated Notes;

     o have registration rights;

     o redeemable by Concentra after July 2004;

     o redeemable, with regard to up to 35% of the accreted value of the notes, by Concentra at any time prior to July 2002 with the net proceeds from certain sales of equity;

     o redeemable by Concentra at the option of the holders upon a change of control; and

     o subject to customary covenants for this type of financing, including restrictions on indebtedness, dividends, liens, affiliate transactions, stock repurchases, assets sales and mergers.

     New Credit Facilities. We anticipate that Operating Company will raise approximately $375.0 million of the funds necessary to consummate the merger and related transactions through borrowings under the New Credit Facilities. Chase Securities Inc., The Chase Manhattan Bank, DLJ Capital Funding, Inc., Credit Suisse First Boston and Fleet National Bank have provided a binding commitment to provide the funds for the New Credit Facilities in the form of a commitment letter dated February 26, 1999 (the "Bank Commitment Letter"). It is expected that the New Credit Facilities will include, provide or be:

     o $375.0 million of term loan facilities;

     o a $100.0 million revolving loan facility;

     o terms  of  six  to  eight  years;

     o guaranteed by Concentra and its subsidiaries, other than its joint ventures;

     o loans may be prepaid and commitments may be reduced in certain amounts;

     o prepayment will be mandatory with the net proceeds from certain sales of equity, incurrence of certain indebtedness and certain asset sales and with 50% of excess cash flow;

     o secured by a perfected interest in substantially all of Concentra's Operating Company's and their subsidiaries' tangible and intangible assets;

     o customary representations and warranties; and

     o subject to customary covenants, including, but not limited to, delivery of financial statements, reports, accountants' letters, projections, officers' certificates, payment of other material obligations, continuation of business, compliance with laws, maintenance of property and insurance, maintenance of books and records, litigation, compliance with environmental laws, further assurances and limitations on indebtedness, liens, guarantee obligations, mergers, sales of assets, leases, dividends, capital expenditures, investments, optional payments, transactions with affiliates, sale and leasebacks and changes in sale of business.

     The foregoing is only a summary of the Bank Commitment Letter and is qualified in its entirety by reference to the actual terms of the Bank Commitment Letter, which is filed as an exhibit to Concentra's Schedule 13E-3 of which this Proxy Statement is a part.

     Definitive agreements for the issuance and sale of the Senior Subordinated Notes, the Discount Notes and the New Credit Facilities have not been negotiated or completed. Accordingly, the terms of such arrangements described above may change as a result of the negotiation of definitive agreements. In addition, each of the financings described above is subject to the satisfaction of numerous customary conditions, including the condition that no material adverse change to Concentra has occurred and that the merger has been consummated. We intend to repay the debt discussed above with cash flow from our continuing operations.

Conduct of Concentra's Business After the Merger

     WCAS is continuing to evaluate Concentra's business, practices, operations, properties, corporate structure, capitalization, management and personnel to determine what changes, if any, will be desirable. Subject to the foregoing, WCAS expects that the day-to-day business and operations of Concentra after the merger will be conducted substantially as they are currently being conducted by Concentra. WCAS does not currently intend to dispose of any assets of Concentra other than in the ordinary course of business. Additionally, WCAS does not currently contemplate any material change in the composition of Concentra's current management, although after the merger, the Board will consist of Messrs. John K. Carlyle, Russell L. Carson, Carlos Ferrer, D. Scott Mackesy, Steve Nelson, Andrew M. Paul, Paul B. Queally, Daniel
J. Thomas and Sean M. Traynor.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax considerations relevant to the merger that are generally applicable to holders of Concentra common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of Concentra common stock as described herein. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts, persons who will own stock of Concentra (actually or constructively, under certain constructive ownership rules in the Code) after the merger, and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.

     The receipt of the merger consideration in the merger by holders of Concentra common stock will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share of Concentra common stock will be equal to the difference between $16.50 and the holder's basis in that particular share of the Concentra common stock. Such gain or loss generally will be a capital gain or loss. In the case of individuals, trusts and estates, such capital gain will be subject to a maximum federal income tax rate of 20% for shares of Concentra common stock held for more than 12 months prior to the date of disposition.

     A holder of Concentra common stock may be subject to backup withholding at the rate of 31% with respect to merger consideration received pursuant to the merger, unless the holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number ("TIN"), certifies concerning no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. To prevent the possibility of backup federal income tax withholding on payments made with respect to shares of Concentra common stock pursuant to the merger, each holder must provide the exchange agent with his current TIN by completing a Form W-9 or Substitute Form W-9. A holder of Concentra common stock who does not provide Concentra with his or her correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as backup withholding. Any amount withheld under these rules will be creditable against the holder's federal income tax liability. Concentra (or its agent) will report to the holders of Concentra common stock and the IRS the amount of any "reportable payments," as defined in
Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

     The foregoing tax discussion is included for general information only and is based upon present law. The foregoing discussion does not discuss tax consequences under the laws of states or local governments or any other jurisdiction or tax consequences to categories of stockholders that may be subject to special rules, such as foreign persons, tax-exempt entities, insurance companies, financial institutions and dealers in stocks and securities. The foregoing discussion may not be applicable to a stockholder who acquired his or her shares of Concentra common stock pursuant to the exercise of stock options or otherwise as compensation. Each holder of Concentra common stock should consult such holder's own tax advisor concerning the specific tax consequences of the merger to such holder, including the application and effect of federal, state, local and other tax laws and the possible effect of changes in such tax laws.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

The special meeting will be held on ___________, 1999 at 10:00 a.m., local time at _________________.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     The purpose of the special meeting is to consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger, dated as of March 24, 1999, by and between Yankee, a newly-formed Delaware corporation, and Concentra. Pursuant to the merger agreement, Yankee will be merged with and into Concentra and each outstanding share of Concentra common stock will be converted into the right to receive $16.50 in cash, without interest, other than shares of Concentra common stock held by stockholders who are entitled to and have perfected their dissenters' appraisal rights. Shares held by Concentra, its subsidiaries, and Yankee or its affiliates will be canceled in the merger. Accordingly, upon consummation of the merger, the current shares of Concentra common stock will cease to represent ownership interests in Concentra.

     The Board has determined that the merger is fair to, advisable and in the best interests of the stockholders of Concentra and has approved and adopted the merger agreement. The Board unanimously recommends that the stockholders of Concentra vote FOR approval and adoption of the merger agreement.

PROXY SOLICITATION

     Concentra is soliciting your proxy pursuant to this proxy statement. Concentra will pay all expenses incurred in connection with solicitation of the enclosed proxy. Officers, directors and regular employees of Concentra may solicit proxies in person or by telephone. They will receive no additional compensation for their services. In addition, Concentra has retained Georgeson & Company Inc. to solicit proxies for a fee of $10,000 plus expenses. Concentra has requested brokers and nominees who hold stock in their names to furnish this proxy statement to their customers, and Concentra will reimburse these brokers and nominees for their related out-of-pocket expenses. This proxy statement and the accompanying proxy card are being mailed to stockholders on or about ____________, 1999.

RECORD DATE AND QUORUM REQUIREMENT

The Concentra common stock is the only outstanding voting security of Concentra. The Board has fixed the close of business on _______________, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. If you hold Concentra common stock at the close of business on the record date, you will be entitled to one vote for each share you hold on each matter submitted to a vote of stockholders. At the close of business on the record date, there were _____ shares of Concentra common stock issued and outstanding held by _______ holders of record.

     The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

VOTING PROCEDURES

     Approval of the merger agreement, which is attached as Appendix A hereto, will require the affirmative vote of the holders of a majority of the outstanding shares of Concentra common stock, whether affiliated or unaffiliated with Concentra, entitled to vote at the special meeting. WCAS has agreed to vote, and to cause its affiliates to vote, all shares of Concentra common stock owned by WCAS or any of its affiliates for and against the merger agreement in the same proportion that the public stockholders of Concentra vote their shares for and against the merger agreement. If you fail to vote, or vote to abstain, it will have the same legal effect as a vote cast against approval. Your broker and, in many cases, your nominee will not have discretionary power to vote on the proposal to be presented at the special meeting. Accordingly, you should instruct your broker or nominee how to vote. A broker non-vote will have the same effect as a vote against the merger.

     If there are insufficient votes to approve the merger agreement at the special meeting, your proxy may be voted to adjourn the special meeting in order to solicit additional proxies in favor of approval of the merger agreement if you voted in favor of the merger agreement or gave no voting instructions. If the special meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the special meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the meeting unless you withdraw or revoke your proxy. Your proxy may be voted this way even though it may have been voted on the same or any other matter at a previous meeting.

     Under Delaware law, if you do not vote in favor of the merger agreement and comply with certain notice requirements and other procedures, you will have the right to dissent and to be paid cash for the "fair value" of your shares as finally determined under such procedures. This payment may be more, the same as, or less than the consideration to be received by other stockholders of Concentra under the terms of the merger agreement. If you fail to follow such procedures precisely, you may lose your appraisal rights. See "Rights of Dissenting Stockholders."

     Concentra is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in certain business combinations with a person or an affiliate or associate of the person who is an "interested stockholder" for a period of three years from the date the person became an interested stockholder unless, among other things, on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least two-thirds of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

Except as otherwise specified in Section 203, an "interested stockholder" is defined as:

     o any person that is the owner of 15% or more of the outstanding voting stock of the corporation;

     o any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; or

     o the affiliates and associates of any such person.

     During the course of reviewing this proxy statement, the Securities and Exchange Commission raised the issue of the applicability of Section 203 to the merger. In particular, the Staff inquired whether John K. Carlyle, Daniel J. Thomas, Richard D. Rehm, M.D. and Robert A. Ortenzio (the "Directors") were "affiliates" or "associates" of WCAS under Section 203 and, as a result, whether their ownership of Concentra common stock should be aggregated with the Concentra common stock owned by WCAS for the purposes of determining whether WCAS is an "interested stockholder" under Section 203. WCAS owns approximately 14.97% of Concentra's common stock for purposes of Section 203. Aggregation of the Directors holdings with WCAS' holdings would cause WCAS to be an interested stockholder under Section 203. See "Principal Stockholders and Stock Ownership of Management and Others."

     Concentra does not believe that any Director is an associate or affiliate of WCAS or that WCAS is an interested stockholder for purposes of Section 203. See "Special Factors - Interests of Certain Persons in the Merger." Prickett, Jones, Elliott & Kristol, special Delaware counsel to Concentra, and Morris, Nichols, Arsht & Tunnell, special Delaware counsel to WCAS, have both delivered opinions that the Directors are not associates or affiliates of WCAS, and that WCAS is not an interested stockholder of Concentra, for purposes of Section 203. However, Prickett, Jones, Elliott & Kristol and Morris, Nichols, Arsht & Tunnell have informed Concentra and Yankee, respectively, that there is no case law having binding precedential effect relating to this matter and that a final determination of this matter would be made by a court of competent jurisdiction.

     In addition, on June 29, 1999, WCAS determined that it had inadvertently exceeded the 15% ownership threshold for determining interested stockholder status for purposes of Section 203. Section 203(b)(5) permits a stockholder who becomes an interested stockholder inadvertently to, as soon as practicable, divest itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder if the stockholder would not, at any time within the three year period immediately prior to the business combination, have been an interested stockholder but for the inadvertent acquisition of ownership. Promptly following its discovery that it had exceeded the 15% threshold, WCAS divested itself of that number of shares of Concentra common stock to reduce its ownership to 14.97% for purposes of Section 203. See "Purchases of Common Stock by Certain Persons." Prickett, Jones, Elliott & Kristol and
Morris, Nichols, Arsht & Tunnell have informed Concentra and Yankee, respectively, that the divestiture provisions of Section 203(b)(5) applied to WCAS and have opined that the restrictions on business combinations in Section 203 do not apply to the merger. However, Prickett, Jones, Elliott & Kristol and

Morris, Nichols, Arsht & Tunnell have informed Concentra and Yankee, respectively, that there is no case law having binding precedential effect relating to Section 203 (b)(5) and that a final determination of whether WCAS inadvertently became an "interested person" would be made by a court of competent jurisdiction.

VOTING AND REVOCATION OF PROXIES

     You may revoke your proxy at any time before it is exercised by (i) filing with the Secretary of Concentra an instrument revoking it, (ii) submitting a properly executed proxy bearing a later date or (iii) voting in person at the special meeting. In addition, proxies voted through the Internet or by telephone may be revoked by voting your proxy through the Internet or by telephone in the same manner as your original vote as indicated on the form of Concentra's proxy, sent to you with this proxy statement. After___________________, you will not be able to revoke your proxy through the Internet or by telephone. Subject to such revocation, all of your shares represented by a properly executed proxy received by the Secretary of Concentra will be voted in accordance with your instructions, and if no instructions are indicated, will be voted to approve and adopt the merger agreement and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     Your shares will be voted by proxy at the special meeting if your proxy card is properly signed, dated and received by the Secretary of Concentra or if you vote your proxy through the Internet or by telephone as indicated on the form of Concentra's proxy attached hereto as Appendix 99.1 prior to the special meeting.

EFFECTIVE TIME OF THE MERGER AND PAYMENT FOR SHARES

     The effective time of the merger will be the date and time of filing of the certificate of merger with the Secretary of State of the State of Delaware. This is currently expected to occur as soon as practicable after the special meeting, subject to approval and adoption of the merger agreement at the special meeting and satisfaction or waiver of the other terms and conditions of the merger agreement. Detailed instructions with regard to the surrender of Concentra common stock certificates, together with a letter of transmittal, will be forwarded to you by Concentra's exchange agent, ChaseMellon Shareholder Services, L.L.C., promptly after the effective time. You should not submit your certificates to the exchange agent until you have received these materials. The exchange agent will send you payment of the merger consideration as promptly as practicable following receipt by the exchange agent of your certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. You should not send any certificates at this time.

OTHER MATTERS TO BE CONSIDERED

The Board is not aware of any other matter that will be brought before the special meeting. If, however, other matters are presented, your proxy will be voted in the discretion of the holder of your proxy.

                                   THE MERGER

GENERAL DESCRIPTION

     At the effective time of the merger, Yankee will be merged with and into Concentra. Concentra will be the surviving corporation and will continue under the name "Concentra Managed Care, Inc." As a result of the merger, you will receive $16.50 in cash, without interest, for each share of Concentra common stock that you own unless you are entitled to and have perfected your dissenters' appraisal rights. Shares held by Concentra, its subsidiaries, and Yankee or its affiliates will be canceled in the merger. In addition, each outstanding and unexercised vested option to purchase Concentra common stock will be converted into the right to receive cash for the difference, if positive, between $16.50 a share and the exercise price of the option.

CERTAIN TERMS OF THE MERGER AGREEMENT

     The following description of the merger agreement describes the material terms of the merger agreement. The full text of the merger agreement is attached to this proxy statement as Appendix A and is incorporated herein by reference. Concentra encourages you to read the entire merger agreement.

     Effective Time of the Merger. The merger agreement provides that the closing of the merger will take place as soon as practicable after the satisfaction or waiver of the conditions to the merger. At the closing, Concentra will file the necessary documents with public officials to complete the merger. Concentra expects that, if all conditions to the merger have been satisfied or waived, the effective time will occur on the date of the special meeting or as soon thereafter as practicable.

     General. The merger agreement provides that, subject to satisfaction of certain conditions, Yankee will be merged with and into Concentra, and that following the merger, the separate existence of Yankee will cease and Concentra will continue as the surviving corporation. At the effective time, and subject to the terms and conditions set forth in the merger agreement:

     o the stockholders of Concentra will receive $16.50 in cash, without interest, for each share of Concentra common stock that they own, other than shares held by stockholders who are entitled to and have perfected their dissenters' appraisal rights. Shares held by Concentra, its subsidiaries, and Yankee or its affiliates will be canceled in the merger, and

     o each outstanding share of common stock of Yankee shall be converted into one share of common stock of the same class of the surviving corporation. As a result of the merger, the Concentra common stock will no longer be publicly traded.

     Surrender And Exchange Of Stock Certificates. As soon as practicable after the effective time of the merger, the surviving corporation will deposit with ChaseMellon Shareholder Services, L.L.C., the exchange agent, an amount of cash equal to the aggregate amount of merger consideration to be paid to holders of Concentra common stock. The exchange agent will as promptly as practicable send payment of the merger consideration in exchange for surrendered Concentra common stock certificates.

     Promptly after the effective time of the merger, the exchange agent will send to each holder of Concentra common stock certificates a letter of transmittal containing instructions for use in effecting the exchange of such holder's Concentra common stock certificates for the merger consideration payable to such holder. Upon surrender to the exchange agent of an outstanding certificate or certificates which represented Concentra common stock and acceptance of such certificate by the exchange agent, the exchange agent will deliver to the holder of such certificate the amount of merger consideration owed to the holder pursuant to the merger agreement. No interest will be paid or accrue on any cash payable to any holder of Concentra common stock certificates.

     Any portion of the merger consideration payable to holders of Concentra common stock certificates which remains undistributed for 183 days after the effective time shall be delivered to the surviving corporation. Any holder of Concentra common stock certificates who has not previously exchanged his certificates may thereafter only look to the surviving corporation and only as a general creditor thereof for payment of that portion of the merger consideration owed to such holder pursuant to the merger agreement.

     If you do not have your Concentra common stock certificate, you may make an affidavit of that fact. In addition, the surviving corporation may require that you post a bond in a reasonable amount determined by the surviving corporation with respect to the missing stock certificate. Upon receipt of the affidavit and any required bond, the exchange agent will issue the merger consideration payable to you in exchange for your Concentra common stock certificate.

     Stock Plan. Concentra has agreed to use its reasonable best efforts (which shall include, without limitation, attempting to obtain the consents, if required, of holders of Concentra options) to effect the cancellation or amendment at the effective time of all outstanding options to acquire Concentra common stock in exchange for a cash payment equal to, in the case of each such canceled Concentra option, the merger consideration payable to such holder had he exercised such option less the exercise price per share of such option. Concentra has also agreed to use its reasonable best efforts (which shall include, without limitation, attempting to obtain the consents, if required, of holders of shares of Concentra common stock which are restricted stock of Concentra) to effect the cancellation or amendment of all restricted stock grants in exchange for a cash payment equal to the merger consideration per share to be paid at the time such restrictions would otherwise lapse. In addition, Concentra's current employee stock purchase plan will be terminated at the effective time of the merger.

     Financing. Yankee has provided a binding commitment, in the form of a bid letter from WCAS to Concentra dated February 26, 1999 (the "Equity and Bridge Commitment"), and has received binding written commitments, dated February 26, 1999, addressed to WCAS, from Chase Securities Inc., The Chase Manhattan Bank, DLJ Capital Funding, Inc., Credit Suisse First Boston and Fleet National Bank (the "Debt Commitments"), and "highly confident" letters dated February 24, 1999, from Donaldson, Lufkin & Jenrette Securities Corporation and Chase Securities, Inc. (the "Highly Confident Letters"). Chase Capital Partners and WCAS have provided commitment letters dated February 24, 1999 and March 1, 1999, respectively, to purchase from Concentra senior unsecured discount notes of Concentra (the "Senior Discount Investment Letters"). WCAS Capital Partners III, L.P. has provided a binding commitment to provide certain bridge financing, in the form of a commitment letter dated February 26, 1999, from WCAS to Concentra (the "Bridge Commitment"). Ferrer Freeman Thompson & Co., LLC has executed a subscription agreement with Yankee, on behalf of Health Care Capital Partners L.P. and Health Care Executive Partners, L.P., pursuant to which Health Care Capital Partners L.P. has agreed to contribute to the equity capital of Yankee (together with the Equity and Bridge Commitment, the Debt Commitments, the Highly Confident Letters, the Senior Discount Investment Letters and the Bridge Commitment, the "Financing Commitments").

     Contribution Obligation. Yankee has received the undertaking of WCAS, its sole stockholder, obligating WCAS to contribute to the equity capital of Yankee pursuant to the terms of a letter agreement delivered to Concentra concurrently with Yankee's execution and delivery of the merger agreement.

     Rights Agreement Amendment. Concentra has entered into an amendment to the Rights Agreement dated September 29, 1997 between Concentra and ChaseMellon Shareholder Services, L.L.C. pursuant to which (i) the rights agreement and the rights will not be applicable to the merger, (ii) the execution of the merger agreement and the consummation of the merger shall not result in a "Distribution Date" under the rights agreement, (iii) consummation of the merger shall not result in WCAS, Yankee or their affiliates being an "Acquiring Person," result in the occurrence of an event described in Section 14 of the rights agreement or otherwise result in the ability of any person to exercise any material rights under the rights agreement or to require the rights to separate from the shares of Concentra common stock to which they are attached and (iv) the rights agreement will expire immediately prior to the effective time of the merger.

     Representations And Warranties. The merger agreement contains customary representations and warranties of Concentra relating to various aspects of its business and financial statements and other matters, including among other things:

     o its organization, standing and power,

     o its capital structure,

     o its subsidiaries,

     o its authority to enter into and the validity and effectiveness of the merger agreement,

     o the absence of conflicts, violations or defaults under its certificate of incorporation, bylaws and certain other agreements,

     o the absence of required consents and approvals of certain governmental entities relating to the merger,

     o the  documents  and  reports  filed  with  the  Securities  and  Exchange
       Commission  (the  "SEC")  and  the  accuracy  and   completeness  of  the
       information contained therein,

     o this proxy statement and the accuracy and completeness of the information contained herein,

     o the absence of defaults under material contracts,

     o compliance  with  applicable  laws,

     o litigation,

     o taxes,

     o pension and benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974,

     o the stockholder  vote required to consummate the merger,

     o environmental matters,

     o intellectual property,

     o labor matters,

     o material contracts,

     o transactions with affiliates, and

     o the amendment of the rights agreement.

     The merger agreement also contains customary representations and warranties of Yankee relating to various aspects of its business, including among other things:

     o its organization, standing and power,

     o its capital structure,

     o its subsidiaries, o its authority to enter into and the validity and effectiveness of the merger agreement,

     o the absence of conflicts, violations or defaults under its certificate of incorporation, bylaws and certain other agreements,

     o the absence of required consents and approvals of certain governmental entities relating to the merger,

     o the documents and reports filed with the SEC and the accuracy and completeness of the information contained therein,

     o this proxy statement and the accuracy and completeness of the information contained herein,

     o the merger will not result in a fraudulent conveyance,

     o the interim operations of Yankee,

     o financing,

     o litigation,

     o its and its affiliates' ownership of shares of Concentra common stock, o its solvency, and

     o its receipt of an undertaking from its sole stockholder to contribute equity capital.

The representations and warranties expire at the effective time of the merger.

     Conduct Of Business Prior To The Merger. Concentra has agreed that prior to the merger it will operate its business in the ordinary course consistent with past practices and will use all reasonable efforts to preserve intact its business organizations, goodwill and relationships with third parties and to retain the services of its current officers and key employees and preserve its relationships with customers and suppliers.

     In addition, the merger agreement places specific restrictions on the ability of Concentra and its subsidiaries to:

     o declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock (except for cash dividends paid to Concentra and its wholly-owned subsidiaries with regard to Concentra's subsidiaries' capital stock), or set aside funds therefor;

     o adjust, split, combine or reclassify any of its capital stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

     o repurchase, redeem or otherwise acquire any shares of its capital stock, except as required by the terms of its securities outstanding or any employee benefit plan in effect as of the date of the merger agreement, or set aside funds therefor;

     o other than in accordance with the rights agreement:

        o grant any options, warrants or other rights to purchase shares of capital stock;

        o except as permitted by the merger agreement, amend the terms of or reprice any Concentra stock option or restricted stock grant outstanding on the date of the merger agreement or amend the terms of any current Concentra stock option plan; or

        o issue, deliver, pledge, sell or otherwise encumber any shares of its capital stock, any Concentra debt or any subsidiary debt, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Concentra debt or subsidiary debt (this restriction does not apply to shares issuable pursuant to Concentra stock options outstanding on the date of the merger agreement, shares issuable upon conversion of Concentra's 6% Convertible Subordinated Notes due 2001 and 4.5% Convertible Subordinated Notes due 2003 and issuances of capital stock of Concentra's subsidiaries to Concentra or to a wholly-owned subsidiary of Concentra);

     o amend or propose to amend its certificate of incorporation or bylaws (or other organizational documents);

     o merge or consolidate with, or acquire any equity interest in, any corporation, partnership, association or other business organization, or enter into an agreement with respect thereto, except for:

        o a merger of a wholly-owned subsidiary with or into Concentra or another wholly-owned subsidiary of Concentra,

        o the creation of a wholly-owned subsidiary in the ordinary course of business, or

        o investments in joint ventures not in excess of $5,000,000 in the aggregate;

     o acquire or agree to acquire any material assets, except for certain acquisitions described in the merger agreement and acquisitions involving the payment of consideration by Concentra not in excess of $10,000,000 in the aggregate or as otherwise described in the merger agreement;

     o make any loan or advance to, or any other investment in, any persons in excess of $5,000,000 in the aggregate, other than with respect to a wholly-owned subsidiary of Concentra existing on the date of the merger agreement;

     o sell, lease, encumber or otherwise dispose of any of its material assets other than sales or leases in the ordinary course of business consistent with past practice or agree to such an arrangement; o authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution (other than by wholly-owned subsidiaries acquired by Concentra);

     o except for increases in the compensation of employees of Concentra or its subsidiaries (other than directors or executive officers) made in the ordinary course of business and consistent with past practice, or as may be required by applicable law or pursuant to any of the employee benefit plans existing on the date of the merger agreement:

        o enter into any new, or materially amend any existing, employment, severance or termination agreement with any director, officer or key employee, or

        o become obligated under any new employee benefit plan, which was not in existence on the date the merger agreement, or amend any such existing plan or arrangement if such amendment would have the effect of materially enhancing any benefits thereunder;

     o assume or incur any indebtedness for borrowed money (except for lease obligations incurred in the ordinary course of business and consistent with past practice or drawdowns under its existing revolving credit facility, if any, made in the ordinary course of business consistent with past practice);

     o issue or sell any debt securities or warrants or rights to acquire any debt securities;

     o guarantee any debt obligations of any other person (except obligations of wholly-owned subsidiaries of Concentra);

     o make any material changes with respect to accounting policies, procedures and practices other than as required by the SEC, applicable law or generally accepted accounting principles;

     o settle or compromise any claims or litigation involving payments by Concentra or any of its subsidiaries of more than $500,000 in any single instance or related instances, or that otherwise are material to Concentra and its subsidiaries, taken as a whole;

     o make any tax election, or take any tax position, except in the ordinary and usual course of business consistent with past practices;

     o enter into any license with respect to any intellectual property unless such license is non-exclusive and entered into in the ordinary course consistent with past practice or in accordance with existing contracts or other agreements;

     o fail to use reasonable business efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it; or

     o agree to or make any commitment to take any actions prohibited by the merger agreement.

     No Solicitation. In the merger agreement, Concentra has agreed that:

     o it will not, and will not authorize or permit any of its officers, directors, employees, agents, affiliates and other representatives or those of any of its subsidiaries to, initiate, encourage or solicit (including by way of providing information) any prospective acquiror or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Acquisition Proposal (as herein defined) from any person or engage in any negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such proposal;

     o it will immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any other parties prior to the date of the merger agreement; and

     o it will promptly (and in any event within 24 hours) communicate to Yankee the terms and conditions of any Acquisition Proposal that it may receive and will keep Yankee informed, as promptly as reasonably practicable, as to the status of any actions, including any discussions, taken pursuant to such Acquisition Proposal.

     However, the merger agreement does not prohibit:

     o Concentra's Board from taking and disclosing to the stockholders of Concentra a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Securities Exchange Act of 1934; or

     o following   receipt  from  a  third  party,   without  any  solicitation,
       encouragement or initiation, directly or indirectly, by Concentra or any representative of Concentra, of a bona fide Acquisition Proposal:

        o Concentra from engaging in discussions or negotiations with such third party and furnishing such third party information concerning it and its business, properties and assets if such third party executes a confidentiality agreement in reasonably customary form; or

        o the Board from withdrawing, modifying, refusing to recommend or terminating the merger agreement in accordance with the terms of the merger agreement but only to the extent that the Board shall conclude in good faith based on the advice of outside counsel that such action is necessary in order for the Board to act in a manner that is consistent with its fiduciary duties under applicable law.

     The term "Acquisition Proposal" means:

     o any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes one-third or more of the net revenues, net income or assets of Concentra and its subsidiaries, taken as a whole, or one-third or more of the outstanding Concentra common stock;

     o any tender offer or exchange offer that if consummated would result in any person beneficially owning one-third or more of the outstanding Concentra common stock; or

     o any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Concentra (or any subsidiary or subsidiaries whose business constitutes one-third or more of the net revenues, net income or assets of Concentra and its subsidiaries taken as a whole).

     Conditions Precedent. The respective obligations of each party to complete the merger are subject to the satisfaction or waiver, where permissible, by each party prior to the effective time of the following conditions:

     o adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Concentra common stock entitled to vote thereon; provided that Yankee will, and will cause its affiliates to, vote all shares of Concentra common stock owned by Yankee or any of its affiliates in favor of the adoption of the merger agreement;

     o termination or expiration of the applicable waiting period (and any extension thereof) under the HSR Act;

     o no restrictive order or other requirement will have been placed on Concentra, Yankee or the surviving corporation in connection with any regulatory approval;

     o no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition pre-venting the consummation of the merger will be in effect; and

     o no statute,  rule,  order,  decree or regulation  will have been enacted,
       promulgated  or  otherwise  issued  by  any  governmental   entity  which
       prohibits the consummation of the merger.

     The obligation of Yankee to effect the merger is further subject to the following conditions:

     o Concentra will have performed the obligations required to be performed by it under the merger agreement at or prior to the closing date and the representations and warranties of Concentra set forth in the merger agreement will be true and correct in all material respects (provided that any representation or warranty of Concentra contained in the merger agreement that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of Concentra) both as of the date of the merger agreement and as of the closing date of the merger and Yankee will have received a certificate signed on behalf of Concentra by the chief executive officer and the chief financial officer of Concentra to such effect; and

     o Yankee will have obtained the financing required to complete the merger substantially on the terms contemplated by the Financing Commitments or alternative financing on terms no less favorable in any material respect than those set forth in the Financing Commitments, unless the failure to obtain the financing was the result of a failure by Yankee to perform any covenant or condition contained therein or the inaccuracy of any representation or warranty of Yankee.

     The obligation of Concentra to effect the merger is further subject to the following conditions:

     o Yankee will have performed the obligations required to be performed by it under the merger agreement at or prior to the closing date and the representations and warranties of Yankee set forth in the merger agreement will be true and correct in all material respects (provided that any representation or warranty of Yankee, contained in the merger agreement that is subject to a materiality, Material Adverse Effect or similar qualification will not be so qualified for purposes of determining the existence of any breach thereof on the part of Yankee) both as of the date of the merger agreement and as of the closing date of the merger and Concentra will have received a certificate signed on behalf of Yankee by the president of Yankee to such effect;

     o Yankee will have caused a valuation firm to have delivered to Concentra a solvency letter addressed to the Board in form and substance reasonably acceptable to Concentra as to the solvency of the surviving corporation after giving effect to the merger and the financing arrangements contemplated by Yankee with respect to the merger; and

     o Yankee will have obtained the financing substantially on the terms contemplated by the

       Financing Commitments or alternative financing on terms noless favorable
       in  any  material   respect  than  those  set  forth  in  the   Financing
       Commitments.

     Termination. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time as follows:

     o by mutual written consent of Concentra and Yankee;

     o by either Yankee or Concentra if any court of competent jurisdiction in the United States or other governmental entity shall have issued a final and non-appealable order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the merger;

     o by either Yankee or Concentra if the effective time has not occurred on or before August 31, 1999, but this right to terminate the merger agreement will not be available to any party whose breach of any obligation under the merger agreement has been the cause of or resulted in the failure of the effective time to occur on or before such date;

     o by Yankee, if any of the representations and warranties of Concentra contained in the merger agreement fail to be true and correct in any material respect when made or have since become, and at the time of termination remain, untrue or incorrect in any material respect and such failure or breach shall continue unremedied for ten days after Concentra has received written notice from Yankee of the occurrence of such failure or breach (provided that in no event shall such ten-day period extend beyond August 31, 1999);

     o by Yankee, if Concentra shall have breached or failed to comply in any material respect with any of its obligations under the merger agreement (other than as a result of a breach by Yankee of any of its obligations under the merger agreement) and such failure or breach shall continue unremedied for ten days after Concentra has received written notice from Yankee of the occurrence of such failure or breach (provided that in no event shall such ten-day period extend beyond August 31, 1999);

     o by Yankee, if the Board has withdrawn or modified, in any manner which is materially adverse to Yankee, its recommendation or approval of the merger agreement and the merger; o by Concentra, if any of the representations and warranties of Yankee contained in the merger agreement shall fail to be true and correct in any material respect when made or have since become, and at the time of termination remain, untrue or incorrect in any material respect and such failure or breach shall continue unremedied for ten days after Yankee has received written notice from Concentra of the occurrence of such failure or breach (provided that in no event shall such ten-day period extend beyond August 31, 1999);

     o by Concentra, if Yankee shall have breached or failed to comply in any material respect with any of its obligations under the merger agreement (other than as a result of a breach by Concentra of any of its obligations under the merger agreement) and such failure or breach shall continue unremedied for ten days after Yankee has received written notice from Concentra of the occurrence of such failure or breach (provided that in no event shall such ten-day period extend beyond August 31, 1999);

     o by Concentra, if the Board determines in the exercise of its good faith judgment as to fiduciary duties to Concentra's stockholders imposed by law, as advised by outside counsel, that such termination is required by reason of an Acquisition Proposal being made. Concentra shall notify Yankee promptly of its intention to terminate the merger agreement or enter into a definitive agreement with respect to any Acquisition Proposal; and provided that Concentra may not effect such termination unless Concentra has contemporaneously with such termination tendered payment to Yankee, or its designees, of the applicable Concentra termination fee (discussed below); or

     o by Yankee or Concentra, if Concentra fails to obtain the required Concentra stockholder approval at the stockholder meeting (or any adjournment thereof).

     Termination Fees And Expenses. The merger agreement provides that except as described below and except with respect to claims for damages incurred as a result of a material breach of the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expense. Concentra will pay all costs and expenses in connection with the printing and mailing of this proxy statement, as well as all SEC filing fees related to the transactions contemplated by the merger agreement.

     Concentra will pay Yankee a termination fee equal to $25.0 million in the aggregate and will reimburse Yankee for its out-of-pocket expenses up to an aggregate amount equal to $4.0 million, so that the total possible fee paid by Concentra in connection with the termination of the merger agreement is $29.0 million, if:

     o the merger agreement is terminated by Yankee because the Board of Concentra has withdrawn or modified, in any way which is materially adverse to Yankee, its recommendation or approval of the merger agreement and the merger;

     o the merger agreement is terminated by Concentra because in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the Board of Concentra determines that such termination is required by reason of an Acquisition Proposal being made; or

     o the merger agreement is terminated by Yankee after Concentra fails to obtain the required stockholder approval required to complete the merger and, within 275 days after such termination, Concentra enters into a definitive agreement with respect to a transaction proposed in an Acquisition Proposal that was submitted to Concentra prior to Concentra's stockholder meeting and Concentra consummates such transaction within 462 days after such termination.

     If Yankee is in material breach of its obligations under the merger agreement, Concentra will not be obligated to pay Yankee a termination fee or reimburse Yankee for its expenses. Concentra has agreed to pay any termination fee owed by it to Yankee on the date of the termination of the merger agreement or, in the case of a fee owed due to consummation of another transaction, on the date such transaction is consummated. Any reimbursement for expenses owed to Yankee by Concentra will be paid when the termination fee is paid provided that documentation of such expenses has been received by Concentra.

     INDEMNIFICATION. The merger agreement provides that, for a period of six years after the effective time, the surviving corporation will indemnify the present and former officers, directors, employees and agents of Concentra and its subsidiaries from liabilities arising out of actions or omissions in their capacity as such prior to or at the effective time of the merger, to the full extent permitted under Delaware law or as provided in Concentra's or its subsidiaries' organizational documents or any written indemnification agreements. In addition, the surviving entity will maintain directors' and officers' insurance coverage for six years after the effective time on terms no less favorable to such indemnified parties than existing insurance coverage, but the surviving corporation will not be required to pay an annual premium in excess of 200% of the last premium paid prior to the date of the merger agreement.

     AMENDMENT. The merger agreement may be amended, modified or supplemented, only by written agreement of Yankee and Concentra at any time prior to the effective time. However, after the required Concentra stockholder approval, no term or condition contained in the merger agreement shall be amended or modified in any manner that by law requires further approval by the stockholders of Concentra without so obtaining such further stockholder approval.

ANTICIPATED ACCOUNTING TREATMENT

     The merger will be accounted for as a recapitalization for accounting and financial reporting purposes. Accordingly, the historical basis of Concentra's assets and liabilities will not be affected by the merger. After the recapitalization, Ferrer Freeman will own an approximate 7% interest in Concentra. This interest will be held in a separate class of common stock that is identical to the original common stock of Concentra except it will have the ability to elect a member of the Board of Concentra. Ferrer Freeman has no formal or informal rights to approve or veto transactions. The rights granted to Ferrer Freeman are protective rights rather than participating rights and as such Ferrer Freeman and WCAS should not be construed as members of a collaborative group.

GOVERNMENTAL APPROVALS

     Transactions such as the merger are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws.

Under the provisions of the HSR Act, the merger may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied. Concentra filed a notification report, together with a request for early termination of the waiting period, with the Department of Justice and the Federal Trade Commission under the HSR Act on April 22, 1999. The request for early termination of the waiting period was granted by the Federal Trade Commission on May 5, 1999.

LITIGATION RELATING TO THE MERGER

     As of the date of this proxy statement, Concentra is aware of three lawsuits that have been filed by alleged stockholders of Concentra relating to the merger. All three lawsuits were filed in the Chancery Court for New Castle County, Delaware. Each of the lawsuits names Concentra, its directors and Yankee as defendants. The plaintiff in each lawsuit seeks to represent a purported class of all public holders of Concentra common stock.

     The lawsuits allege, among other things, that the directors of Concentra breached their fiduciary duties to Concentra's stockholders by approving the merger. Specifically, the directors are alleged to have breached their fiduciary duties of care and loyalty by failing to conduct an impartial auction to determine the maximum value attainable for the common stock of Concentra. The complaints allege that certain relationships between WCAS and Concentra caused Concentra's directors to favor WCAS throughout the sale of Concentra and to enter into a merger agreement that had the effect of capping the price of Concentra's stock. The lawsuits seek, among other things, preliminary and permanent injunctive relief prohibiting consummation of the merger, unspecified damages, attorneys' fees and other relief.

     Concentra has reached an agreement in principle to settle all outstanding class action litigation filed in connection with the merger. Under the terms of the settlement, Concentra agreed to make certain amendments to this proxy statement. In return, Concentra, WCAS and their respective affiliates, officers, directors and other representatives will be released from all claims of the class. The settlement is conditioned upon the closing of the merger, the execution of definitive settlement documents and court approval. Under the terms of the proposed settlement, the defendants agreed to pay up to $325,000 in court-awarded attorneys' fees and expenses.

ESTIMATED FEES AND EXPENSES OF THE MERGER

         Estimated fees and expenses of the merger incurred or to be incurred by Concentra are approximately as follows:

Legal and accounting fees and other
  transaction expenses ........................... $  2,700,000
Hart-Scott-Rodino filing fee .....................       45,000
Exchange Agent fees and expenses .................       25,000
Proxy solicitation fees and expenses .............       10,000
Securities and Exchange Commission filing fee ....      158,501
Printing and mailing costs .......................       50,000

Miscellaneous expenses ...........................       50,000
Financial advisory fees ..........................   13,800,000
Underwriting of Senior Credit Facility ...........   11,500,000
Senior Subordinated Underwriting .................    5,200,000
Welsh Carson's fee ...............................   10,500,000


                       RIGHTS OF DISSENTING STOCKHOLDERS

     You are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL"). Section 262 of the DGCL is reprinted in its entirety as Appendix C to this proxy statement. All references in Section 262 of DGCL and in this summary to a "stockholder" are to the record holder or beneficial owner of shares of Concentra common stock as to which appraisal rights are asserted. If you have a beneficial interest in shares of Concentra common stock that are held of record in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to properly follow the steps summarized below in a timely manner to perfect whatever appraisal rights you may have.

     The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. If you wish to exercise statutory appraisal rights or preserve your right to do so, you should review this discussion and Appendix C carefully to comply strictly with the procedures set forth herein and therein, or you may lose your appraisal rights.

     If you elect to demand the appraisal of your shares you must deliver to Concentra a written demand for appraisal of your shares of Concentra common stock before the taking of the vote on the merger at the special meeting. The demand must reasonably inform Concentra of your identity and that you intend to demand the appraisal of your shares of Concentra common stock. This written demand for appraisal of the shares of Concentra common stock must be in addition to and separate from your proxy or vote against the merger. Voting against, abstaining from voting, or failing to vote on the merger will not constitute a demand for appraisal within the meaning of Section 262. If you elect to demand appraisal rights, you will not be granted appraisal rights under Section 262 if you have either voted in favor of the merger or consented thereto in writing (including by granting the proxy solicited by this proxy statement or by returning a signed proxy without specifying a vote against the merger or a direction to abstain from such vote). Additionally, appraisal rights will not be granted under Section 262 if you do not continuously hold through the effective time of the merger your shares of Concentra common stock with respect to which you demand appraisal.

     You must fully and correctly execute a demand for appraisal as your name appears on the certificate or certificates representing your shares of Concentra common stock. If your shares of Concentra common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the fiduciary must execute the demand. If the shares of Concentra common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, all joint owners must execute the demand. An authorized agent, including an agent for two or more joint owners, may execute your demand for appraisal; however, the agent must identify you as the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as your agent.

     If you elect to exercise your appraisal rights, you must mail or deliver your written demand to the Secretary of Concentra at 5080 Spectrum Drive, Suite 400, West Tower, Addison, Texas 75001. The written demand for appraisal must specify your name and mailing address, the number of shares of Concentra common stock you own, and that you are thereby demanding appraisal of your shares. Within ten days after the effective time of the merger, Concentra must provide notice of the effective time to all stockholders who have complied with Section 262 and who have not voted for or consented to adoption of the merger agreement.

     Within 120 days after the effective time, either Concentra or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery (the "Delaware Chancery Court") demanding a determination of the value of the shares of Concentra common stock of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the shares of Concentra common stock owned by such stockholders, determining the fair value of such shares of Concentra common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Chancery Court is to take into account all relevant factors including:

     o market value,

     o asset value,

     o dividends,

     o earning prospects,

     o the nature of Concentra's enterprise,

     o the discounted cash flows of Concentra, and

     o any other factors that the court deems relevant.

     The court is required to determine the amount necessary to compensate the stockholder for the loss of his interest in Concentra as a going concern rather than in a liquidation context.

     If you seek appraisal you should know that the "fair value" of your shares of Concentra common stock determined under Section 262 could be more than, the same as, or less than the merger consideration you will receive in the merger, and that the opinion of BT Alex. Brown as to fairness, from a financial point of view, is not an opinion as to fair value under Section 262. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Concentra common stock entitled to appraisal.

     If you have duly demanded appraisal in compliance with Section 262, you will not, from and after the effective time of the merger, be entitled to vote for any purpose the shares of Concentra common stock subject to your demand or to receive payment of dividends or other distributions on your shares of Concentra common stock, except for dividends or distributions payable to stockholders of record at a date prior to the effective time.

     At any time within 60 days after the effective time, you shall have the right to withdraw your demand for appraisal and to accept the terms offered in the merger. After this period, you may withdraw your demand for appraisal only with the consent of Concentra. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the effective time, stockholders' rights to appraisal shall cease, and all holders of shares of Concentra common stock shall be entitled to receive the merger consideration as provided for in the merger agreement. Inasmuch as Concentra has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

                  PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF
                              MANAGEMENT AND OTHERS

         The following table sets forth certain information with respect to the beneficial ownership of the Concentra common stock as of June 30, 1999 by: (i) each person known to Concentra to beneficially own more than 5% of any class of Concentra's outstanding voting securities, (ii) each director of Concentra,
(iii) the chief executive officer and the four other most highly compensated executive officers of Concentra and Mr. Kiraly and (iv) all executive officers and directors of Concentra as a group. As of January 12, 1999, Concentra had 47,111,912 shares of its common stock outstanding. Unless otherwise indicated, Concentra believes that each person or entity named below has sole voting and investment power with respect to all shares shown as beneficially owned by such person or entity, subject to community property laws where applicable and the information set forth in the footnotes to the table below.

                                                                   SHARES
                                                                BENEFICIALLY  PERCENTAGE
                        NAMES             SHARES      OPTIONS     OWNED (1)    OF CLASS
                        ------            -------    ---------   -----------  ----------

Welsh, Carson, Anderson & Stowe
and affiliates
320 Park Avenue
New York, NY 10022 ....................   6,343,203     836,364   7,179,567     14.97%

Massachusetts Financial Services
  Company
500 Boylston
Boston, MA 02116 ......................   5,852,888     672,785   6,525,673     13.7%


DIRECTORS
John K. Carlyle .......................         510      75,000      75,510      0.2%
George H. Conrades ....................       1,326      51,971      53,297      0.1%
Hon. Willis D. Gradison, Jr ...........       1,510       5,000       6,510      0.0%
Robert A. Ortenzio ....................      15,188      25,000      40,188      0.1%
Mitchell T. Rabkin, M.D ...............       1,326      51,971      53,297      0.1%
Richard D. Rehm, M.D ..................      10,000      38,750      48,750      0.1%
Lois E. Silverman .....................     641,512      10,000     651,512      1.4%


EXECUTIVE OFFICERS
Daniel J. Thomas ......................      33,367     389,000     422,367      0.9%
James M. Greenwood ....................      33,000     123,000     156,000      0.3%
Richard A. Parr II ....................      17,773      62,750      80,523      0.2%
Joseph F. Pesce .......................      40,411     179,803     220,214      0.5%
W. Tom Fogarty, M.D ...................      99,389     103,800     203,189      0.4%
Kenneth Loffredo ......................       1,158     101,250      38,126      0.1%
Thomas E. Kiraly ......................           0           0           0        0%
All directors and executive officers as
  a group (14 persons) ................     921,859   1,180,338   2,102,197      4.3%


-----------
         (1) A person is considered to beneficially own any shares (a) over which such person exercises sole or shared voting or investment power or (b) of which such person has the right to acquire beneficial ownership at any time within 60 days of January 12, 1999 (i.e. through the conversion of securities or the exercise of stock options). Shares are deemed to be outstanding for the purposes of computing the percentage ownership of the person holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown on the table.

                    CERTAIN INFORMATION CONCERNING CONCENTRA

         Concentra is the leading provider of healthcare management and cost containment services to the workers' compensation, disability and auto insurance markets. Concentra also provides out-of-network medical claims review to the group health marketplace and performs non-injury healthcare services for over 80,000 local employers. Concentra offers a continuum of services to employers, insurers and third-party administrators of all sizes on a non-risk-bearing basis. Concentra's services allow customers to increase the direction of care for injury claims, aggressively manage the costs and care plan of those claims, and review medical claims retrospectively, thus reducing overall workers' compensation, disability, auto-insurance, and out-of-network group health costs. Concentra believes that by offering both claims management services and the provision of care, Concentra is in a unique position to provide comprehensive, integrated services on a bundled or unbundled basis to national and regional accounts and local employers.


         Concentra's continuum of services is comprised of three distinct categories: healthcare services; specialized cost containment services; and field case management. Concentra's field case management organization consists of over 1,100 full-time field case managers in 89 offices in 49 states. Concentra's specialized cost containment services, including provider bill review, preferred provider network management, out-of-network medical claims review services, first-report-of-injury, telephonic case management, precertification and independent medical examinations, are provided in 85 service locations in 49 states. Healthcare services include injury care and physical therapy services for work-related injuries and illnesses, physical examinations, substance abuse testing, and certain other loss-prevention services, and are provided through 169 clinics located in 50 markets in 25 states. Through the twelve months ended December 31, 1998, revenues from healthcare services, specialized cost-containment services and field case management represented approximately 43.0%, 29.8% and 27.2% of total revenues, respectively.


         JOHN K. CARLYLE has served as a Director of Concentra since August 1997. Mr. Carlyle served as Chairman of the Board of Directors of Concentra from August 1997 to January 1998. Mr. Carlyle is currently President and CEO of MAGELLA Healthcare Corporation, a private physician practice management company devoted to the area of neonatology and perinatology. Mr. Carlyle served as OccuSystems' Chairman and Chief Executive Officer from January 1997 until August 1997. He joined OccuSystems in 1990 as its President and served in that capacity until December 1996. Mr. Carlyle served as the Chief Executive Officer and a director of OccuSystems from 1991 until August 1997. Mr. Carlyle has served as a director of National Surgery Centers, Inc., an owner and operator of free standing, multi-specialty ambulatory surgery centers, since 1991. He also serves as a director of several private companies.

         W. TOM FOGARTY, M.D. has served as Senior Vice President and Chief Medical Officer of Concentra since August 1997. He served as OccuSystems' Senior Vice President and Chief Medical Officer from September 1995 to August 1997. From 1993 to September 1995, Dr. Fogarty served as Vice President and Medical Director of OccuSystems. From 1992 to 1993, he served as a Regional Medical Director of Occu-Systems and, from 1985 until 1992, as a medical director of one of OccuSystems' centers.

         JAMES M. GREENWOOD has served as Executive Vice President of Corporate Development since February 1998 and as Senior Vice President of Corporate Development of Concentra from August 1997 to February 1998. He served as OccuSystems' Chief Financial Officer from 1993 when he joined OccuSystems as a Vice President until August 1997. Mr. Greenwood served as a Senior Vice President of OccuSystems since May 1994. From 1988 until he joined OccuSystems in 1993, Mr. Greenwood served in numerous positions with Bank One, Texas, N.A., and its predecessors, most recently as Senior Vice President and Manager of Mergers and Acquisitions.

         THOMAS E. KIRALY has served as Executive Vice President, Chief Financial Officer and Treasurer of Concentra since May 25, 1999. Prior to that time, Mr. Kiraly served as the principal accounting and financial officer of BRC Holdings, Inc. from December 1988 to May 1999. BRC Holdings, Inc., based in Dallas, Texas, was a diversified provider of specialized information systems and services to health care institutions and local governments and was acquired in February 1999 by Affiliated Computer Services, Inc., another Dallas, Texas based provider of information services. During his tenure at BRC Holdings, Inc., Mr. Kiraly held the titles of Executive Vice President and Chief Financial Officer from March 1994 through May 1999 and Vice President of Finance from December 1988 through March 1994. Prior to that time, Mr. Kiraly was a Senior Management Consultant with Touche Ross & Co., a predecessor to Deloitte & Touche L.L.P., a national accounting firm, from May 1985 until December 1988.

         KENNETH LOFFREDO has served as Senior Vice President of Marketing and Sales since August 1997. Mr. Loffredo served as Vice President of Sales of CRA from February 1995 to August 1997. From July 1993 to January 1995 he was CRA's Regional Sales Manager for the New England states. Mr. Loffredo joined CRA in
July of 1981, and from 1981 to June 1993, he held positions of Case Manager, Account Manager and Regional Manager.

         RICHARD A. PARR II has served as Executive Vice President, General Counsel and Secretary of Concentra since August 1997. He served as OccuSystems' Executive Vice President, General Counsel and Secretary from August 1996 to August 1997. Prior to joining OccuSystems, Mr. Parr served as Vice President and Assistant General Counsel of OrNda HealthCorp, a national hospital management company, from April 1993 through August 1996 and as Associate General Counsel of OrNda HealthCorp from September 1991 through March 1993.

         DANIEL J. THOMAS has served as a Director of Concentra since January 1998. He has served as President and Chief Executive Officer since September 1998, and he served as President and Chief Operating Officer of Concentra from January 1998 until September 1998. He served as Executive Vice President and President of the Practice Management Services subsidiary of Concentra from August 1997 until January 1998. He served as a director of OccuSystems and as its President and Chief Operating Officer from January 1997 to August 1997. From April 1993 through December 1996, Mr. Thomas served as OccuSystems' Executive Vice President and Chief Operating Officer. Prior to joining OccuSystems in 1993, Mr. Thomas served in various capacities with Medical Care International, Inc., most recently as its Senior Vice President and Divisional Director. Mr. Thomas is a certified public accountant.

         All of the individuals listed above are United States citizens and, with the exception of Messrs. Greenwood and Parr, have their business address at 312 Union Wharf, Boston, Massachusetts 02109. Messrs. Greenwood and Parr have their business address at 5080 Spectrum Drive, Suite 400, West Tower, Addison, Texas 75001.

         None of Concentra, the Members of Management or any executive officer, director or person controlling Concentra was, during the last five years convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

         For a more detailed description of the business and properties of Concentra, see the descriptions thereof contained in Concentra's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which is incorporated herein by reference. See "Where You Can Find More Information."

                      CERTAIN INFORMATION CONCERNING YANKEE

YANKEE


         Yankee is a newly formed Delaware corporation organized and currently owned by WCAS for the purpose of effecting the merger. The principle executive offices of Yankee are located at 320 Park Avenue, New York, New York 10022. The current directors of Yankee are D. Scott Mackesy, Andrew M. Paul and Paul B. Queally. The current officers of Yankee are D. Scott Mackesey, Andrew M. Paul and Paul B. Queally. Health Care Partners L.P. and Health Care Executive Partners L.P., affiliates of Ferrer Freeman Thompson & Co., LLC, have agreed to purchase about 7% of Yankee's capital stock prior to the merger. Chase Capital Partners, DLJInvestment Partners and some of its affiliates, and the Members of Management (the "Other Investors") have agreed to acquire about 5% of Yankee's capital stock prior to the merger. Health Care Capital Partners may assign its rights to purchase that capital stock to affiliates, members or partners of Ferrer Freeman Thompson & Co., LLC.


EQUITY INVESTORS

         WCAS

         WCAS is a private investment firm based in New York and founded in 1979. WCAS currently manages over $7 billion in private equity capital and focuses primarily on the healthcare and information services industries. Since 1979, WCAS has completed over eighty leveraged buyouts concentrated in these industries. The principal executive offices of WCAS are located at 320 Park Avenue, New York, New York 10022 and its telephone number is (212) 893-4500. The sole general partner of WCAS is WCAS VIII Associates LLC, a Delaware limited liability company ("WCAS VIII Associates").

         WCAS VIII ASSOCIATES

         The principal business of WCAS VIII Associates is acting as the sole general partner of WCAS. Each managing member of WCAS VIII Associates is a citizen of the United States. The principal occupation of each managing member of WCAS VIII Associates is being a general partner or managing member of the partnerships and limited liability companies which serve as the sole general partners of the private investment partnerships which are affiliated with WCAS. The managing members of WCAS VIII Associates are Bruce K. Anderson, Russell L. Carson, Priscilla A. Newman, Anthony J. de Nicola, Thomas E. McInerney, Andrew
M. Paul, Paul B. Queally, Jonathan M. Rather, Lawrence B. Sorrell, Laura M. Van Buren, and Patrick J. Welsh.

         FERRER FREEMAN

         Ferrer Freeman is a private investment firm based in Connecticut. Ferrer Freeman manages two private equity funds, Health Care Capital Partners and Health Care Executive Partners, which are dedicated to making investments in the health care industry. The principal offices of Ferrer Freeman are located at The Mill, 10 Glenville Street, Greenwich, Connecticut 06831 and its telephone number is (203) 532-8011.

         In connection with its investment in Yankee, Ferrer Freeman has entered into a subscription agreement to purchase 1,854,545 shares of Yankee's Class A common stock immediately prior to the merger, representing approximately 7% of Yankee's outstanding capital stock. The Class A common stock of Yankee is identical in all respects to Yankee's common stock except that the Class A common stock is entitled to elect one member to Yankee's board of directors. The merger agreement provides that, at the effective time of the merger, shares of Yankee's Class A common stock will be converted into an equal number of shares of Class A common stock of Concentra with the same rights as Yankee's Class A common stock prior to the merger.


         In connection with its investment in Yankee, WCAS and the Other Investors have agreed to purchase 23,742,187 shares of Yankee's common stock immediately prior to the merger, representing approximately 93% of Yankee's outstanding capital stock. WCAS and the Other Investors intend to enter into a definitive purchase agreement similar to the one executed by Ferrer Freeman to purchase these shares. The merger agreement provides that, at the effective time of the merger, shares of Yankee's common stock will be converted into an equal number of shares of Concentra common stock with the same rights as Yankee's common stock prior to the merger.

         WCAS, the Other Investors, Ferrer Freeman and Concentra intend to enter into a stockholders agreement. The stockholders agreement will not provide for any agreements with WCAS, the Other Investors and Ferrer Freeman with respect to voting of shares or management of Concentra following the merger. The stockholders agreement will provide for:


         o limitations on the transfer of shares owned by the investors:

         o tag along rights for Ferrer Freeman, the Other Investors and affiliates of WCAS other than WCAS, to participate in proposed dispositions of Concentra common stock by WCAS:

         o in the event that WCAS receives a third party offer to purchase a significant portion of the outstanding Concentra common stock, WCAS may require the other investors to accept the offer and sell their shares of Concentra to the third party: and

         o preemptive rights to the investors to participate, on a pro rata basis according to their ownership of Concentra capital stock, in equity offerings of Concentra with certain customary exceptions.


         Simultaneously with the execution of the stockholders agreement, WCAS, the Other Investors, Ferrer Freeman and Concentra intend to enter into a registration rights agreement. The registration rights agreement will give the investors rights to require Concentra to register their shares of Concentra capital stock under the Securities Act of 1933 and to include, upon request, their shares in any other registration of shares by Concentra.


         None of WCAS, WCAS VIII Associates or any executive officer, director or person controlling any member of WCAS or WCAS VIII Associates was, during the last five years, convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Each person listed below is a citizen of the United States unless noted otherwise.

         The business address of each managing member of WCAS VIII Associates is 320 Park Avenue, New York, New York 10022.

         Except as disclosed below, over the last five years the only material occupation, position, offices or employments for each managing member of WCAS VIII Associates has only been as a general partner or managing member of the partnerships and limited liability companies which serve as the sole general partners of the private investment partnerships which are affiliated with WCAS.

         D. SCOTT MACKESY is a citizen of Canada and his principal occupation is as an employee of WCAS Management Corporation, an affiliate of WCAS. Mr. Mackesy's business address is 320 Park Avenue, Suite 2500, New York, New York 10022-6815. Prior to joining WCAS in 1998, Mr. Mackesy was employed from 1992 to 1998 by Morgan Stanley Dean Winter & Co., most recently as a Vice President in its investment research department. The address of Morgan Stanley Dean Winter & Co. is 1585 Broadway, New York, New York 10036.

         Prior to joining WCAS in 1994, Mr. de Nicola was employed from 1990 to 1994 by William Blair & Company, a private equity investment firm. The address of William Blair & Company, L.L.C. is 222 West Adams Street, Chicago, Illinois 60606.

         Prior to joining WCAS in February 1996, Mr. Queally held various positions, including, most recently, General Partner, at The Sprout Group, Donaldson, Lufkin & Jenrette Inc.'s private equity group from May 1987 to February 1996. The address of Donaldson, Lufkin & Jenrette, Inc. is 277 Park Avenue, New York, New York 10172.

         Prior to joining WCAS in May 1999, Jonathan M. Rather was employed as Chief Operating Officer and Chief Financial Officer of Goelet Corporation. The address of Goelet Corporation is 425 Park Avenue, 28th Floor, New York, New York 10022.

         Prior to joining WCAS in May 1999, Jonathan M. Rather was employed as Chief Operating Officer and Chief Financial Officer of Goelet Corporation. The address of Goelet Corporation is 425 Park Avenue, 28th Floor, New York, New York 10022.

         Prior to joining WCAS in June 1998, Mr. Sorrel was employed as a senior executive at Morgan Stanley Dean Winter & Co. working in its private equity investment business, most recently, as a Managing Director. Mr. Sorrell joined Morgan Stanley & Co. in 1986. The address of Morgan Stanley Dean Winter & Co. is 1585 Broadway, New York, New York 10036.

         SEAN M. TRAYNOR'S principal occupation is as an employee of WCA Management Corporation, an affiliate of WCAS. Mr. Traynor's business address is 320 Park Avenue, Suite 2500, New York, New York 10022-6815. Prior to joining WCAS in April 1999, Mr. Traynor was employed from 1996 to April 1999 by BT Alex. Brown Incorporated, as an Associate in its investment banking division. The address of BT Alex. Brown Incorporated is One South Street, Baltimore, Maryland 21202. From June to August 1995, Mr. Traynor was employed by The Chase Manhattan Bank, as an Associate in its corporate finance department.

The address of The Chase Manhattan Bank is 270 Park Avenue, New York, New York 10017.

                  PURCHASES OF COMMON STOCK BY CERTAIN PERSONS


                             NUMBER OF
                              SHARES           NUMBER OF
                             PURCHASED        CONVERTIBLE        PRICE PAID
PARTY        DATE              (SOLD)       NOTES PURCHASED   PER SHARE OR NOTE
- -----      -------         -----------     ---------------    ----------------
WCAS        9/08/98          250,000                                $ 6.10
            9/09/98          625,000                                $ 6.73
            9/10/98          625,000                                $ 7.02
            9/11/98          624,763                                $ 7.66
           10/20/98          200,000           7,000           $10.14 per Share;
                                                               $72.84 per Note
           10/21/98          165,000           3,000           $10.72 per Share;
                                                               $74.17 per Note
           10/22/98          190,000                                $10.35
           10/23/98          150,000           2,000           $ 9.98 per Share;
                                                               $74.00 per Note
           10/26/98           50,000           2,500           $10.44 per Share;
                                                               $74.50 per Note
           10/27/98          350,000           2,000           $10.71 per Share;
                                                               $75.00 per Note
           10/29/98          485,000           2,000           $10.60 per Share;
                                                               $75.00 per Note
           10/30/98          135,000                                $10.68
           11/02/98           50,000                                $10.63
           11/09/98                            1,000                $75.00
           11/18/98           50,000                                $10.44


                                               NUMBER OF
                                                SHARES           NUMBER OF
                                               PURCHASED        CONVERTIBLE              PRICE PAID
PARTY                         DATE              (SOLD)        NOTES PURCHASED         PER SHARE OR NOTE
- ------                       -------          -----------     ---------------         ----------------
                            11/19/98           30,000                                $10.50
                            11/20/98           40,000                                $10.69
                            11/23/98                            1,000                $76.25
                            11/25/98                            1,000                $78.00
                            12/01/98                            2,000                $79.00
                            12/03/98                            3,000                $78.50
                            12/04/98                            1,000                $79.00
                             1/05/99           65,000                                $10.12
                             1/06/99           40,000           2,000                $10.50 per Share;
                                                                                     $78.50 per Note
                             1/07/99           175,000          1,000                $10.33 per Share;
                                                                                     $79.00 per Note
                             1/08/99           475,000                               $10.49 per Share
                             1/11/99           225,000          2,000                $10.84 per Share;
                                                                                     $78.50 per Note
                             1/12/99         1,300,000                               $10.73
                             7/02/99           (22,500)                              $14.68
                             7/06/99           (67,500)                              $14.58
Carlyle                        11/97        227,200(9)
                                5/98            510(2)
                                             80,000(3)

Conrades                        9/97            459(1)
                                5/98            510(2)

Gradison                        5/98            510(2)
Ortenzio                        9/97            451(1)

                                5/98            510(2)

Rabkin                          9/97            459(1)
                                5/98            510(2)

Silverman                       9/97            459(1)
                                5/98            510(2)

Greenwood                      11/97         62,500(8)
                                5/98         15,000(2)

Loffredo                       11/97         15,000(4)
                                1/98            176(5)
                                6/98            452(6)
Parr                           11/97          6,000(4)

                                1/98            476(5)
                                6/98            312(6)
                                8/98          1,000(7)
                                1/99           761(10)
Pesce                          11/97         24,000(4)
                                1/98            472(5)
                                5/98          9,000(2)
                                6/98            657(6)
                                1/99         1,583(10)
Thomas                          5/98          9,000(2)


FOOTNOTES   1 - Restricted Shares Granted 9/1/97 at $32.75
            2 - Restricted Shares Granted 5/13/98 at $29.4375
            3 - Acquired Through Exercise Of 50,000 Options at $19.50 And
                30,000 Restricted Shares at $0
            4 - Restricted Shares Granted 11/1/97 at $32.625
            5 - Shares Purchased Through Employee Stock Purchase Plan at $24.86
            6 - Shares Purchased Through Employee Stock Purchase Plan at $22.10
            7 - Shares Purchased Through Open Market at $19.00
            8 - Shares  Acquired  Through  Exercise of Stock  Options As
                Follows:  5,000 on  11/4/97  at $4.00,  7,500 on  11/4/97 at
                $6.00,  15,000 on  11/4/97  at $7.00,  12,500 on  11/4/97 at
                $12.00,  7,500 on 11/14/97  at $12.00,  4,000 on 11/14/97 at
                $19.50,  5,000 on 11/25/97 at $19.50,  31,000 on 11/26/97 at
                $19.50
            9 - Shares  Acquired  Through  Exercise of Stock Option As
                Follows:  37,200 on 11/5/97  at $4.00,  60,000 on 11/5/97 at
                $12.00,  40,000 on 11//6/97  at $7.00,  15,000 on 11/7/97 at
                $7.00,  25,000 on 11/18/97  at $7.00,  10,000 on 11/21/97 at
                $19.50
           10 - Shares Purchased Through Employee Stock Purchase
                Plan on January 1, 1999 at $9.0843

                              INDEPENDENT AUDITORS

         The consolidated balance sheets of Concentra as of December 31, 1997 and December 31, 1998, and the related consolidated statements of operation, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, incorporated by reference in this proxy statement have been audited by Arthur Andersen L.L.P., independent auditors, as stated in their report. A representative of Arthur Andersen L.L.P. will be at the special meeting to answer appropriate questions from stockholders and will have the opportunity to make a statement if so desired.

                              STOCKHOLDER PROPOSALS

         Any proposals of holders of Concentra common stock intended to be presented at the annual meeting of stockholders of Concentra to be held in 1999 must have been received by Concentra no later than December 1, 1998, to be included in Concentra's proxy statement and form of proxy relating to that meeting.

                                  OTHER MATTERS

         As of the date of this proxy statement, the Board knows of no other business to be presented at the special meeting. If other matters do properly come before the meeting, or any adjournments or postponements thereof, it is the intention of the persons named in the proxy to vote on such matters in their sole discretion.

                       WHERE YOU CAN FIND MORE INFORMATION

         Concentra files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Concentra files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Concentra public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Concentra also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC allows Concentra to "incorporate by reference" information into this document, which means that Concentra can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference certain documents that Concentra has previously filed with the SEC. These documents contain important business information about Concentra and its financial condition.

         Concentra may have sent to you some of the documents incorporated by reference, but you can obtain any of them through Concentra, the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from Concentra without charge, excluding exhibits unless specifically incorporated by reference as an exhibit to this document. Stockholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address and telephone number:

                          Concentra Managed Care, Inc.
                   5080 Spectrum Drive, Suite 400, West Tower
                              Addison, Texas 75001
                                  972/364-8043
                 Attention: Richard A. Parr II, General Counsel

         Statements contained in this proxy statement or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to such contract or other document filed as an exhibit to such other document, and each such statement shall be deemed qualified in its entirety by such reference.


         If you would like to request documents from Concentra, please do so at least five business days before the date of the special meeting in order to receive timely delivery of such documents prior to the special meeting.


         You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting. Concentra has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated ______________, 1999. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the SEC by Concentra are incorporated by reference in this proxy statement:

         (i) Concentra's Annual Report on Form 10-K for the fiscal year ended December 31, 1998; and

         (ii) Concentra's Current Reports on Form 8-K filed on February 4, 1999, March 3, 1999, March 29, 1999 and April 28,1999.

         (iii) Concentra's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

         All documents filed by Concentra with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the date of the special meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this proxy statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                                   APPENDIX A

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                            YANKEE ACQUISITION CORP.,

                                       AND

                          CONCENTRA MANAGED CARE, INC.

                           DATED AS OF MARCH 24, 1999

                                TABLE OF CONTENTS
                                                                           Page

Article 1         The Merger

  1.1   The Merger ......................................................   A-2
  1.2   Closing .........................................................   A-2
  1.3   Effective Time of the Merger ....................................   A-2
  1.4   Effects of the Merger ...........................................   A-2


ARTICLE 2 EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

  2.1   Effect on Capital Stock .........................................   A-3
  2.2   Exchange of Certificates ........................................   A-4
  2.3   Stock Plans .....................................................   A-6


ARTICLE 3 REPRESENTATIONS AND WARRANTIES

  3.1   Representations and Warranties of the Company ...................   A-7
  3.2   Representations and Warranties of Newco .........................  A-20


ARTICLE 4 COVENANTS RELATING TO CONDUCT OF BUSINESS

   4.1  Affirmative Covenants of the Company ............................  A-23
   4.2  Negative Covenants of the Company ...............................  A-23


ARTICLE 5  ADDITIONAL AGREEMENTS
   5.1  Access to Information ...........................................  A-26
   5.2  No Solicitation .................................................  A-26
   5.3  Fees and Expenses ...............................................  A-27
   5.4  Brokers or Finders ..............................................  A-28
   5.5  Indemnification; Directors' and Officers' Insurance .............  A-28
   5.6  Reasonable Efforts ..............................................  A-31
   5.7  Publicity .......................................................  A-31
   5.8  HSR and Other Governmental Approvals ............................  A-31
   5.9  Notification of Certain Matters .................................  A-32
   5.10 Continuation of Employee Benefits ...............................  A-32
   5.11 Preparation of the Proxy Statement; Stockholders Meeting ........  A-33
   5.12 Solvency Letter .................................................  A-33
   5.13 Recapitalization ................................................  A-34
   5.14 Other Actions ...................................................  A-34

                                                                       Page

 ARTICLE 6 CONDITIONS PRECEDENT

   6.1  Conditions to Each Party's Obligation to Effect the Merger ...  A-34
   6.2  Conditions to Obligations of Newco ...........................  A-35
   6.3  Conditions to Obligation of the Company ......................  A-36


ARTICLE 7 TERMINATION AND AMENDMENT

   7.1  Termination ..................................................  A-36
   7.2  Effect of Termination ........................................  A-38
   7.3  Amendment ....................................................  A-38
   7.4  Extension; Waiver ............................................  A-38


ARTICLE 8 GENERAL PROVISIONS

   8.1  Nonsurvival of Covenants and Agreements ......................  A-38
   8.2  Confidentiality Agreements ...................................  A-38
   8.3  Notices ......................................................  A-38
   8.4  Interpretation ...............................................  A-40
   8.5  Counterparts .................................................  A-40
   8.6  Entire Agreement; No Third Party Beneficiaries ...............  A-40
   8.7  Governing Law ................................................  A-40
   8.8  Assignment ...................................................  A-40
   8.9  Effectiveness ................................................  A-41
   8.10 Reference; No Waiver .........................................  A-41

SCHEDULES
Schedule 2.3            --  Stock Plans
Schedule 3.1(a)         --  Company Subsidiaries
Schedule 3.1(b)(i)      --  Company Capital Structure
Schedule 3.1(b)(ii)     --  Registration Rights Agreement and Voting Agreements
Schedule 3.1(b)(iii)    --  Company Subsidiary Capital Structure
Schedule 3.1(c)(ii)     --  Company Violations; Consents and Approvals
Schedule 3.1(c)(iii)    --  Required Filings and Consents
Schedule 3.1(f)         --  Company Defaults
Schedule 3.1(h)         --  Company Litigation
Schedule 3.1(i)         --  Company Taxes
Schedule 3.1(j)(i)      --  Company Employment Agreements
Schedule 3.1(j)(ii)     --  Company Plans
Schedule 3.1(j)(iv)     --  Company Determination Letters
Schedule 3.1(j)(v)      --  Plan Operation and Administration
Schedule 3.1(j)(xiii)   --  Other Employee Benefits
Schedule 3.1(j)(xiv)    --  Certain Consequences of Consummation of Transaction
Schedule 3.1(k)         --  Absence of Certain Changes or Events
Schedule 3.1(q)         --  Company Intellectual Property
Schedule 3.1(r)         --  Company Insurance Matters
Schedule 4.2(d)         --  Approved Acquisitions
Schedule 5.4(b)         --  Newco Brokers and Finders
Schedule 5.5(e)         --  Company Indemnification Agreements
Schedule 5.10           --  Continuation of Employee Benefits

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

         This Amended And Restated Agreement And Plan Of Merger, dated as of March 24, 1999 (this "Agreement"), is made and entered into by and between Yankee Acquisition Corp., a Delaware corporation ("Newco"), and Concentra Managed Care, Inc., a Delaware corporation (the "Company").

                                    RECITALS

         Whereas, Newco and the Company have entered into that certain Agreement and Plan of Merger dated as of March 2, 1999 (the "Original Merger Agreement");

         Whereas, subsequent to the date of the Original Merger Agreement, Newco and the Company have each determined that it is in the best interests of each of the foregoing entities and their respective stockholders to enter into this Agreement, which amends and restates the Original Merger Agreement;

         Whereas, the Board of Directors of each of Newco and the Company (in the case of the Company acting through a special committee (the "Special Committee") formed for the purposes of representing the Company in connection with the transactions contemplated hereby) has unanimously deemed it advisable and in the best interests of their respective stockholders for Newco to merge with and into the Company (the "Merger") pursuant to Section 251 of the Delaware General Corporation Law (the "DGCL") upon the terms and subject to the conditions set forth herein;

         Whereas, the Board of Directors of each of Newco and the Company has unanimously adopted resolutions approving and declaring advisable this Agreement and the Merger;

         Whereas, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

         Whereas,   it  is   intended   that  the  Merger  be   recorded   as  a
recapitalization for financial reporting purposes.

                                   AGREEMENT

         Now,   Therefore,   in   consideration   of  the   foregoing   and  the
representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

         1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Newco shall be merged with and into the Company at the Effective Time (as hereinafter defined). At the Effective Time, the separate corporate existence of Newco shall cease, and the Company shall continue as the surviving corporation under the name "Concentra Managed Care, Inc." Newco and the Company are sometimes hereinafter referred to as the "Constituent Corporations" and, as the context requires, the Company is sometimes hereinafter referred to as the "Surviving Corporation."

         1.2 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in
Article 6, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties hereto, as promptly as practical (but in no event later than the second business day) after satisfaction and/or waiver of all of the conditions set forth in Article 6 (the "Closing Date"), at the offices of Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, New York, New York 10111, unless another date, time or place is agreed to in writing by the parties hereto.

         1.3 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, as provided in the DGCL, as soon as practicable after the Closing. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger as the Company and Newco shall agree (the "Effective Time").

         1.4  EFFECTS OF THE MERGER.

              (a) The Merger shall have the effects as set forth in the applicable provisions of the DGCL.

             (b) The directors of Newco and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

             (c) The Certificate of Incorporation of Newco as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation following the Merger until thereafter amended in accordance with its terms and the DGCL.

             (d) The Bylaws of Newco as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation following the Merger until thereafter changed or amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

                                    ARTICLE 2

    EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

             2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock") or any shares of capital stock of Newco:

                 (a) COMMON STOCK OF NEWCO. Each share of common stock, par value $.01 per share, of Newco (the "Newco Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation. Each share of Class A common stock, par value $.01 per share, of Newco (the "Newco Class A Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Class A common stock, par value $.01 per share, of the Surviving Corporation.

                 (b) CANCELLATION OF TREASURY STOCK AND NEWCO-OWNED COMPANY COMMON STOCK. Each share of Company Common Stock that is owned by Newco or any subsidiary or affiliate of Newco or held in the treasury of the Company (collectively, the "Excluded Shares") shall automatically be canceled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

                 (c) CONVERSION OR RETENTION OF COMPANY COMMON STOCK. Except as otherwise provided herein, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares or Dissenting Shares (as defined in Section 2.1(d)) shall be converted into the right to receive in cash from the Surviving Corporation following the Merger an amount equal to $16.50 (the "Merger Consideration").

                 (d)  DISSENTING  SHARES.   Notwithstanding  anything  in  this
Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has validly demanded payment of the fair value for such holder's shares as determined in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger

Consideration (but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right under the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder shall be treated as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(c). Concentra shall give prompt notice to Newco of any demands, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by the Company for appraisal of shares of Company Common Stock, and Newco shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Newco, make any payment with respect to, settle, offer to settle, or approve any withdrawal of any such demands.

                 (e) CANCELLATION AND RETIREMENT OF COMPANY COMMON STOCK. As of the Effective Time, all shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive a cash amount equal to the Merger Consideration per share multiplied by the number of shares so represented, to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2(b).

         2.2     EXCHANGE OF CERTIFICATES.

                 (a) EXCHANGE AGENT. Prior to the mailing of the Proxy Statement (as defined in Section 3.1(c)(iii)), Newco shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. As soon as reasonably practicable as of or after the Effective Time, the Surviving Corporation shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, the aggregate Merger Consideration (such cash consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions of the Surviving Corporation, make payments of the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

                 (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, the
Surviving Corporation shall cause the Exchange Agent to mail or deliver to each Person (as defined in Section 3.1(a)) who was, at the Effective Time, a holder of record of Company Common Stock a letter of transmittal containing instructions for use by holders of Company Common Stock to effect the exchange of their shares of Company Common Stock for the Merger Consideration as provided herein. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock (the "Certificates") shall, upon surrender to the Exchange Agent of such Certificate or Certificates (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares of Company Common Stock on a book-entry account statement (any references herein to "Certificates" shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock)) and acceptance thereof by the Exchange Agent, be entitled to an amount of cash equal to the Merger Consideration per share multiplied by the number of shares represented by such Certificate. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of Certificates, and if such Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration. If cash is to be remitted to a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.

                 (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK EXCHANGED FOR CASH. All cash paid upon the surrender for exchange of Certificates representing shares of Company Common Stock in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such Certificates.

                 (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for 183 days after the Effective Time shall be delivered to the Surviving Corporation and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of the Merger Consideration.

                 (e) NO LIABILITY. None of Newco, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 (f) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

                 (g) WITHHOLDING RIGHTS. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

                 (h) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement.

                 2.3 STOCK PLANS. (a) Each of the Company's stock option plans (the "Stock Plans") and options to acquire shares of Company Common Stock or shares of restricted stock of the Company outstanding on the date hereof (the "Company Stock Options"), including without limitation information concerning the date of vesting of such options or the lapse of restrictions on such restricted stock and the acceleration of such vesting or restrictions by virtue of the Merger or the transactions contemplated hereby, are set forth on SCHEDULE
2.3. As soon as practicable following the date of this Agreement, except as otherwise may be agreed by Newco, the Company shall use its reasonable best efforts to take such actions (which shall include, without limitation, attempting to obtain the consents, if required, of the holders of Company Stock Options) as may be required to effect the cancellation or amendment at the Effective Time of all Company Stock Options that are stock options in exchange for a cash payment equal to, in the case of each such canceled Company Stock Option, the product of (1) the excess, if any, of the Merger Consideration per share over the exercise price per share of such Company Stock Option and (2) the number of shares of Company Common Stock subject to such Company Stock Option. As soon as practicable after the date of this Agreement, the Company shall use its reasonable best efforts to take such action (which shall include, without limitation, attempting to obtain the consents, if required, of holders of Company Stock Options which are shares of restricted stock of the Company) as may be required to effect the cancellation or amendment of all such Company Stock Options which are shares of restricted stock, in exchange for a cash payment equal to the Merger Consideration per share to be paid at the time such restrictions would otherwise lapse.

                 (b) Prior to the Effective Time, the Board of Directors of the Company shall take all actions necessary to provide that at the Effective Time, the Concentra Managed Care, Inc. Employee Stock Purchase Plan shall be terminated.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

         3.1  REPRESENTATIONS  AND  WARRANTIES  OF  THE  COMPANY.   The  Company
represents and warrants as of the date hereof (or such other date as shall be expressly specified) to Newco as follows:

             (a) ORGANIZATION, STANDING AND POWER. Each of the Company and its Subsidiaries (as defined below) is a corporation, partnership or a limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation, partnership or limited liability company and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) with respect to the Company. The Company has heretofore made available to Newco complete and correct copies of the certificates of incorporation and bylaws (or other organizational documents) of the Company and its Subsidiaries. All Subsidiaries of the Company, their respective jurisdictions of incorporation or organization, their respective forms of organization, holders of their respective outstanding capital stock or other equity interests, and their respective jurisdictions of qualification to do business are identified on SCHEDULE 3.1(A). As used in this Agreement, (i) a "Material Adverse Effect" shall mean, with respect to any party, (A) a material adverse effect on the business, operations, assets, financial condition or results of operations of such party and its Subsidiaries, taken as a whole or
(B) a material adverse effect on the ability of such party and its Subsidiaries to perform their respective obligations under this Agreement, (ii) "Subsidiary," with respect to any party, means any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which (A) such party or any other Subsidiary of such party is a general partner, (B) voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries or (C) at least 50% of the equity interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries and (iii) "Person" shall mean any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or other entity.

             (b) CAPITAL STRUCTURE.

                 (i) The Company. The authorized capital stock of the Company consists of 120,000,000 shares of stock of which (A) 100,000,000 shares are Company Common Stock and (B) 20,000,000 shares are Preferred Stock, par value $.01 per share (the "Preferred Stock"), of which 250,000 shares have been designated as Series A Junior Participating Preferred Stock (the "Junior Preferred Stock"). As of the close of business on the date hereof (the "Capitalization Date"), 47,292,199 shares of Company Common Stock were issued and outstanding; no shares of Preferred Stock were issued and outstanding; no shares of Company Common Stock were held in the Company's treasury; 6,518,741 shares of Company Common Stock were reserved for issuance pursuant to the outstanding Company Stock Options; no shares were reserved for issuance pursuant to the Concentra Managed Care, Inc. 401(k) Plan and CRA Managed Care, Inc. Employee Stock Purchase Plan; an indeterminate number of shares (not to exceed 500,000) were reserved for issuance pursuant to the Concentra Managed Care, Inc. Employee Stock Purchase Plan; and there were outstanding rights with respect to 47,292,199 one one-thousandths of a share of Junior Preferred Stock under the Rights Agreement dated as of September 29, 1997 between the Company and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agreement"). Except as set forth on SCHEDULE 3.1(B)(I), no bonds, debentures, notes or other instruments or evidence of indebtedness of the Company ("Company Debt") are issued and outstanding. Except as set forth on SCHEDULE 3.1(B)(I), there are no outstanding securities convertible into, or exchangeable or exercisable for, shares of capital stock or other securities of the Company and, except as set forth on SCHEDULE 3.1(B)(I), there are no calls, rights (including, without limitation, preemptive rights), commitments or agreements (including, without limitation, employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, any securities or other equity interests or debt instruments of the Company, including, without limitation, shares of capital stock or Company Debt, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and are not subject to, and have not been issued in violation of, preemptive or other similar rights. Set forth on SCHEDULE 2.5 is a list of all outstanding options, warrants and rights to purchase shares of Company Common Stock and the exercise prices relating thereto.

             (ii) VOTING OF SHARES.  Except as set forth in this Agreement or on
SCHEDULE 3.1(B)(II), there are not as of the date hereof any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. All registration rights agreements, stockholders' agreements and voting agreements to which the Company or any of its Subsidiaries is a party are identified on SCHEDULE 3.1(B)(II).

             (iii) SUBSIDIARIES. Except as described on SCHEDULE 3.1(B)(III), all outstanding shares of capital stock of, or other ownership interests in, the Subsidiaries of the Company are owned by the Company or a direct or indirect Subsidiary of the Company, free and clear of all pledges, liens, claims, charges, security interests or other encumbrances of any kind (collectively, "Liens"). All such issued and outstanding shares of capital stock or other ownership interests are validly issued, fully paid and nonassessable and no such shares or other ownership interests have been issued in violation of any preemptive or similar rights. Except as set forth on SCHEDULE 3.1(B)(III), no bonds, debentures, notes or other instruments or evidence of indebt-edness of any Subsidiary of the Company ("Subsidiary Debt") are issued and outstanding. No shares of capital stock of, or other ownership interests in, any Subsidiary of the Company are reserved for issuance. There are no outstanding securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other ownership interests in, any Subsidiary of the Company. Except as set forth on SCHEDULE 3.1(B)(III), there are no calls, rights (including, without limitation, preemptive rights), commitments or agreements (including, without limitation, employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, any securities or other equity interests or debt instruments of any Subsidiary of the Company, including, without limitation, shares of capital stock or Subsidiary Debt.

             (c) AUTHORITY; NO VIOLATIONS; CONSENTS AND APPROVALS.

                (i) Subject to the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval"), the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, subject, to the Company Stockholder Approval, and assuming that this Agreement constitutes the valid and binding agreement of Newco, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms and conditions except that the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

             (ii) Except as set forth on SCHEDULE 3.1(C)(II), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company will not (A) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any material obligation under, or the creation of a Lien (any such conflict, violation, default, right of termination, cancellation , acceleration or creation, a "Violation"), of or pursuant to any provision of the certificate of incorporation or bylaws (or other organizational documents) of the Company or any of its Subsidiaries or (B) result in any Violation of (1) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, Plan (as defined in Section 3.1(j)), Company Permit (as defined in Section 3.1(g)), or other agreement, obligation, instrument, concession, franchise or license or (2) any judgment, order, decree, statute, law, ordinance, rule, regulation, writ or injunction (collectively, "Laws") applicable to the Company or any of its Subsidiaries or their respective properties or assets, except in the case of clauses (1) and (2) for any Violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company or prevent the consummation of any of the transactions contemplated hereby. The

Board of Directors of the Company has taken all actions necessary under the DGCL, including approving the transactions contemplated by this Agreement, to ensure that Section 203 of the DGCL does not, and will not, apply to the transactions contemplated hereby.

             (iii) No consent,  approval,  franchise,  license, waiver, order or authorization of, or registration, declaration or filing with, notice, exemption, application or certification to, or permit from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period thereunder, (B) the filing with the SEC of (1) a proxy statement in definitive form for distribution to the stockholders of the Company in advance of the Stockholders Meeting in accordance with Regulation 14A promulgated under the Exchange Act (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement") and (2) such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company does business, (D) such filings and approvals as may be required by any applicable state takeover, securities or "blue sky" laws, (E) those filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the transactions contemplated by this Agreement (all of which filings and consents are listed on Schedule 3.1(c)(iii)), and (F) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not have a Material Adverse Effect on the Company or prevent the consummation of any of the transactions contemplated hereby.

             (d) DISCLOSURE DOCUMENTS. The Company has made available to Newco a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC prior to the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01, and any other adjustments described therein), the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

             (e) INFORMATION SUPPLIED. None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of the Company Common Stock or on the date (the "Meeting Date") of the related stockholders meeting (the "Stockholders Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Meeting Date, any event with respect to the Company, or with respect to information supplied by the Company specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by the Company. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or its Subsidiaries or other information supplied by the Company specifically for inclusion therein, will comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to (i) the information supplied or to be supplied by Newco for inclusion in the Proxy Statement or (ii) any projections, forward-looking statements or similar information provided to Newco that are not of an historical nature, except that, in the case of clause (ii), the Company has prepared such projections or statements in good faith based upon assumptions the Company believed to be reasonable in light of the circumstances existing at the time such projections were made.

             (f) NO DEFAULT. Except (i) as may result from the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, as set forth on SCHEDULE 3.1(C)(II), or (ii) as set forth on SCHEDULE 3.1(F), no Violation exists (and no event has occurred which, with notice or the lapse of time or both, would constitute a Violation) of any term, condition or provision of (A) the certificate of incorporation or bylaws (or other organizational documents) of the Company or any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, obligation or commitment (collectively, "Contracts"), instrument, permit, concession, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or (C) any Law applicable to the Company or any of its Subsidiaries, except in the case of (A),
(B) and (C) for Violations which, in the aggregate, would not have a Material Adverse Effect on the Company or prevent the consummation of any of the transactions contemplated hereby.

             (g) COMPLIANCE WITH APPLICABLE LAWS. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits") and are in compliance with the terms thereof, except where the failure to hold any such Company Permits or to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent the consummation of any of the transactions contemplated hereby. The conduct by the Company and its Subsidiaries of their respective businesses has been in compliance with all applicable Laws, with such exceptions as would not have, individually or in the aggregate, a Material Adverse Effect on the Company. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, has been threatened which would have, individually or in the aggregate, a Material Adverse Effect on the Company or prevent the consummation of any of the transactions contemplated hereby.

             (h) LITIGATION. Except as set forth on SCHEDULE 3.1(H) or disclosed in the Company SEC Documents, as of the date hereof and at and as of the Closing Date, there is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company ("Company Litigation") the loss of which would have, individually or in the aggregate, a Material Adverse Effect on the Company, nor is there any material judgment, decree, unfunded settlement, award, temporary restraining order, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company ("Company Order") that would have, individually or in the aggregate, a Material Adverse Effect on the Company.

             (i)  TAXES.

                  (i) Each of the Company, its Subsidiaries and any affiliated, combined or unitary group of which any such corporation is or was a member (A) has duly filed all material tax returns, reports, declarations, estimates, information returns and statements ("Tax Returns") required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and such Tax Returns are true, correct and complete in all material respects; (B) has duly paid in full (or the Company has paid on its behalf) or made adequate provision in the Company's accounting records for all taxes for all past and current periods for which the Company or any of its Subsidiaries is liable; and (C) has complied in all material respects with all applicable laws, rules, and regulations relating to the payment and withholding of taxes and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. The most recent financial statements contained in the Company SEC Documents reflect adequate reserves for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. SCHEDULE 3.1(I) sets forth the last taxable period through which the federal income tax returns of the Company and any of its Subsidiaries have been examined by the Internal Revenue Service or otherwise closed. All deficiencies asserted as a result of such examinations and any examination by any applicable state, local or foreign taxing authority which have not been or will not be appealed or contested in a timely manner have been paid, fully settled or adequately provided for in the most recent financial statements contained in the Company SEC Documents. Except as set forth on SCHEDULE 3.1(I), no federal, state, local or foreign tax audits or other administrative proceedings or court proceedings are currently pending with regard to any federal, state, local or foreign taxes for which the Company or any of its Subsidiaries would be liable, and no deficiencies for any such taxes have been proposed, asserted or assessed, or to the best knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries pursuant to such examination of the Company or any of its Subsidiaries by such federal, state, local or foreign taxing authority with respect to any period. Except as set forth on SCHEDULE 3.1(I), no requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending and neither the Company nor any of its Subsidiaries has executed (or will execute prior to the Effective Time) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign income tax law that relates to the assets or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of liability for any taxes. The Company has made available to Newco complete and accurate copies of all income and franchise Tax Returns and all other material Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for the taxable years ending on or prior to December 31, 1997. Except as set forth on SCHEDULE 3.1(I), neither the Company nor any of its Subsidiaries has made any payments subject to
Section 280G of the Code, or is obligated to make any such payments that will not be deductible under Section 280G of the Code, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. As used in this Agreement the term "taxes" includes all federal, state, local and foreign or other taxing authority income, franchise, property, sales, use, ad valorem, payroll, social security, unemployment, assets, value added, withholding, excise, severance, transfer, employment, alternative or add-on minimum and other taxes, charges, fees, levies, imports, duties, licenses or other assessments including without limitation obligations for withholding taxes from payments due or made to any other person, together with any interest, penalties or additional amounts imposed by any taxing authority or additions to tax.

             (j) PENSION AND BENEFIT PLANS; ERISA.

                (i) For purposes of this Agreement, the term "Plan" shall refer to any of the following maintained by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates (as defined below), or with respect to which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates contributes or has any obligation to contribute or has any liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement): any plan, program, arrangement, agreement or commitment, whether written or oral, which is an employment, consulting, deferred compensation or change-in-control agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, change-in-control, life, health, disability or accident insurance plan, or other employee benefit plan, program, arrangement, agreement or commitment, whether written or oral, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). SCHEDULE 3.1(J)(I) sets forth each employment agreement with a person who is entitled to receive at least $100,000 per year from the Company or any of its Subsidiaries (other than employment agreements terminable without material liability (not otherwise disclosed) on not more than sixty (60) days' notice).

                     (ii) SCHEDULE 3.1(J)(II) identifies each "employee benefit plan" as defined in Section 3(3) of ERISA that the Company, its Subsidiaries or any of their respective ERISA Affiliates maintains or contributes to. None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has maintained or contributed to any of the following during the three years immediately preceding the date of this
Agreement:

                           (A) a defined  benefit  plan  subject  to  Title  IV
of ERISA;

                           (B) a "Multiemployer plan" as defined in Section 4001
 of ERISA;

                           or

                           (C) a  "Multiple  Employer  Plan"  as  that  term  is
defined in Section 413(a) of the Code.

                     (iii)  No  event  has   occurred   and  no   condition   or
circumstance currently exists, in connection with

which the Company, any of its Subsidiaries, their respective ERISA Affiliates or any Plan, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law applicable to any Plan which would be reasonably likely to have a Material Adverse Effect on the Company.

                     (iv) With respect to each Plan, (A) all material payments due from the Company or any of its Subsidiaries to date have been made and all material amounts that should be accrued (in accordance with GAAP) as liabilities of the Company or any of its Subsidiaries which have not been paid have been properly recorded on the books of the Company, (B) each such Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has either received a favorable determination letter from the Internal Revenue Service with respect to such qualifications as of the date specified in SCHEDULE 3.1(J)(IV) or has filed for such a determination letter with the Internal Revenue Service within the time permitted under Rev. Proc. 95-12 (December 29, 1994), 1995-3 IRB 24, and nothing has occurred since the date of such letter that has resulted in or could reasonably be expected to result in a tax qualification defect which would have a Material Adverse Effect on the Company, and (C) there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the Company's knowledge, threatened with respect to such Plan or against the assets of such Plan.

             (v) Except as disclosed in SCHEDULE 3.1(J)(V), each Plan has been operated and administered in accordance with its terms and in compliance with applicable ERISA provisions and the Code, except where any such non-compliance could not reasonably be expected to have a Material Adverse Effect on the Company.

             (vi) Neither the Company nor any of its ERISA Affiliates, nor to the knowledge of the Company or any of its ERISA Affiliates, any other "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to a Plan has breached the fiduciary rules of ERISA or engaged in a prohibited transaction which could subject the Company or any of its Subsidiaries to any tax or penalty imposed under Section 4975 of the Code or Section 502(i), (j), or (l) of ERISA, where any such breach, tax or penalty could reasonably be expected to have a Material Adverse Effect on the Company.

             (vii) All reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Plan, except where any failure to satisfy such obligations could not reasonably be expected to have a Material Adverse Effect on the Company.

             (viii) Each Plan which is subject to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the Health Insurance Portability and Accountability Act ("HIPAA") has been maintained in compliance with COBRA and HIPAA, including all notice requirements, and no tax payable on account of Section 4980B or any other section of the Code has been or is expected to be incurred with respect to any Plan, except where any such noncompliance or tax could not reasonably be expected to have a Material Adverse Effect on the Company.

             (ix) The Company has made available to Newco, with respect to each Plan for which the following exists:

                          (A) a  copy  of  the  most  recent  annual  report  on
Form 5500, with respect to such Plan including any Schedule B thereto;

                          (B) the  most  recent  determination  letter  from the
Internal Revenue Service, if any;

                          (C) a copy of the Summary Plan Description, together with each Summary of Material Modifications with respect to such Plan and, unless the Plan is embodied entirely in an insurance policy to which the Company or any of its Subsidiaries is a party, a true and complete copy of such Plan; and

                           (D) if the Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof.

             (x) Except as disclosed in the Company SEC Documents or as required by this Agreement, neither the Company nor any of its Subsidiaries has any announced plan or legally binding commitment to create any additional material Plans or to make any material amendment or modification to any existing Plan, except as required by law or as necessary to maintain tax-qualified status.

             (xi) The Company and its ERISA Affiliates have complied in all respects with all Laws relating to the hiring and retention of all employees, leased employees and independent contractors relating to wages, hours, Plans, equal opportunity, collective bargaining and the payment of social security and other taxes, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect on the Company.

             (xii) Notwithstanding anything else set forth herein, neither the Company nor any Subsidiary of the Company has incurred any liability with respect to any Plan under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable Law (other than the liability attributable to the provision of benefits under the Plans), which has not been satisfied in full, and no event has occurred, and there exists no condition or set of circumstances which could result in the imposition of any liability under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable Law with respect to any of the Plans, which liability would, individually or in the aggregate, have a Material Adverse Effect on the Company.

             (xiii) Except as disclosed in SCHEDULE 3.1(J)(XIII), no Plan, other than a Plan which is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides material benefits, including without limitation death, health or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Subsidiary of the Company beyond their retirement or other termination of service with the Company or such Subsidiary (other than (A) coverage mandated by applicable law, (B) deferred compensation benefits properly accrued as liabilities on the books of the Company, or (C) benefits the full cost of which is borne by the current or former employee (or his beneficiary)).

             (xiv) Except as set forth on SCHEDULE 3.1(J)(XIV), the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee or officer of the Company or any Subsidiary to material severance pay, unemployment compensation or any other payment, or (B) accelerate the time of payment or vesting, or materially increase the amount of compensation due any such employee or officer.

             (xv) For purposes of this Section 3.1(j), ERISA Affiliates include each corporation that is a member of the same controlled group as the Company or any of its Subsidiaries within the meaning of Section 414(b) of the Code, any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries within the meaning of Section 414(c) of the Code and any member of an affiliated service group that includes the Company, any of its Subsidiaries and any of the corporations, trades or business described above, within the meaning of Section 414(m) of the Code.

             (k) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1998 and except as disclosed in SCHEDULE 3.1(K) or the Company SEC Documents, (i) each of the Company and its Subsidiaries has conducted its business, in all material respects, only in the ordinary course and in a manner consistent with past practice (except in connection with the negotiation and execution and delivery of this Agreement), (ii) no event has occurred that would have been prohibited by the terms of Section 4.2 had the terms of such Section been in effect as of and at all times since September 30, 1998, (iii) there has been no material change by the Company in its accounting methods, principles or practices and (iv) other than any event relating to the economy or securities markets in general, there has not been any event or events (whether or not covered by insurance), individually or in the aggregate, having, or that would be reasonably expected to have, a Material Adverse Effect on the Company.

             (l) NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, other than (i) liabilities reflected in the Company's financial statements (together with the related notes thereto) filed with the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1998, (ii) liabilities under this Agreement or for professional fees and expenses in connection with the transactions contemplated hereby and (iii) liabilities that have occurred in the ordinary course of business since September 30, 1998.

             (m) OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of BT Alex. Brown Incorporated (the "Financial Advisor") dated March 2, 1999 to the effect that, as of such date, the Merger Consideration to be received by the holders of Company Common Stock in the Merger (other than Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS") or its affiliates) is fair from a financial point of view to such holders, and such opinion has not been withdrawn or materially and adversely modified. True and complete copies of all agreements and understandings between the Company and the Financial Advisor relating to the transactions contemplated by this Agreement have been provided by the Company to Newco.

             (n) VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary (under applicable Law or otherwise) to adopt this Agreement.

             (o) ENVIRONMENTAL MATTERS. Except as set forth in the Company SEC Documents, (i) the assets, properties, businesses and operations of the Company and its Subsidiaries are in compliance with applicable Environmental Laws (as defined herein), except for such non-compliance which has not had and will not have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) the Company and its Subsidiaries have obtained and, as currently operating, are in compliance with all Company Permits necessary under any Environmental Law for the conduct of the business and operations of the Company and its Subsidiaries in the manner now conducted except for such non-compliance which has not had and will not have, individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) neither the Company nor any of its Subsidiaries nor any of their respective assets, properties, businesses or operations has received or is subject to any outstanding order, decree, judgment, complaint, agreement, claim, citation, notice or proceeding indicating that the Company or any of its Subsidiaries is or may be liable for a violation of any Environmental Law which liability would have, individually or in the aggregate, a Material Adverse Effect on the Company nor, to the knowledge of the Company, has any such order, decree, judgment, complaint, claim, citation, notice or proceeding been threatened. As used in this Agreement, the term "Environmental Law" means any law, regulation, decree, judgment, permit or authorization relating to works or public safety and the indoor and outdoor environment, including, without limitation, pollution, contamination, clean-up, regulation and protection of the air, water or soils in the indoor or outdoor environment.

             (p) BOARD RECOMMENDATION. The Board of Directors of the Company, at a meeting duly called and held, has by the unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the stockholders of the Company and has approved the same and (ii) resolved to recommend, subject to their fiduciary duties under applicable Law and Sections 5.2 and 5.11(b), that the holders of the shares of Company Common Stock approve and adopt this Agreement.

             (q) INTELLECTUAL PROPERTY. Except as set forth on SCHEDULE 3.1(Q), each of the Company and its Subsidiaries owns or has a valid right to use each trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design and copyright required, owned or used in connection with the operation of its businesses, including any registrations thereof and pending applications therefor, and each license or other contract relating thereto that is material to the conduct of its business (collectively, the "Company Intellectual Property"), except where the failure to own or have a right to use such property would not have, individually or in the aggregate, a Material Adverse Effect on the Company. All material Company Intellectual Property is set forth on SCHEDULE 3.1(Q). Except as set forth on SCHEDULE 3.1(Q), the use of the Company Intellectual Property by the Company or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other Person. Except as set forth on SCHEDULE 3.1(Q), the use of all Company Intellectual Property will not be adversely affected by the transactions contemplated in this Agreement. The Company is taking reasonable precautions to prevent disclosure of any confidential Company Intellectual Property.

             (r) INSURANCE. The Company and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company that are customary in all material respects for companies of similar size and financial condition in the Company's industry. Except as set forth on SCHEDULE 3.1(R), all such policies are in full force and effect, all premiums due thereon have been paid and the Company has complied with the provisions of such policies, except where such failure to be in full force and effect, such nonpayment or such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

Except as set forth on SCHEDULE 3.1(R), the Company has not been advised of any defense to coverage in connection with any material claim to coverage asserted or noticed by the Company under or in connection with any of its extant insurance policies. The Company has not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company and its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders.

             (s) LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiaries to bargain with any labor organization as to wages and conditions of employment. There is (i) no strike or material labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its ERISA Affiliates and (iii) to the knowledge of the Company, no union representation question existing with respect to the employees of the Company or its ERISA Affiliates.

             (t) CONTRACTS. Except as set forth on SCHEDULE 3.1(K), neither the Company nor any of its Subsidiaries is a party to any Contract required to be described in or filed as an exhibit to any Company SEC Document that is not described in or filed as required by the Securities Act or the Exchange Act, as the case may be. Except as set forth on SCHEDULE 3.1(K), and except for matters that would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) neither the Company nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Contract, (ii) to the knowledge of the Company, none of the other parties to any Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Contract and (iii) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any party to terminate any Contract whether as a termination for convenience or for default of the Company or any of its Subsidiaries thereunder.

             (u) AFFILIATED TRANSACTIONS. Except as set forth on SCHEDULE 3.1(U) or in the Company SEC Documents, no executive officer or director of the Company (or, to the Company's knowledge, any spouse of any such individual or any entity in which such individual owns a material beneficial interest) is a party to any agreement, contract, commitment, transaction or understanding with or binding upon the Company or any of its Subsidiaries or any of their respective assets or has any material interest in any material property owned by the Company or its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve months.

             (v) RIGHTS AGREEMENT AMENDMENT. The Company has entered into an amendment to the Rights Agreement (the "Rights Agreement Amendment") pursuant to which (i) the Rights Agreement and the Rights will not be applicable to the Merger, (ii) the execution of this Agreement and the consummation of the Merger shall not result in a "Distribution Date" under the Rights Agreement, (iii) consummation of the Merger shall not result in Newco or its affiliates being an "Acquiring Person," result in the occurrence of an event described in Section 14 of the Rights Agreement or otherwise result in the ability of any Person to exercise any material rights under the Rights Agreement or enable or require the Rights to separate from the shares of Company Common Stock to which they are attached and (iv) the Rights Agreement will expire immediately prior to the Effective Time.

         3.2 REPRESENTATIONS AND WARRANTIES OF NEWCO. Newco represents and warrants to the Company as of the date hereof (or such other date as shall be expressly specified) as follows:

             (a) ORGANIZATION, STANDING AND POWER. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect with respect to Newco. Newco has heretofore made available to the Company complete and correct copies of its certificate of incorporation and bylaws.

             (b) CAPITAL STRUCTURE. As of the date of this Amended and Restated Agreement, the authorized capital stock of Newco consists of (i) 100,000,000 shares of Newco Common Stock, ten shares of which have been validly issued and are fully paid, nonassessable and owned of record and beneficially by WCAS, free and clear of any Lien, (ii) 20,000,000 shares of preferred stock, par value $.01 per share ("Newco Preferred Stock") and (iii) 5,000,000 shares of Newco Class A Common Stock. No shares of Newco Preferred Stock or Newco Class A Common Stock are issued and outstanding.

             (c) AUTHORITY; NO VIOLATIONS; CONSENTS AND APPROVALS.

                 (i) Newco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Newco have been duly authorized by all necessary corporate action on the part of Newco. This Agreement has been duly executed and delivered by Newco and, assuming that such constitutes the valid and binding agreement of the Company, constitutes the valid and binding obligation of Newco enforceable in accordance with its terms and conditions except that the enforcement hereof may be limited by (A)
applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                 (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Newco will not (A) result in any Violation of any provision of the certificate of incorporation or bylaws of Newco or (B) result in any Violation of (1) any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, concession, franchise or license or (2) any Law applicable to Newco or its properties or assets, except in the case of clauses
(1) and (2), for any Violations that, individually or in the aggregate, would not have a Material Adverse Effect on Newco or prevent the consummation of any of the transactions contemplated hereby.

                 (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any Governmental Entity is required by or with respect to Newco in connection with its execution and delivery of this Agreement or the consummation by Newco of the transactions contemplated hereby, except for (A) filings under the HSR Act, (B) the filing with the SEC of such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws.

             (d) INFORMATION SUPPLIED. None of the information to be supplied by Newco specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of Company Common Stock or at the Meeting Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Meeting Date, any event with respect to Newco, or with respect to information supplied by Newco specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by Newco and provided to the Company. All documents that Newco is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, Newco makes no representation or warranty with respect to the information supplied or to be supplied by the Company for inclusion in the Proxy Statement.

             (e) BOARD RECOMMENDATION. The Board of Directors of Newco has determined by unanimous written consent that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the respective best interests of Newco and has approved the same. WCAS, the sole stockholder of Newco, has approved and adopted this Agreement.

             (f) FRAUDULENT CONVEYANCE. Assuming the accuracy of the representations and warranties of the Company set forth in this Agreement, Newco has no reason to believe that the financing to be provided to Newco to effectuate the Merger will cause (i) the fair salable value of the Surviving Corporation's assets to be less than the total amount that will be required to pay its existing liabilities (including known contingent liabilities), (ii) the Surviving Corporation not to be able to pay its existing liabilities (including known contingent liabilities) as they mature, or (iii) the Surviving Corporation to have an unreasonably small amount of capital with which to engage in its business activities.

             (g) INTERIM OPERATIONS OF NEWCO. Newco was formed on March 1, 1999 solely for the purpose of engaging in the transactions contemplated hereby.
Newco has engaged in no other business activities and has conducted its operations only as contemplated hereby. Except for (i) obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Newco has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

             (h) FINANCING. Newco has provided a binding commitment, in the form of a bid letter from WCAS to the Company dated February 26, 1999 (the "Equity and Bridge Commitment"), and has received binding written commitments, dated February 26, 1999, addressed to WCAS, from Chase Securities, Inc., The Chase Manhattan Bank, DLJ Capital Funding, Inc., Credit Suisse First Boston and Fleet National Bank (the "Debt Commitments"), and "highly confident" letters dated February 24, 1999, from Donaldson, Lufkin & Jenrette Securities Corporation and Chase Securities, Inc. (the "Highly Confident Letters"). Chase Capital Partners and WCAS have provided binding commitments in the form of commitment letters dated February 24, 1999 and March 1, 1999, respectively, to purchase from the Company pay-in-kind senior unsecured notes of the Company and Company Common Stock (the "PIK Investment Letters"). WCAS Capital Partners III, L.P. has provided binding commitment to provide certain bridge financing, in the form of a commitment letter dated February 26, 1999, from WCAS to the Company (the "Bridge Commitment"). Ferrer Freeman Thompson & Co., on behalf of Health Care Capital Partners L.P. and Health Care Executive Partners L.L.P. (collectively, "HCCP") has executed a subscription agreement with Newco pursuant to which HCCP has agreed to contribute to the equity capital of Newco (together with the Equity and Bridge Commitment, the Debt Commitments, the Highly Confident Letters and the PIK Investment Letters and the Bridge Commitment, the "Financing Commitments"). True and correct copies of the Financing Commitments have been furnished to the Company. The Financing Commitments have been obtained, subject to the terms and conditions of the Financing Commitments, to provide the financing necessary to pay the Merger Consideration pursuant to the Merger, to pay (or provide the funds for the Company to pay) all amounts contemplated by
Section 5.10 when due, to refinance any indebtedness or other obligation of the Company and its Subsidiaries which may become due as a result of this Agreement or any of the transactions contemplated hereby, and to pay all related fees and expenses (the financing necessary to provide such funds pursuant to the Financing Commitments being hereinafter referred to as the "Financing"), which Financing Commitments are in full force and effect as of the date of this Amended and Restated Agreement. It is the good faith belief of Newco, as of the date of this Amended and Restated Agreement, that the Financing will be obtained, and Newco shall use commercially reasonable efforts to obtain the Financing, including using commercially reasonable efforts to fulfill or cause the fulfillment of any of the conditions thereto. If the

Financing is not available, Newco shall use commercially reasonable efforts to obtain other financing (on terms no more burdensome in any material respect than those set forth in the Financing Commitments) to consummate the transactions contemplated hereby.

             (i) LITIGATION. As of the date hereof, there is no claim, suit, action or proceeding pending or, to the knowledge of Newco, threatened against Newco or any of its affiliates nor is there any material judgment, decree, unfunded settlement, award, temporary restraining order, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Newco or any of its affiliates that would have a Material Adverse Effect on Newco or prevent the consummation of any of the transactions contemplated by this Agreement.

             (j) OWNERSHIP OF SHARES. Except as set forth in the Schedule 13D filed by WCAS with the SEC on October 20, 1998, as amended on January 6, 1999, with respect to its ownership of certain shares of Company Common Stock and certain Company Debt, none of WCAS, HCCP, Newco or their affiliates beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) shares of Company Common Stock or any principal amount of Company Debt.

             (k) SOLVENCY. Newco hereby represents that Newco is now and since inception has been solvent and that it holds assets the current value of which exceed the current value of its debts.

             (l) CONTRIBUTION OBLIGATION. Newco has received the undertaking of its sole stockholder obligating the sole stockholder to contribute to the equity capital of Newco pursuant to the terms of a letter agreement delivered to the Company concurrently with Newco's execution and delivery of this Agreement.

                                    ARTICLE 4

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         4.1 AFFIRMATIVE COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time except as expressly contemplated or permitted by this Agreement or to the extent that Newco shall otherwise consent in writing, (i) the Company shall, and shall cause each of its Subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and
(ii) the Company shall, and shall cause each of its Subsidiaries to, use all reasonable efforts to preserve intact its present business organization and goodwill, maintain its rights and franchises and retain the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it.

       4.2 NEGATIVE COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time except as expressly contemplated or permitted by this Agreement or to the extent that Newco shall otherwise consent in writing:

             (a) the Company shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock (except for cash dividends paid to the Company and its wholly-owned Subsidiaries with regard to the Company's Subsidiaries' capital stock), or set aside funds therefor, (ii) adjust, split, combine or reclassify any of its capital stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock, except as required by the terms of its securities outstanding or any Plan in effect on the date hereof, or set aside funds therefor;

             (b) other than in accordance with the Rights Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, (i) grant any options, warrants or other rights to purchase shares of capital stock, (ii) amend the terms of or reprice any Company Stock Option outstanding on the date of this Agreement or amend the terms of any Stock Option Plan, or (iii) except for shares issuable pursuant to Company Stock Options outstanding on the date of this Agreement, shares issuable upon conversion of the Company's 6% Convertible Subordinated Notes due 2001 and 4.5% Convertible Subordinated Notes due 2003 and issuances of capital stock of the Company's Subsidiaries to the Company or to a wholly-owned Subsidiary of the Company, issue, deliver, pledge, sell or otherwise encumber any shares of its capital stock, any Company Debt or any Subsidiary Debt, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company Debt or Subsidiary Debt;

             (c) the Company shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its certificate of incorporation or bylaws (or other organizational documents);

             (d) the Company shall not, and shall not permit any of its Subsidiaries to, (i) merge or consolidate with, or acquire any equity interest in, any corporation, partnership, association or other business organization, or enter into an agreement with respect thereto, except for (A) a merger of a wholly-owned Subsidiary of the Company with or into the Company or another wholly-owned Subsidiary of the Company, (B) the creation of a wholly-owned Subsidiary of the Company in the ordinary course of business or (C) investments in joint ventures not in excess of $5,000,000 in the aggregate, (ii) acquire or agree to acquire any material assets, except for (A) acquisitions involving the payment of consideration by the Company not in excess of $10,000,000 in the aggregate and (B) those acquisitions described on SCHEDULE 4.2(D), or (iii) make any loan or advance to, or otherwise make any investment in, any persons in excess of $5,000,000 in the aggregate, other than loans or advances to, or investments in, a wholly-owned Subsidiary of the Company existing on the date of this Agreement;

             (e) the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its material assets (including, without limitation, any capital stock or other ownership interest in any Subsidiary of the Company), other than sales or leases in the ordinary course of business consistent with past practice;

             (f) the Company shall not, and shall not permit any of its Subsidiaries (other than wholly-owned Subsidiaries acquired by the Company) to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

             (g) except for increases in the compensation (including, without limitation, salary, bonus and other benefits) of employees of the Company or its Subsidiaries (other than directors or executive officers) made in the ordinary course of business and consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to, except as may be required by applicable Law or pursuant to any of the Plans existing on the date of this Agreement, (i) enter into any new, or materially amend any existing, employment or severance or termination agreement with any director, officer or key employee or (ii) become obligated under any new Plan, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder;

             (h) the Company shall not, and shall not permit any of its Subsidiaries to, (i) assume or incur any indebtedness for borrowed money (except for lease obligations incurred in the ordinary course of business and consistent with the past practice or drawdowns by the Company under its existing revolving credit facility, if any, made in the ordinary course of business consistent with past practice), (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities or (iii) guarantee any debt obligations of any other Person (except obligations of wholly-owned Subsidiaries of the Company);

             (i the Company shall not, and shall not permit any of its Subsidiaries to, other than as required by the SEC, applicable Law or GAAP, make any material changes with respect to accounting policies, procedures and practices;

             (j the Company shall not, and shall not permit any of its Subsidiaries to, settle or compromise any claims or litigation involving payments by the Company or any of its Subsidiaries of more than $500,000 in any single instance or related instances, or that otherwise are material to the Company and its Subsidiaries, taken as a whole;

             (k the Company shall not, and shall not permit any of its Subsidiaries to, make any tax election, or take any tax position, except in the ordinary and usual course of business consistent with past practices;

             (l the Company shall not, and shall not permit any of its Subsidiaries to, enter into any license with respect to Intellectual Property unless such license is non-exclusive and entered into in the ordinary course consistent with past practice or in accordance with existing contracts or other agreements;

             (m the Company shall not, and shall not permit any of its Subsidiaries to, fail to use reasonable business efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it; and

             (n the Company shall not, and shall not permit any of its Subsidiaries to, agree to or make any commitment to, whether orally or in writing, take any actions prohibited by this Agreement.

                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS

         5.1 ACCESS TO INFORMATION.

             (a Upon reasonable notice, the Company shall, and shall cause each of its Subsidiaries to, afford access to the officers, employees, accountants, counsel and other representatives of Newco (including financing sources and their employees, accountants, counsel and other representatives), during normal business hours during the period prior to the Effective Time, to all of the Company's and its Subsidiaries' properties, books, leases, contracts, commitments, officers, employees, accountants, counsel, other representatives and records. The Confidentiality Agreements dated as of January 12, 1999 and March 24, 1999 between WCAS and the Company and HCCP and the Company, respectively (the "Confidentiality Agreements"), shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby or hereby.

             (b During the period prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, promptly furnish to Newco
(i) a copy of each report, schedule, registration statement and other document filed by it with the SEC, or received by it from the SEC, during such period, and (ii) all other information concerning its business, properties and personnel as Newco may reasonably request.

         5.2 NO SOLICITATION.

             (a From and after the date hereof, the Company will not, and will not authorize or (to the extent within its control) permit any of its officers, directors, employees, agents, affiliates and other representatives or those of any of its Subsidiaries (collectively, "Company Representatives") to, directly or indirectly, initiate, encourage or solicit (including by way of providing information) any prospective acquiror or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Company Acquisition Proposal (as hereinafter defined) from any Person or engage in any negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such proposal; PROVIDED, HOWEVER, that, notwithstanding any other provision of this Agreement, (i) the Company's Board of Directors may take and disclose to the stockholders of the Company a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act and (ii) following receipt from a third party, without any solicitation, encouragement or initiation, directly or indirectly, by the Company or any Company Representative, of a bona fide Company Acquisition Proposal, (x) the Company may engage in discussions or negotiations with such third party and may furnish such third party information concerning it, and its business, properties and assets if such third party executes a confidentiality agreement in reasonably customary form and (y) the Board of Directors of the Company may withdraw, modify or not make its recommendation referred to in
Section 5.11(b) or terminate this Agreement in accordance with Article 7, but in each case referred to in the foregoing clauses (i) and (ii), only to the extent that the Company's Board of Directors shall conclude in good faith based on the advice of the Company's outside counsel that such action is necessary in order for the Company's Board of Directors to act in a manner that is consistent with its fiduciary duties under applicable Law.

             (b The Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company or any Company Representatives with respect to any Company Acquisition Proposal existing on the date hereof.

             (c The Company will promptly (and in any event within 24 hours) communicate to Newco the terms and conditions of any Company Acquisition Proposal that it may receive and will keep Newco informed, as promptly as reasonably practicable, as to the status of any actions, including any discussions, taken pursuant to such Company Acquisition Proposal.

             (d As used in this Agreement, "Company Acquisition Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes one-third or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or one-third or more of the outstanding Company Common Stock, any tender offer or exchange offer that if consummated would result in any Person beneficially owning one-third or more of the outstanding Company Common Stock, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries whose business constitutes one-third or more of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole), other than the transactions contemplated by this Agreement.

         5.3 FEES AND EXPENSES.

             (a Except as otherwise provided in this Section 5.3 and except with respect to claims for damages incurred as a result of a material breach of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that the Company shall pay all costs and expenses in connection with the printing and mailing of the Proxy Statement, as well as all SEC filing fees related to the transactions contemplated hereby.

                 (b In the event of the termination of this Agreement (i) by Newco under Section 7.1(f), (ii) by the Company under Section 7.1(g) or (iii) by Newco under Section 7.1(h) if, and only if (in the case of termination by Newco under Section 7.1(h)) within 275 days after such termination, the Company enters into a definitive agreement with respect to a transaction proposed in a Company Acquisition Proposal that was submitted to the Company prior to the Company Stockholder Meeting and thereafter consummates such transaction with 462 days after such ter-
mination, then the Company shall (A) pay to Newco or its designee (provided that Newco is not in material breach of its obligations under this Agreement on the date of any such termination), a fee in the amount of $25,000,000 (the "Company Termination Fee"), in cash, by wire transfer of immediately available funds to an account designated by Newco and (B) reimburse Newco for the documented out-of-pocket fees and expenses reasonably incurred thereby in connection with this Agreement and the transactions contemplated hereby (including those which may be incurred in connection with enforcing the terms of this Section 5.3) in an aggregate amount not in excess of $4,000,000 (the "Expenses"). The Company shall pay the Company Termination Fee to Newco on the day of termination of this Agreement (or in the case of clause (iii) above, on the date of consummation of such transaction). The Company shall reimburse the Expenses to Newco concurrently with, or after the payment of the Company Termination Fee but in no event prior to the delivery by Newco to the Company of a reasonably detailed statement of the Expenses and any supporting documentation reasonably requested by the Company.

         5.4  BROKERS OR FINDERS.

             (a) The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except for the Financial Advisor, whose fees and expenses will be paid by the Company in accordance with the Company's agreements with such firm (copies of which have been delivered by the Company to Newco prior to the date of this Agreement).

             (b) Newco  represents  that no agent,  broker,  investment  banker, financial advisor or other firm or person engaged by Newco is or will be entitled to receive from the Company any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except as set forth on SCHEDULE 5.4(B).

         5.5 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

         (a Newco agrees that all rights to indemnification existing in favor of the present or former directors, officers and employees of the Company (as such) or any of its Subsidiaries or present or former directors, officers and employees of the Company or any of its Subsidiaries serving or who served at the Company's or any of its Subsidiaries' request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, as provided in the Company's certificate of incorporation or bylaws, or the articles of incorporation, bylaws or similar documents of any of the Company's Subsidiaries and the indemnification agreements with such present and former directors, officers and employees as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time, shall survive the Merger and shall continue in full force and effect and without modification (other than modifications which would enlarge the indemnification rights) for a period of six years after the Effective Time, and the Surviving Corporation shall comply fully with its obligations hereunder and thereunder. Without limiting the foregoing, the Company shall, and after the Effective

Time, the Surviving Corporation shall periodically advance expenses as incurred with respect to the foregoing (including with respect to any action to enforce rights to indemnification or the advancement of expenses) to the fullest extent permitted under applicable Law; PROVIDED, HOWEVER, that the person to whom the expenses are advanced provides an undertaking (without delivering a bond or other security) to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

         (b The Company shall, and from and after the Effective Time, the Surviving Corporation shall, for a period of six years after the Effective Time, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses (including attorneys' fees), claims, damages, liabilities or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer, employee or agent of the Company or any of its Subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware law, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware law. In determining whether an Indemnified Party is entitled to indemnification under this Section 5.5, if requested by such Indemnified Party, such determination shall be made by special, independent counsel selected by the Surviving Corporation and approved by the Indemnified Party (which approval shall not be unreasonably withheld), and who has not otherwise performed services for the Surviving Corporation or its affiliates within the last three years (other than in connection with such matters). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain the Company's regularly engaged independent legal counsel or counsel satisfactory to them and reasonably satisfactory to the Company (or satisfactory to them and reasonably satisfactory to the Surviving Corporation after the Effective Time), and the Company (or after the Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties as promptly as statements therefor are received; and (ii) the Company (or after the Effective Time, the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent, which consent shall not unreasonably be withheld. In the event of any Claim, any Indemnified Party wishing to claim indemnification will promptly notify the Company (or after the Effective Time, the Surviving Corporation) thereof (provided that failure to so notify the Surviving Corporation will not affect the obligations of the Surviving Corporation except to the extent that the Surviving Corporation shall have been prejudiced as a result of such failure) and shall deliver to the

Company (or after the effective Time, the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL, but without any requirement for the posting of a bond. Without limiting the foregoing, in the event any such Claim is brought against any of the Indemnified Parties, such Indemnified Parties may retain only one law firm (plus one local counsel, if necessary) to represent them with respect to each such matter unless the use of counsel chosen to represent the Indemnified Parties would present such counsel with a conflict of interest, or the representation of all of the Indemnified Parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and the Company or the Surviving Corporation, as the case may be) may be retained by the Indemnified Parties at the cost and expense of the Company (or the Surviving Corporation) and the Company (or the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties. The Company (or the Surviving Corporation) shall use all reasonable efforts to assist in the vigorous defense of any such Claim, provided that the Company (or the Surviving Corporation) shall not be liable for any settlement effected without its written consent, which consent, however, shall not be unreasonably withheld. Notwithstanding the foregoing, nothing contained in this Section 5.5 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director, employee or agent of the Company under Delaware law, assuming for such purposes that the Company's certificate of incorporation and bylaws provide for the maximum indemnification permitted by law.

             (c For a period of six years after the Effective Time, the Surviving Corporation shall maintain officers' and directors' liability insurance and fiduciary liability insurance ("D&O Insurance") covering the persons described in paragraph (a) of this Section 5.5 (whether or not they are entitled to indemnification thereunder) who are currently covered by the Company's existing officers' and directors' or fiduciary liability insurance policies on terms no less advantageous to such indemnified parties than such existing insurance; PROVIDED that the Surviving Corporation will not be required to pay an annual premium therefor in excess of 200% of the last annual premium paid prior to the date hereof (the "Current Premium"); and, PROVIDED, FURTHER, that if the existing D&O Insurance expires, is terminated or canceled during the six-year period, the Surviving Corporation will use reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium on an annualized basis not in excess of 200% of the Current Premium.

             (d In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, proper provisions shall be made so that such Person assumes the obligations set forth in this Section 5.5.

             (e The Company will honor the indemnification agreements identified in SCHEDULE 5.5(E). The Company may, with the consent of Newco, enter into substantially similar indemnification agreements with other directors and officers of the Company.

             (f This Section 5.5, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the Company, the Surviving Corporation, and any Person referenced in this Section 5.5 or indemnified hereunder each of whom may enforce the provisions of this Section 5.5 (whether or not parties to this Agreement).

         5.6  REASONABLE EFFORTS.

             (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable Laws or otherwise, to consummate and make effective the transactions contemplated by this Agreement, subject, if applicable, to the Company Stockholder Approval, including cooperating fully with the other party or parties. The Company will use all reasonable efforts to obtain any consent from third parties necessary to allow the Company to continue operating its business as presently conducted as a result of the consummation of the transactions contemplated hereby.

             (b) In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the parties to this Agreement shall direct their respective officers and directors to take all such necessary action.

         5.7 PUBLICITY. The parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Merger or this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law (or stock exchange rules), in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

         5.8 HSR AND OTHER GOVERNMENTAL APPROVALS.

             (a Each party hereto shall file or cause to be filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") any notification required to be filed by their respective "ultimate parent" companies under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated in this Agreement. Such parties will use all reasonable efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by either of such agencies. Each of the parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives, on the one hand, and the FTC, the Antitrust Division or any other Governmental Entity or members or their respective staffs, on the other hand, with respect to the Merger, other than personal financial information filed therewith.

             (b Each party hereto shall cooperate and use its reasonable efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Newco or the Company or any of their respective affiliates in connection with the Merger or the taking of any other action contemplated by this Agreement; provided, however, that the Company and its respective affiliates shall not be required to divest of any assets in connection therewith.

             (c Each party hereto agrees to furnish the other with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entities, including without limitation any filings necessary under the provisions of the HSR Act.

             (d Without limiting the foregoing, the Company and its Board of Directors shall (i) use their commercially reasonable efforts to take all action necessary or otherwise reasonably requested by Newco to exempt the Merger from the provisions of any applicable takeover, business combination, control share acquisition or similar statute and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the Merger, use its commercially reasonable efforts to take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

         5.9 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt written notice to the other of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (b) the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to any of the party or parties receiving such notice.

         5.10 CONTINUATION OF EMPLOYEE BENEFITS.

              (a From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants described on SCHEDULE 5.10.

             (b In addition to honoring the agreements referred to in SCHEDULE 5.10, until the first anniversary of the Effective Time, the Surviving Corporation will not materially alter the ben-efits (including health benefits, severance policies and general employment policies and procedures) that are available to employees of the Company and its Subsidiaries on the date hereof. Nothing in this Section 5.10(b) shall be deemed to prevent the Surviving Corporation or any of its Subsidiaries from making any change required by applicable Law.

             (c To the extent permitted under applicable Law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its
Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, without limitation, for purposes of determining (i) short-term and long-term disability benefits, (ii severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan.

             (d This Section 5.10, which shall survive the consummation of the Merger at the Effective Time and shall continue without limit except as expressly set forth herein, is intended to benefit and bind the Company, the Surviving Corporation and any Person referenced in this Section 5.10, each of whom may enforce the provisions of this Section 5.10 whether or not parties to this Agreement. Except as provided in clause (a) above, nothing contained in this Section 5.10 shall create any beneficiary rights in any employee or former employee (including any dependent thereof) of the Company, any of its Subsidiaries or the Surviving Corporation in respect of continued employment for any specified period of any nature or kind whatsoever.

        5.11 PREPARATION OF THE PROXY STATEMENT; STOCKHOLDERS MEETING.

             (a As soon as practicable following the date of this Agreement, the Company shall prepare the Proxy Statement, and the Company shall prepare and file with the SEC the Proxy Statement. Newco will cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company any and all information regarding Newco and its affiliates as may be required to be disclosed therein. The Company will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the date of this Agreement. The Company and Newco agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company will as promptly as practicable notify Newco of (i) the receipt of any comments from the SEC and (ii) any request by the SEC for any amendment to the Proxy Statement or for additional information.

             (b The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Stockholders Meeting for the purpose of adopting this Agreement and approving the Merger. At the Stockholders Meeting, Newco shall cause all of the shares of Company Common Stock then owned by Newco or any of its affiliates to be voted in favor of the adoption of this Agreement and the approval of the Merger. The Company will, through its Board of Directors, recommend to its stockholders approval of the foregoing matters, as set forth in, and subject to, Section 3.1(p). Such recommendation, together with a copy of the opinion referred to in Section 3.1(m), shall be included in the Proxy Statement.

         5.12  SOLVENCY LETTER.

         Prior to the Effective Time, Newco shall cause the valuation firm which delivers a solvency letter (the "Solvency Letter") to the financial institutions providing the Financing Commitments (or, if no Solvency Letter has been provided thereto, a valuation firm reasonably acceptable to the Company) to have delivered to the Company a Solvency Letter addressed to the Board of Directors in form and substance reasonably acceptable thereto as to the solvency of the Surviving Corporation after giving effect to the Merger, the financing arrangements contemplated by Newco with respect to the Merger and the other transactions contemplated hereby (the "Solvency Letter Condition"). The parties hereto agree to cooperate with the firm delivering the Solvency Letter (the "Appraiser") in connection with the preparation of the Solvency Letter, including, without limitation, providing the Appraiser with any information reasonably available to them necessary for the Appraiser's preparation of the Solvency Letter. 5.13 RECAPITALIZATION. Each of the Company and Newco shall use all reasonable efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a recapitalization and such accounting treatment to be accepted by their respective accountants and by the SEC, and each of the Company and Newco agrees that it shall take no action that would reasonably be likely to cause such accounting treatment not to be obtained. In the event that Newco reasonably determines that it cannot account for the transactions contemplated by this Agreement as a recapitalization, the parties shall take all commercially reasonable actions to amend this Agreement to provide that not more than 7% of the outstanding Company Common Stock after giving effect to the transactions contemplated hereby shall be retained by the existing stockholders of the Company, substantially on the terms and conditions set forth in the Original Merger Agreement. The terms of this Agreement shall continue in effect in such amendment to the extent consistent with the revised transaction structure. Any terms required to be revised to accommodate such revised structure shall be reasonably acceptable to both parties hereto.

         5.14 OTHER ACTIONS. Except as expressly permitted by the terms of this Agreement, no party hereto will knowingly or intentionally take or agree or commit to take, nor will it permit any of its Subsidiaries to take or agree or commit to take, any action that is reasonably likely to result in any of its representations or warranties hereunder being untrue in any material respect.

                                    ARTICLE 6

                              CONDITIONS PRECEDENT

         6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, where permissible, by each party hereto prior to the Effective Time of the following conditions:

                 (a STOCKHOLDER APPROVAL. This Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon; provided that Newco shall, and shall cause its affiliates to, vote all shares of

Company Common Stock owned by Newco or any of its affiliates in favor of the adoption of this Agreement.

             (b HSR Act and other approvals. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, the approvals listed on Schedule 3.1(c)(iii) shall have been obtained and no restrictive order or other requirements shall have been placed on the Company, Newco or the Surviving Corporation in connection therewith.

             (c No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall use all reasonable efforts to have any such Injunction vacated.

             (d Statutes. No statute, rule, order, decree or regulation shall have been enacted, promulgated or otherwise issued by any Governmental Entity which prohibits the consummation of the Merger.

        6.2 CONDITIONS TO OBLIGATIONS OF NEWCO. The obligations of Newco to effect the Merger are further subject to the following conditions, any or all of which may be waived in whole or in part by Newco, to the extent permitted by applicable Law:

             (a the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of the Company contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of the Company) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and Newco shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph;

             (b the Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Surviving Corporation (provided that any obligation the performance of which is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any nonperformance thereof) and Newco shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph; and

             (c Newco shall have obtained the Financing substantially on the terms contemplated by the Financing Commitments or alternative financing on terms no less favorable in any material respect than those set forth in the Financing Commitments, unless the failure to obtain the Financing was the result of a failure by Newco to perform any covenant or condition contained therein or herein or the inaccuracy of any representation or warranty of Newco.

         6.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the following conditions, any or all of which may be waived in whole or in part by the Company, to the extent permitted by applicable Law:

             (a the representations and warranties of Newco set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Newco contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of Newco) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the Company shall have received a certificate signed on behalf of Newco by the president of Newco to the effect set forth in this paragraph;

             (b Newco shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Surviving Corporation (provided that any obligation the performance of which is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any nonperformance thereof) and the Company shall have received a certificate signed on behalf of Newco by the president of Newco to the effect set forth in this paragraph;

             (c the Solvency Letter Condition; and

             (d Newco shall have obtained the Financing substantially on the terms contemplated by the Financing Commitments or alternative financing on terms no less favorable in any material respect than those set forth in the Financing Commitments.

                                    ARTICLE 7

                            TERMINATION AND AMENDMENT

         7.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company:

             (a by mutual written consent of the Company and Newco;

             (b by Newco or the Company if any court of competent jurisdiction in the United States or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

             (c by Newco or the Company if the Effective Time shall not have occurred on or before August 31, 1999 (the "Termination Date"), provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

             (d by Newco, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct in any material respect when made or have since become, and at the time of termination remain, untrue or incorrect in any material respect, or (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations under this Agreement (other than as a result of a breach by Newco of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation shall continue unremedied for ten days after the Company has received written notice from Newco of the occurrence of such failure or breach (provided that in no event shall such ten-day period extend beyond the Termination Date);

             (e by the Company if (i) any of the representations and warranties of Newco contained in this Agreement shall fail to be true and correct in any material respect when made or have since become, and at the time of termination remain, untrue or incorrect in any material respect, or (ii) Newco shall have breached or failed to comply in any material respect with any of its obligations under this Agreement (other than as a result of a breach by the Company of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation shall continue unremedied for ten days after Newco has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such ten-day period extend beyond the Termination Date);

             (f by Newco if the Board of Directors of the Company shall have withdrawn or modified, in any manner which is materially adverse to Newco, its recommendation or approval of this Agreement and the Merger;

             (g by the Company, if in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the Board of Directors of the Company determines that such termination is required by reason of a Company Acquisition Proposal being made; provided that the Company shall notify Newco promptly of its intention to terminate this Agreement or enter into a definitive agreement with respect to any Company Acquisition Proposal, and provided further that the Company may not effect such termination pursuant to this Section 7.1(g) unless the Company has contemporaneously with such termination tendered payment to Newco, or its designee, of the Company Termination Fee pursuant to Section 5.3; and

             (h by Newco or the Company if the Company fails to obtain the Company Stockholder Approval at the Stockholder Meeting (or any adjournment thereof).

         7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of any party hereto or their respective affiliates, officers, directors or stockholders, except (a) the last sentence of Section 5.1(a), Section 5.3, this Section 7.2 and Article 8 shall survive such termination, and (b) no such termination shall relieve any party from liability for a breach of any term or provision hereof. The Confidentiality Agreements shall remain in full force and effect following any termination of this Agreement.

         7.3 AMENDMENT. This Agreement may be amended, modified or supplemented, only by written agreement of Newco and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after the Company Stockholder Approval, no term or condition contained in this Agreement shall be amended or modified in any manner that by Law requires further approval by the stockholders of the Company without so obtaining such further stockholder approval.

         7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed (a extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                    ARTICLE 8

                               GENERAL PROVISIONS

         8.1 NONSURVIVAL OF COVENANTS AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the covenants and agreements contained in Article 2, Section 5.3, Section 5.5, Section 5.10 and any other covenant or agreement that contemplates performance after the Effective Time.

         8.2 CONFIDENTIALITY AGREEMENTS. The Confidentiality Agreements shall survive the execution and delivery of this Agreement or any termination of this Agreement, and the provisions of the Confidentiality Agreements shall apply to all information and material delivered by any party hereunder.

         8.3 NOTICES. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, delivered by nationally recognized overnight courier or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, delivered by nationally recognized overnight courier or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

          (a     if to Newco, to:

                 Yankee Acquisition Corp.
                 c/o Welsh, Carson, Anderson & Stowe VIII, L.P.
                 320 Park Avenue, Suite 2500 New York, New York 10022-6815
                 Attn: Paul B. Queally Facsimile: 212/893-9566

                 with copies to:

                 Reboul, MacMurray, Hewitt, Maynard & Kristol
                 45 Rockefeller Plaza New York, New York 10111
                 Attn: Robert A. Schwed Facsimile: 212/841-5725

          (b     if to the Company, to:

                 Concentra Managed Care, Inc.
                 5080 Spectrum Drive, Suite 400, West Tower Addison, Texas 75248
                 Attn: Richard A. Parr II Facsimile: 972/387-1938

                 and

                 Concentra Managed Care, Inc.
                 312 Union Wharf Boston, Massachusetts 02109
                 Attn: Daniel J. Thomas Facsimile: 617/367-8519

                 with a copy to:

                 Vinson & Elkins L.L.P. 2001 Ross Avenue, Suite 3700 Dallas, Texas 75201
                 Attn: Jeffrey A. Chapman Facsimile: 214/999-7797

          (c     if to the Special Committee, to:

                 Hon. Willis D. Gradison Patton Boggs LLP
                 2550 M Street, N.W. Washington, D.C. 20037-1350
                 Facsimile: 202/457-8315

                 and

                 George H. Conrades Polaris Venture Partners
                 1000 Winter St., Suite 3350 Waltham, Massachusetts 02451

                 Facsimile: 781/290-0880

                 with a copy to:

                 Ropes & Gray One International Place
                 Boston, Massachusetts 02110
                 Attn: David C. Chapin
                 Facsimile: 617/951-7050

         8.4 INTERPRETATION. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is made available.

         8.5 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when two counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

         8.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in Section 5.5 and Section 5.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         8.7 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

         8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         8.9 EFFECTIVENESS. This Agreement shall not become effective until such time as this Agreement has been executed and delivered by each of the parties thereto.

         8.10 REFERENCE; NO WAIVER. Any reference in this Agreement to the "date hereof," the "date of this Agreement" or the "date of execution of this Agreement" shall be deemed to refer to March 2, 1999, the date of the Original Merger Agreement, but any reference to the "date of this Amended and Restated Agreement" or the "date of execution of this Amended and Restated Agreement" shall refer to the date first written above. The parties' execution and delivery of this Agreement shall not constitute a waiver of any rights that either of the parties hereto may have by reason of any event, condition, misrepresentation or breach of covenant of the Original Merger Agreement having occurred prior to the date of execution and delivery of this Agreement whether or not known to any or all of the parties hereto.

               [The Remainder Of This Page Is Intentionally Blank]

         In witness whereof, the parties hereto have caused this Amended and Restated Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of March 24, 1999.

                                         NEWCO:

                                         YANKEE ACQUISITION CORP.

                                         By:              /s/ Paul B. Queally
                                                          -------------------

                                                             Paul B. Queally
                                                             President

                                         COMPANY:

                                         CONCENTRA MANAGED CARE, INC.

                                         By:                /s/ Daniel J. Thomas
                                                            --------------------

                                                             Daniel J. Thomas
                                                             President and Chief
                                                             Executive Officer

                                                                     APPENDIX B

                   [LETTERHEAD OF BT ALEX. BROWN INCORPORATED]


                                  March 2, 1999

Board of Directors and
  Special Committee of the Board of Directors
Concentra Managed Care, Inc.
312 Union Wharf

Boston, Massachusetts 02105

Members of the Board and Special Committee:

         BT Alex. Brown Incorporated ("BT Alex. Brown") has acted as financial advisor to Concentra Managed Care, Inc. ("Concentra") in connection with the proposed transaction involving Concentra and Welsh, Carson, Anderson & Stowe VIII, L.P. ("Welsh Carson") pursuant to the Agreement and Plan of Merger, dated as of March 2, 1999 (the "Merger Agreement"), between Yankee Acquisition Corp., a wholly owned subsidiary of Welsh Carson ("Newco"), and Concentra, which provides, among other things, for the merger of Newco with and into Concentra (the "Merger"). As set forth more fully in the Merger Agreement, as a result of the Merger, each outstanding share of the common stock, par value $0.01 per share, of Concentra (the "Concentra Common Stock") will be converted into either
(i) the right to retain, at the election of the holder thereof, one share of Concentra Common Stock (the "Stock Consideration") or (ii) the right to receive $16.50 in cash (the "Cash Consideration" and, together with the Stock Consideration, the "Merger Consideration"), subject to certain proration procedures (as to which we express no opinion) more fully specified in the Merger Agreement. The Merger Agreement provides that the aggregate number of shares of Concentra Common Stock to be converted into the Stock Consideration at the effective time of the Merger will be 1,854,500. The Merger Agreement further provides for the possible restructuring of the Merger in order to achieve recapitalization accounting treatment as a merger in which each share of Concentra Common Stock outstanding immediately prior to the effective time of the Merger would be converted into the right to receive only the Cash Consideration.

         You have requested BT Alex. Brown's opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Concentra Common Stock (other than Welsh Carson or its affiliates).

Board of Directors and
  Special Committee of the Board of Directors
Concentra Managed Care, Inc.
March 2, 1999
Page 2

         In connection with BT Alex. Brown's role as financial advisor to Concentra, and in arriving at its opinion, BT Alex. Brown has reviewed certain publicly available financial and other information concerning Concentra and certain internal analyses and other information furnished to or discussed with it by Concentra and its advisors. BT Alex. Brown has also held discussions with members of the senior management of Concentra and Welsh Carson regarding the business and prospects of Concentra. In addition, BT Alex. Brown has (i) reviewed the reported prices and trading activity for Concentra Common Stock,
(ii) compared certain financial and stock market information for Concentra with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate. In connection with its engagement, BT Alex. Brown was authorized to approach, and held discussions with, certain third parties to solicit indications of interest with respect to the acquisition of Concentra.

         BT Alex. Brown has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Concentra or the pro forma company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, BT Alex. Brown has assumed and relied upon the accuracy and completeness of all such information and BT Alex. Brown has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Concentra. With respect to the financial forecasts and projections made available to BT Alex. Brown and used in its analyses, BT Alex. Brown has assumed that they have been prepared on bases reflecting reasonable estimates and judgments as to the matters covered thereby. In rendering its opinion, BT Alex. Brown expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. BT Alex. Brown's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

         For purposes of rendering its opinion, BT Alex. Brown has assumed that, in all respects material to its analysis, the representations and warranties of Concentra and Newco contained in the Merger Agreement are true and correct, Concentra and Newco will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Concentra and Newco to consummate the Merger will be satisfied without any waiver thereof. BT Alex. Brown has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regu-

Board of Directors and
  Special Committee of the Board of Directors
Concentra Managed Care, Inc.
March 2, 1999
Page 3

latory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Concentra or Newco is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Concentra or materially reduce the contemplated benefits of the Merger to Concentra. In addition, you have informed BT Alex. Brown, and accordingly for purposes of rendering its opinion BT Alex. Brown has assumed, that the Merger will be recorded as a recapitalization for financial reporting purposes. BT Alex. Brown is expressing no opinion as to the price at which the Concentra Common Stock will trade at any time.

         This opinion is addressed to, and for the use and benefit of, the Board of Directors and the Special Committee of the Board of Directors of Concentra and is not a recommendation to any stockholder as to the form of Merger Consideration to be elected by such stockholder or how such stockholder should vote with respect to matters relating to the proposed Merger. This opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to the holders of Concentra Common Stock (other than Welsh Carson or its affiliates), and BT Alex. Brown expresses no opinion as to the merits of the underlying decision by Concentra to engage in the Merger.

         BT Alex. Brown, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to Concentra in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger and a portion of which is payable upon delivery of this opinion. BT Alex. Brown and its affiliates have in the past provided financial services to Concentra and Welsh Carson unrelated to the proposed Merger, for which services BT Alex. Brown and its affiliates have received compensation. BT Alex. Brown maintains a market in Concentra Common Stock and regularly publishes research reports regarding the businesses and securities of Concentra and other publicly traded companies in the healthcare industry. In the ordinary course of business, BT Alex. Brown and its affiliates may actively trade or hold the securities and other instruments and obligations of Concentra for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities, instruments or obligations.

         Based upon and subject to the foregoing, it is BT Alex. Brown's opinion that, as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to the holders of Concentra Common Stock (other than Welsh Carson or its affiliates).

                                               Very truly yours,

                                               BT ALEX. BROWN INCORPORATED

                                                                     APPENDIX C

               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SS. 262. APPRAISAL RIGHTS.

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs
                  a. and b. of this paragraph; or

                      d. Any  combination  of the  shares of  stock,  depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the
         merger  or  consolidation   shall  not  consti-
         tute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After  determining the stockholders  entitled to an appraisal,  the

Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

CONCENTEA
MANAGED CARE, INC.


Message to our Customers from CEO Dan Thomas

Dear CONCENTRA Customer,

On March 3, 1999, Concentra Managed Care, Inc. announced our agreement to merge with Welsh. Carson, Anderson & Stows, a private investment firm based in New York. As a result of this merger, Welsh Carson will acquire all or substantially all of the remaining Concentra shares outstanding. We are very excited about Concentra's continued operation as an independent company under its current name and management.

Over the past several months, we have been evaluating various aspects of our business to identify ways in which we may continue to meet the demands of and improve the delivery of our services to our customers. The Welsh Carson merger is a crucial step in effecting the positive changes that we know are possible. This move will help us to meet our strategic objectives: to continue to maximize our value to customers, to increase the visibility of early intervention programs, to expand our technology and outcome development initiatives, and to increase the depth and breadth of our health services and network systems. It is our intention to capitalize on this opportunity to continue to integrate systems and products related to our past mergers, and to increase partnership activities with our customers to enhance the value of our services.

It is important for you to know that Welsh Carson is no stranger to the healthcare industry or to our Company. The Concentra management team is already acquainted with Welsh Carson through both personal experience and our professional backgrounds. This familiarity with the firm gives me great confidence that our new relationship will offer us the opportunity to invest more in our capabilities, With over $7 billion in private capital and a long and successful track record of investing in both healthcare and information services companies, Welsh Carson's experience and industry focus make them an optimal partner in helping Concentra maintain the highest level of care and quality for our patients and customers. Welsh Carson will also improve our ability to respond to the growing need of our customers for better outcome reporting.

I am confident that this new relationship will allow us to continue doing the right things to enhance our attractiveness to our customers as an effective partner and as a quality service provider. As always, our core commitments remain the same: customer service, comprehensive communication. technology investment and integration of systems and services. Our customer base has played an important role in helping Concentra build a strong foundation and excellent reputation as the leader in our industry. I want to thank you personally for your contributions, which have brought Concentra to this important threshold. I look forward to the great opportunities ahead for our company and for our customers as we successfully move forward as a leader with an even greater ability to effectively service the needs of our customers.

Best regards,

/s/ Daniel J. Thomas
--------------------
Daniel J. Thomas
President and Chief Executive Officer